Exhibit 10.1

FIRST AMENDMENT TO

FIFTH AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of March 3, 2020 (the “First Amendment Effective Date”) by and among (i) ICF INTERNATIONAL, INC., a Delaware corporation, ICF CONSULTING GROUP, INC., a Delaware corporation and certain other “Borrower” parties to the hereinafter defined Amended Loan Agreement from time to time (collectively, the “Borrowers”); (ii) the lenders party to the Amended Loan Agreement referred to below (the “Lenders”) and (iii) PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Amended Loan Agreement.

WITNESSETH:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to that certain Fifth Amended and Restated Business Loan and Security Agreement, dated as of May 17, 2017 (the “Loan Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Loan Agreement to, among other things: (i) add a new Term Facility in the original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000.00); (ii) increase the Swing Line Commitment Amount by Twenty-five Million and No/100 Dollars ($25,000,000.00) from Fifty Million and No/100 Dollars ($50,000,000.00) to Seventy-five Million and No/100 Dollars ($75,000,000.00); (iii) extend the stated Maturity Date; and (iv) modify certain definitions and certain covenants, all subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.     Definitions.     Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

2.     New Term Loans. Effective on the First Amendment Effective Date, the Term Facility Lenders shall make a new Term Loan to the Borrowers in the aggregate original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000.00). Each of the Term Facility Lenders shall advance its portion of the Term Loan on the First Amendment Effective Date (or, if applicable, concurrent with the Borrower’s satisfaction of all conditions precedent to advance thereof) in accordance with its respective Percentage of the Term Facility, after giving effect to this Amendment.

3.     Amendments to Credit Agreement. Effective on the First Amendment Effective Date, the Loan Agreement and each of the Exhibits and Schedules to the Loan Agreement are each hereby amended and modified as set forth in the form attached hereto as Exhibit A (as modified, amended or restated from time to time, the “Amended Loan Agreement”), and any term or provision of the Loan Agreement, such Exhibits and such Schedules which is different from that set forth in the Amended Loan Agreement shall be replaced and superseded in all respects by the terms and provisions of the Amended Loan Agreement.

4.     Representations and Warranties. Each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that after giving effect to this Amendment:

(a)     The representations and warranties of the Borrowers and Guarantors set forth in this Amendment, the Amended Loan Agreement and the other Loan Documents are true and correct in all respects in the case of representations and warranties qualified by materiality, and are true and correct in all material respects in the case of representations and warranties not qualified by materiality, in each case on and as of the date hereof as if made on and as of the date hereof (except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date);

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(b)     Each of this Amendment, the Amended Loan Agreement, the Notes, the Guaranty Agreement, the Membership Interest Assignments, each other amended or modified Loan Document and each other agreement contemplated hereby or thereby (collectively, the “Amendment Documents”): (i) if applicable, has been duly and validly executed and delivered by each Borrower and/or Guarantor party thereto, and (ii) constitutes legal, valid and binding obligations of each Borrower and/or Guarantor party thereto enforceable against such Borrower and Guarantor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(c)     Neither the execution and delivery of this Amendment and/or the other Amendment Documents, nor the consummation of the transactions contemplated hereby or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of: (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of any Borrower or Guarantor; or (ii) any Applicable Laws or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Borrower, any Guarantor or any of their respective Subsidiaries is a party or by which any Borrower or Guarantor or any of their respective Subsidiaries is bound or to which any Borrower or Guarantor is subject, or result in the creation or enforcement of any lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Borrower, Guarantor or any of their respective Subsidiaries (other than liens granted under the Loan Documents);

(d)     Neither the execution and delivery of this Amendment and/or the other Amendment Documents, nor the consummation of the transactions contemplated hereby or compliance with the terms and provisions hereof or thereof require any consent, approval exemption, order or authorization of, or registration, or filing with any Government or any other Person, except for those consents, approvals, exemptions, orders, authorizations, registrations or filings that have been obtained or made and for filings necessary to perfect the Administrative Agent's security interests in the Collateral;

(e)     No default or Event of Default exists or is continuing; and

(f)     Since September 30, 2019, no Material Adverse Effect has occurred.

5.     Conditions Precedent. The effectiveness of the amendments set forth herein is subject to the fulfillment, to the satisfaction of the Administrative Agent and its counsel, of the following conditions precedent:

(a)     On or before the First Amendment Effective Date:

(i)      Borrowers and Lenders shall have delivered, or caused to be delivered, to Administrative Agent the following, all of which shall be in form and substance satisfactory to the Administrative Agent and shall be duly completed and executed, if applicable:

(1)     this Amendment, the other Amendment Documents and all Lender Authorizations;

(2)     a certificate dated the First Amendment Effective Date and signed by the Secretary or an Assistant Secretary of each Borrower and Guarantor, certifying as appropriate as to: (a) all resolutions/consents adopted by such Borrower or Guarantor in connection with this Amendment, the other Amendment Documents and the other documents and instruments entered into in connection herewith and therewith and the transactions contemplated hereby and thereby; (b) the names of the authorized officers authorized to sign this Amendment, the other Amendment Documents and the other documents and instruments entered into in connection herewith and therewith and the transactions contemplated hereby and thereby and their true signatures; (c) copies of its organizational documents as in effect on the First Amendment Effective Date, certified by the appropriate state official where and to the extent that such documents are filed in a state office (or, with respect to the organizational documents of such Borrower or Guarantor, certifying that since the Closing Date (or, if later, the date such Borrower or Guarantor became a party to the Loan Documents) there have been no changes to such organizational documents of such Borrower or Guarantor), and (d) certificates from the appropriate state officials as to the continued existence and good standing of such Borrower and Guarantor in each state where organized or qualified to do business;

(3)     such lien searches with respect to the Borrowers and Guarantors requested by the Administrative Agent, the results of which are in form and substance satisfactory to the Administrative Agent;

(4)     customary written opinions of counsel addressing such matters as reasonably requested by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent;

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(5)     such other documents, resolutions, financial statements and certificates as the Administrative Agent or its counsel may have reasonably requested (if any) similar to those delivered on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(6)     an executed Certificate of Beneficial Ownership (if required by Applicable Law, i.e., the Borrowers are not exempt) from each Borrower and each Guarantor and such other documentation and other information requested in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and

(7)     a pro forma Quarterly Covenant Compliance/Non-Default Certificate setting forth compliance with the financial covenants described in Section 6.15 of the Amended Loan Agreement as of the First Amendment Effective Date.

(ii)     the Administrative Agent (for the benefit of the payees listed thereunder) shall have received from the Borrowers the fees payable on the First Amendment Effective Date as set forth in that certain Fee Letter dated as of February 11, 2020. The Administrative Agent shall promptly after receipt distribute the fees to the Persons entitled thereto under the Fee Letter.

(b)     No default or Event of Default shall have occurred and be continuing as of the date hereof or shall exist after giving effect to this Amendment.

6.	Affirmations; No Novation.

(a)     Each Borrower hereby: (i) ratifies and affirms all the provisions of the Loan Agreement and the Loan Documents, as amended hereby, (ii) agrees that (except as expressly set forth in this Amendment and the other Amendment Documents) the terms and conditions of the Loan Agreement and the other Loan Documents, including the security provisions set forth therein, shall remain unaltered and shall continue in full force and effect as supplemented and amended hereby and that all of its obligations thereunder shall be valid and enforceable, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, (iii) affirms and agrees that neither this Amendment, the Amended Loan Agreement, any other Amendment Document nor any other agreement executed in connection herewith nor any payment or reborrowing of any of the Obligations (as defined in the Loan Agreement) shall constitute a novation, or complete or partial termination of the Obligations under the Loan Agreement and/or the other Loan Documents as in effect prior to the First Amendment Effective Date; and (iv) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Amended Loan Agreement and/or the other Loan Documents or the enforcement of any of the terms or conditions thereto and agrees to be bound thereby and perform thereunder.

(b)     Without limiting the above, each Borrower hereby acknowledges and confirms that the guarantees and liens and security interests in favor of the Administrative Agent for the ratable benefit of the Lenders guaranteeing and securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations.

7.      Ratification; References; No Waiver.

(a)     Except as expressly amended by this Amendment and the other Amendment Documents, the Loan Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms and the execution, delivery and effectiveness of this Amendment and/or the other Amendment Documents shall neither operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Amended Loan Agreement or any of the other Loan Documents nor constitute a waiver of any default or Event of Default thereunder. On and after the First Amendment Effective Date, all references in the Loan Agreement to “this Agreement,” “hereof,” “hereto,” “hereunder” or words of like import referring to the Loan Agreement shall mean and be deemed to be references to the Amended Loan Agreement and all references in any of the Loan Documents to the Loan Agreement shall be deemed to be to the Amended Loan Agreement. The Borrowers and each Guarantor (by execution of the acknowledgement hereof) hereby confirm, affirm and re-grant to the Administrative Agent a security interest in all of the Collateral to secure the Obligations (including, without limitation, the Term Facility); it being expressly understood and agreed that such grant, re-grant and conveyance of a security interest in the Collateral is in confirmation of (and not replacement of) the grant and conveyance of a security interest in the Collateral which was previously made pursuant to or in accordance with the Loan Documents; that the liens created by such prior grant and conveyance of a security interest in the Collateral remain in full force and effect; and that the grant of and conveyance of a security interest in the Collateral pursuant hereto shall be in addition to and supplemental of such prior grant and conveyance. The Borrowers and Guarantors confirmation and re-grant of such security interest shall not in any way constitute a novation of the security interest granted to the Administrative Agent under the Loan Agreement and the other Loan Documents.

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(b)     Each Borrower and Guarantor acknowledges that (i) it has participated in the negotiation of this Amendment, and no provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; (ii) it had access to an attorney of its choosing in the negotiation of the terms of and in the preparation and execution of this Amendment, and it had the opportunity to review, analyze, and discuss with its counsel this Amendment, and the underlying factual matters relevant to this Amendment, for a sufficient period of time prior to the execution and delivery hereof; (iii) all of the terms of this Amendment were negotiated at arm's length; (iv) this Amendment was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the parties upon the others; and (v) the execution and delivery of this Amendment is the free and voluntary act of each Borrower and Guarantor.

(c)     On and after the effectiveness of this Amendment, this Amendment and each other Amendment Document shall for all purposes constitute a Loan Document.

8.     Release. Recognizing and in consideration of the Administrative Agent’s and the Lenders’ agreements set forth herein, each Borrower and each Guarantor (by execution of the acknowledgement hereof) hereby waives and releases the Administrative Agent, each of the Lenders and each of their respective Affiliates and officers, attorneys, agents, employees and advisors of such Persons and Affiliates (the “Released Parties”) from any and all losses, claims, damages, liabilities and related reasonable expenses (including the fees and expenses of counsel for such Released Parties) of any kind or nature whatsoever and howsoever arising that each Borrower and/or Guarantor ever had or now has against any of them through and including the date hereof arising out of or relating to any acts or omissions with respect to this Amendment, the other Amendment Documents, the Amended Loan Agreement, the Guaranty Agreement, the other Loan Documents or any other matters described or referred to herein or therein or related hereto or thereto; provided, however, that no Released Party (as applicable) is released from its obligations under the Loan Documents as amended hereby.

9.     Miscellaneous.

(a)     Counterparts; Integration. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment, the other Amendment Documents, the Amended Loan Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and thereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment.

(b)     Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(c)     Headings. The headings used herein are included for convenience only and shall not affect the interpretation of this Amendment.

(d)     Cost and Expenses. Contemporaneously herewith, the Borrowers shall, jointly and severally, pay all expenses as provided in Section 1.7(e) of the Amended Loan Agreement incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e)     Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

(f)     Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Borrowers, the Administrative Agent and the Lenders have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

BORROWERS:

ICF INTERNATIONAL, INC., a Delaware corporation

By: /s/ John Wasson

      Name:  John Wasson

      Title:    Chief Executive Officer and President

ICF CONSULTING GROUP, INC., a Delaware

corporation

By: /s/ Bettina G. Welsh

      Name:  Bettina G. Welsh

      Title:    Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender

and Lender, on behalf of itself and the other

Lender parties to this Agreement pursuant to

Lender Authorizations

By:           /s/ Eric H. Williams

Name:     Eric H. Williams

Title:       Senior Vice President

(Signature page to First Amendment to Fifth Amended and Restated Business Loan and Security Agreement)

The undersigned hereby jointly and severally acknowledge and agree (i) to the terms and provisions of the foregoing Amendment (including, without limitation, the representations, warranties and covenants of the Guarantors set forth therein, and the implementation of the new Term Facility, which shall, for all purposes, be considered “Guaranteed Debt” under the Guaranty Agreement); (ii) that no act, event or condition has occurred or exists which, with notice or the passage of time, or both, would constitute a default under the Loan Documents executed by the undersigned in connection with the Loans; and (iii) that each of the Loan Documents to which the undersigned is a party is in full force and effect in accordance with its terms, and the undersigned has no set-offs or defenses against any such Loan Document, as applicable, or the enforcement thereof.

GUARANTORS:

WITNESS:	ICF RESOURCES, L.L.C.

By: /s/ James E. Daniel	By: /s/ Bettina G. Welsh (SEAL)
Name: James E. Daniel	Name: Bettina G. Welsh
Title: Chief Financial Officer

WITNESS:	ICF INCORPORATED, L.L.C.

By: /s/ James E. Daniel	By: /s/ Bettina G. Welsh (SEAL)
Name: James E. Daniel	Name: Bettina G. Welsh
Title: Chief Financial Officer

WITNESS:	ICF JONES & STOKES, INC.

By: /s/ James E. Daniel	By: /s/ Bettina G. Welsh (SEAL)
Name: James E. Daniel	Name: Bettina G. Welsh
Title: Chief Financial Officer

WITNESS:	ICF MACRO, INC.

By: /s/ James E. Daniel	By: /s/ Bettina G. Welsh (SEAL)
Name: James E. Daniel	Name: Bettina G. Welsh
Title: Chief Financial Officer

WITNESS:	ICF NEXT, INC. (f/k/a OLSON + CO., INC.)

By: /s/ James E. Daniel	By: /s/ Bettina G. Welsh (SEAL)
Name: James E. Daniel	Name: Bettina G. Welsh
Title: Chief Financial Officer

WITNESS:	INCENTIVE TECHNOLOGY GROUP, LLC

By: /s/ James E. Daniel	By: /s/ Bettina G. Welsh (SEAL)
Name: James E. Daniel	Name: Bettina G. Welsh
Title: Chief Financial Officer

EXHIBIT A

Amended Loan Agreement

See attached

EXHIBIT A
FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED BUSINESS LOAN AND SECURITY
AGREEMENT
EXECUTION VERSION

CUSIP# 44925FAC0

FIFTH AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

dated as of May 17, 2017 (as amended by that certain First Amendment to Fifth Amended and Restated Business Loan and Security Agreement dated as of March 3, 2020),

by and among

ICF INTERNATIONAL, INC.,

ICF CONSULTING GROUP, INC. and other

"Borrower" parties hereto from time to time, as Borrowers,

PNC BANK, NATIONAL ASSOCIATION,

and certain other "Lender" parties hereto from time to time, as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

CITIZENS BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

and

PNC CAPITAL MARKETS LLC, CITIZENS BANK, N.A. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

CERTAIN DEFINITIONS		1
INTERPRETIVE PROVISIONS		25
ARTICLE 1 COMMITMENT		27
1.1	Maximum Loan Amount	27
1.2	Use of Proceeds	28
1.3	[Reserved]	28
1.4	Advances; Payments	29
1.5	Alternative Currency Loans; Loan Proceeds for Foreign Subsidiaries.	32
1.6	Reserved	33
1.7	Certain Fees	33
1.8	Increases to the Revolving Facility Commitment Amount	34
1.9	Appointment of the Primary Operating Company	36
1.10	Joinder of New Subsidiaries and Affiliates.	37
1.11	Voluntary Reductions of the Revolving Facility Commitment Amount	37
1.12	Successor LIBOR Rate Index	38
ARTICLE 2 LETTERS OF CREDIT		40
2.1	Issuance	40
2.2	Amounts Advanced Pursuant to Letters of Credit	41
2.3	Letter of Credit Fees	41
2.4	Documentation	41
2.5	Liability for Acts and Omissions	42
ARTICLE 3 SECURITY		42
3.1	Security Generally	42
3.2	Equity Interests of Subsidiaries and Affiliates	44
3.3	Guaranty	44
3.4	No Preference or Priority	44
ARTICLE 4 CONDITIONS TO THE LENDERS' OBLIGATIONS		44
4.1	Compliance with Law and Agreements; Third Party Consents	44
4.2	Financial Condition	44
4.3	Litigation/Bankruptcy	44
4.4	Opinion of Counsel	44
4.5	No Default	45
4.6	Documentation	45
4.7	Restatement/Closing Costs and Expenses	45
4.8	Closing Matters	45
4.9	Security Interests	46
4.10	Insurance	46
4.11	Due Diligence/Syndication	46
4.12	Other Deliveries	46
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		46
5.1	Existence and Qualification	46
5.2	Authority; Noncontravention	47
5.3	Financial Position	47
5.4	Payment of Taxes	47
5.5	Accuracy of Submitted Information; Omissions	47
5.6	Government Contracts/Government Subcontracts	48
5.7	No Defaults or Liabilities	49
5.8	No Violations of Law	49
5.9	Litigation and Proceedings	49
5.10	Security Interest in the Collateral	50
5.11	Principal Place of Business; Location of Books and Records	50
5.12	Fiscal Year	50
5.13	Pension Plans	50
5.14	O.S.H.A., ADA and Environmental Compliance	51

5.15	Intellectual Property	51
5.16	Existing or Pending Defaults; Material Contracts	52
5.17	Leases and Real Property	52
5.18	Labor Relations	52
5.19	Assignment of Contracts	52
5.20	Contribution Agreement	52
5.21	Registered Names	52
5.22	Ownership of the ICF Entities	52
5.23	Solvency	53
5.24	Foreign Assets Control Regulations, Etc.	53
5.25	Federal Reserve Regulations	53
5.26	Commercial Tort Claims	53
5.27	Letter of Credit Rights	53
5.28	Intercompany Debt	53
5.29	Survival of Representations and Warranties	54
5.30	EEA Financial Institution.	54
5.31	Margin Regulations	54
5.32	Beneficial Ownership	54
ARTICLE 6 AFFIRMATIVE COVENANTS		54
6.1	Payment of Loan Obligations	54
6.2	Payment of Taxes	54
6.3	Delivery of Financial and Other Statements	54
6.4	Maintenance of Records; Review by the Administrative Agent	55
6.5	Maintenance of Insurance Coverage	56
6.6	Maintenance of Property/Collateral; Performance of Contracts	56
6.7	Maintenance of Existence	56
6.8	Maintenance of Certain Deposit Accounts with the Administrative Agent	56
6.9	Maintenance of Management	56
6.10	Disclosure of Defaults, Etc.	57
6.11	Security Perfection; Assignment of Claims Act; Payment of Costs	57
6.12	Defense of Title to Collateral	58
6.13	Compliance with Law	58
6.14	Other Collateral Covenants	58
6.15	Financial Covenants of the Borrowers	59
6.16	Further Assurances	60
6.17	Beneficial Ownership	60
6.18	Substitute Notes	60
6.19	Keepwell	61
ARTICLE 7 NEGATIVE COVENANTS		61
7.1	Change of Control; Disposition of Assets; Merger	61
7.2	Margin Stocks	62
7.3	Change of Operations	62
7.4	Judgments; Attachments	62
7.5	Fiscal Year; Accounting Method	62
7.6	Material Adverse Effect	62
7.7	Indebtedness; Granting of Security Interests	63
7.8	Dividends; Loans; Advances; Investments and Similar Events	64
7.9	Sale and Leaseback	66
7.10	Material Subsidiaries	66
7.11	Lockbox Deposits	66
7.12	[Reserved]	66
7.13	[Reserved]	66
7.14	Anti-Terrorism Laws	66
ARTICLE 8 COLLATERAL ACCOUNT		67
ARTICLE 9 DEFAULT AND REMEDIES		67
9.1	Events of Default	67

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9.2	Remedies	69
ARTICLE 10 THE ADMINISTRATIVE AGENT; AGENCY		71
10.1	Appointment	71
10.2	General Nature of Administrative Agent's Duties	71
10.3	Exercise of Powers	71
10.4	General Exculpatory Provisions	73
10.5	Administration by the Administrative Agent	73
10.6	Lenders Not Relying on the Administrative Agent or Other Lenders	74
10.7	Indemnification	74
10.8	Administrative Agent in its Individual Capacity	75
10.9	Holders of Notes	75
10.10	Successor Administrative Agent	75
10.11	Additional Agents	76
10.12	Calculations	76
10.13	Funding by the Administrative Agent	76
10.14	Benefit of Article	78
10.15	Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	78
10.16	Replacement of Lenders	79
10.17	Defaulting Lenders.	79
Section 10.18	Certain ERISA Matters	91
ARTICLE 11 CERTAIN ADDITIONAL RIGHTS AND		83
11.1	Power of Attorney	83
11.2	Lockbox	83
11.3	Other Agreements	83
ARTICLE 12 MISCELLANEOUS		84
12.1	Remedies Cumulative	84
12.2	Waiver	84
12.3	Notices	84
12.4	Entire Agreement; Amendment and Restatement	86
12.5	Relationship of the Parties	86
12.6	Waiver of Jury Trial and Certain Damages	86
12.7	Submission to Jurisdiction; Service of Process; Venue	87
12.8	Changes in Capital Requirements; Increased Costs	87
12.9	Other Agents, Arrangers, Managers	88
12.10	Modification and Waiver	88
12.11	Transferability	88
12.12	Governing Law; Binding Effect	90
12.13	[Reserved]	90
12.14	Joint and Several Liability	90
12.15	Materiality	90
12.16	Reliance on the Administrative Agent	90
12.17	The Patriot Act	90
12.18	Counterparts	90
12.19	Taxes	91
12.20	Indemnity	92
12.21	Time	92
12.22	Publicity	93
12.23	Electronic Execution of Loan Documents	93
12.24	Internet Transmittal of Information.	93
12.25	Treatment of Certain Information; Confidentiality.	95
12.26	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	96
12.27	Acknowledgement Regarding any Supported QFCs.	96

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EXHIBITS

Exhibit 1	Request for Advance and Certification
Exhibit 1(a)	Request for Swing Line Loan Advance
Exhibit 2	LIBOR Election Form and Certification
Exhibit 3	LIBOR Interest Election Procedure and Requirements
Exhibit 4	[Reserved]
Exhibit 5	Quarterly Covenant Compliance/Non-Default Certificate
Exhibit 6	[Reserved]
Exhibit 7	Pricing Grid
Exhibit 8	Form of Assignment and Acceptance Agreement
Exhibit 9	[Reserved]
Exhibit 10	Incremental Facility Assumption Agreement
Exhibit 11	Lender Authorization

SCHEDULES

Schedule A	Borrowers
Schedule A-1	Guarantors
Schedule A-2	Material Foreign Subsidiaries
Schedule B	Permitted Foreign Bank Accounts
Schedule C	ICF Jones & Stokes Joint Venture Entities
Schedule D	Letter of Credit Issuer Sublimits
Schedule 1	Lender Commitments/Percentages
Schedule 2	Principal Places of Business/Books and Records Location(s)
Schedule 5.2	Conflicts
Schedule 5.3	Financial Statements
Schedule 5.6(a)	Government Contracts Constituting Material Contracts
Schedule 5.6(b)	Government Contract Compliance with Regulatory Requirements; Government Contract Defaults
Schedule 5.6(d)	Government Contract Terminations for Default
Schedule 5.6(e)	Government Contract Suspensions, Debarments, Etc.
Schedule 5.6(f)	Government Contract Investigations, Audits, Etc.
Schedule 5.9	Litigation and Proceedings
Schedule 5.11	Primary U.S. Business Locations
Schedule 5.13(a)	Under Funded Pension Plans
Schedule 5.13(b)	Non-Exempt ERISA Transactions
Schedule 5.13(c)	Terminated Pension Plans
Schedule 5.15(a)	Intellectual Property
Schedule 5.15(b)	Intellectual Property Royalty Payments
Schedule 5.16	Existing or Pending Defaults
Schedule 5.18	Labor Agreements
Schedule 5.22	Minority Shareholders
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 5.28	Intercompany Debt
Schedule 7.7(a)(ii)	Existing Unsecured Indebtedness
Schedule 7.7(a)(vii)	Secured Existing Indebtedness
Schedule 7.7(b)	Existing Liens
Schedule 7.8(c)	Existing Loans, Advances and/or Investments (including those to Non-Obligor Affiliates)

FIFTH AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDED AND RESTATED BUSINESS LOAN AND SECURITY AGREEMENT is executed as of May 17, 2017, and is by and among (i) PNC BANK, NATIONAL ASSOCIATION, acting in the capacity of a Term Facility Lender, Revolving Facility Lender, the Swing Line Lender and as the Administrative Agent for the Lenders; (ii) certain other "Lender" parties to this Fifth Amended and Restated Business Loan and Security Agreement from time to time; (iii) ICF INTERNATIONAL, INC., a Delaware corporation, ICF CONSULTING GROUP, INC., a Delaware corporation and certain other "Borrower" parties to this Fifth Amended and Restated Business Loan and Security Agreement from time to time; and (iv) PNC CAPITAL MARKETS LLC, CITIZENS BANK, N.A. and WELLS FARGO SECURITIES, LLC, acting in the capacity of joint lead arrangers.

W I T N E S S E T H T H A T:

WHEREAS, pursuant to the terms of a certain Fourth Amended and Restated Business Loan and Security Agreement dated as of May 16, 2014 (as heretofore amended, modified or restated from time to time, the "Existing Loan Agreement") by and among the Borrowers and certain of their affiliates, Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, as Administrative Agent, lender and swing line lender and certain other lenders party thereto from time to time, the lenders extended loans and other financial accommodations to the Borrowers and certain of their affiliates in the aggregate maximum principal amount of Four Hundred Million and No/100 Dollars ($400,000,000.00), as increased to Five Hundred Million and No/100 Dollars ($500,000,000.00) pursuant to that certain First Modification to Fourth Amended and Restated Business Loan and Security Agreement and other Loan Documents dated as of November 5, 2014;

WHEREAS, PNC Bank, National Association agreed to replace Citizens Bank of Pennsylvania as the administrative agent, and certain Lenders agreed to amend and restate, in its entirety, the Existing Loan Agreement in order to, among other things, increase the maximum principal amount of the Revolving Facility to an aggregate maximum principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00);

WHEREAS, additionally, the Administrative Agent and the Lenders agreed to certain structural modifications, making certain of the existing borrowers under the Existing Loan Agreement guarantors of the credit facility, and, as of the Closing Date (hereinafter defined), only retaining ICF International, Inc. and ICF Consulting Group, Inc. as borrowers hereunder (all as more particularly set forth herein); and

WHEREAS, the Borrowers have further requested, among other things, to renew the Revolving Facility and to make a new Two Hundred Million and No/100 Dollar ($200,000,000.00) term loan available to the Borrowers under the Term Facility.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:

CERTAIN DEFINITIONS

For the purposes of this Fifth Amended and Restated Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

"Account Debtor" shall mean any Person who is indebted to one (1) or more of the Borrowers for the payment of any Receivable.

"Accounts" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC, but excluding forms of obligations evidenced by Chattel Paper, or Instruments), (b) all rights in, to and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered in connection with any other transaction (whether or not yet earned by performance), (e) all "health care insurance receivables", as such term is defined in the UCC and (f) all collateral security of any kind, given by any Person with respect to any of the foregoing.

"ADA" shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

"Additional Base Rate Interest Margin" shall have the meaning attributed to such term in Section 1.4(b) of this Agreement and in Exhibit 7 attached to this Agreement.

"Additional Equity Stock" shall mean Equity Interests (including options, warrants or rights to purchase) of any ICF Entity issued to any Person on or after the Closing Date.

"Additional Libor Interest Margin" shall have the meaning attributed to such term in Section 1.4(b) of this Agreement and in Exhibit 7 attached to this Agreement.

"Administrative Agent" shall mean PNC Bank or any of its affiliates, acting in its capacity as administrative agent for the Lenders, or any successor administrative agent appointed pursuant to Section 10.10 of this Agreement.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or which owns, directly or indirectly, five percent (5%) or more of the outstanding Equity Interests of any Person.

"Affirmative Covenant" shall mean any affirmative covenant or similar undertaking or obligation made by the Borrowers set forth in this Agreement or in any other Loan Document.

"Agreement" or "Loan Agreement" shall mean this Fifth Amended and Restated Business Loan and Security Agreement, together with the schedules and exhibits attached hereto and any and all amendments or modifications of this Fifth Amended and Restated Business Loan and Security Agreement or the schedules and exhibits attached hereto.

“Alternate Source” shall have the meaning attributed to such term in the definition of “LIBOR Rate”.

"Alternative Currency" means Euro, Sterling (the lawful currency of the United Kingdom) and, solely with respect to the issuances of Letters of Credit, each other currency (other than Dollars) that is approved in accordance with The Interpretive Provisions Section of this Agreement.

“Alternative Currency Loan” means a Loan under the Revolving Facility made to a Borrower pursuant to this Agreement in an Alternative Currency.

"Americans with Disabilities Act" shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Anti-Corruption Laws” shall mean any and all laws, rules and regulations of any jurisdiction applicable to any and all ICF Entities from time to time concerning or relating to bribery or corruption, and shall include (without limitation) any Anti-Terrorism Law.

"Anti-Terrorism Law" shall mean any Applicable Law related to money laundering or financing terrorism, including without limitation, the Patriot Act, the Bank Secrecy Act and the Trading with the Enemy Act.

"Applicable Interest Rate" shall mean, as applicable and as of any particular date of determination, (a) the LIBOR Rate, plus the applicable Additional Libor Interest Margin, (b) the Base Rate, plus the applicable Additional Base Rate Interest Margin or (c) the Swing Line Rate, plus the applicable Additional Libor Interest Margin, as more particularly set forth in Section 1.4 of this Agreement and in Exhibit 7 attached to this Agreement. However, if at any time, the interest rate payable pursuant to this Agreement shall exceed the maximum rate of interest that may be charged under Applicable Law, then such interest rate payable hereunder shall equal the maximum rate of interest that may be charged under Applicable Law.

"Applicable Laws" shall mean any and all federal, state or local laws, ordinances, statutes, rules or regulations to which any ICF Entity, or the property of any ICF Entity is subject, whether domestic or international.

"Approved ESOP" shall have the meaning attributed to such term in Section 7.1(b) of this Agreement.

"Approved ESPP" shall have the meaning attributed to such term in Section 7.1(b) of this Agreement.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bank Secrecy Act" shall mean The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended.

"Base Rate" shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.00%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

"Blocked Person" shall mean any Person that (i) is described in Section 1 of the Anti-Terrorism Order (Executive Order No. 13224), (ii) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by the Office of Foreign Assets Control of the US Department of the Treasury ("OFAC"), (iii) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs and/or (iv) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act (50 U.S.C. Sections 1701 et seq.), as amended, the Trading With the Enemy Act or any other Applicable Law.

"Board" shall mean the Board of Governors of the Federal Reserve System.

"Borrower" and "Borrowers" shall mean, individually or collectively, as the context may require, one or more of the following ICF Entities: the Parent Company, the Primary Operating Company, and each other ICF Entity which, as of any date of determination, is a "Borrower" party to this Agreement and/or the other Loan Documents and has pledged all or substantially all of its assets as Collateral for the Loan (a list of such Borrowers, as of the Closing Date and as of the First Modification Closing Date, is set forth on Schedule A attached to this Agreement), but in no event shall “Borrower” or “Borrowers” include any Guarantor or Non-Obligor Affiliate.

"Business Day" shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday or a day on which commercial banks are authorized or required to be closed in the Commonwealth of Virginia or New York City; (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City, and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

"Capital Lease Obligations" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. To the extent that operating leases are required to be reflected on the balance sheet of the Borrowers in accordance with GAAP, the Borrowers operating leases will not be included in any calculation of Capital Lease Obligations.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

“Certificate of Beneficial Ownership” shall mean, for each Borrower, (i) a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower and (ii) with respect to any Lender, a certificate in form and substance acceptable to such Lender (as amended or modified by such Lender from time to time in its sole discretion), certifying, among other things, the “beneficial owner” (as defined in 31 C.F.R. § 1030.230) of such Borrower as determined by such Lender in accordance with the policies of such Lender.

“CFTC” shall mean the Commodity and Futures Trading Commission, and any successor thereto.

"Change of Control" means an event or series of events by which: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of any ICF Entity entitled to vote for members of the board of directors or equivalent governing body of such ICF Entity on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrowers by Persons who were neither (i) nominated by the board of directors of the Borrowers nor (ii) appointed by directors so nominated; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any ICF Entity, or control over the Equity Interests of any ICF Entity entitled to vote for members of the board of directors or equivalent governing body of such ICF Entity on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Equity Interests; or (d) the Parent Company shall cease to own and hold, legally and beneficially, one hundred percent (100%) of all of the issued and outstanding Equity Interests of the Primary Operating Company (other than as a result of an Approved ESOP or Approved ESPP).

"Chattel Paper" shall have the meaning attributed to such term by the UCC, and shall include "electronic chattel paper" and "tangible chattel paper", as such terms are defined in the UCC, whether now or hereafter existing.

“CIP Regulations” shall have the meaning attributed to such term in Section 10.6(d) of this Agreement.

"Closing" shall mean the initial settlement of the transactions or satisfaction of the conditions precedent contemplated by this Agreement.

"Closing Date" shall mean May 17, 2017, such date being also the date of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collateral" shall have the meaning attributed to such term in Section 3.1 of this Agreement, and shall also include any and all collateral pledged by the Guarantors under the other Loan Documents.

"Collateral Account" shall have the meaning attributed to such term in Article 8 of this Agreement.

"Commercial Contract" shall mean any written contract to which an ICF Entity is a party (other than a Government Contract or Government Subcontract) which gives rise or may give rise to Receivables.

"Commercial Tort Claims" shall have the meaning attributed to such term by the UCC, and shall include any and all claims now existing or hereafter arising in tort with respect to which (a) the claimant is an organization, or (b) the claimant is an individual and the claim (i) arose in the course of the claimant's business or profession, and (ii) does not include damages arising out of personal injury to or death of any individual.

"Commitment Amount" shall mean Eight Hundred Million and No/100 Dollars ($800,000,000.00); provided, however, that for purposes of making any calculation under this Agreement, the term "Commitment Amount" shall mean, as of any date of determination, an amount equal to the sum of (a) the Revolving Facility Commitment Amount, plus (b) the Term Facility Commitment Amount.

“Commodity Exchange Act” shall mean The Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

"Contribution Agreement" shall mean that certain Fifth Amended and Restated Contribution Agreement dated as of the Closing Date, by and among the Borrowers and Guarantors, and delivered by the Borrowers and Guarantors to the Administrative Agent prior to or simultaneously with their execution and delivery of this Agreement or a Joinder Agreement (as the case may be), together with any and all Administrative Agent-approved amendments and modifications thereof.

“Covered Party” has the meaning attributed to such term in Section 12.27 of this Agreement.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

"Defaulting Lender" shall mean any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, other than with respect to a good faith dispute as to whether a condition precedent therefor has been satisfied; (b) has notified the Borrowers and the Administrative Agent that it does not intend or expect to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, other than with respect to a good faith dispute as to whether a condition precedent therefor has been satisfied; (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, other than with respect to a good faith dispute as to whether a condition precedent therefor has been satisfied; or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Applicable Law for the relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

"Default Rate" shall mean, as of any date of determination, (a) with respect to any Loan, a per annum interest rate equal to the sum of the Applicable Interest Rate plus two percent (2.00%) and (b) with respect to any Letter of Credit, a per annum fee equal to two percent (2.00%) above the otherwise applicable Letter of Credit Fees.

"Defense Contract Audit Agency" shall have the meaning attributed to such term in Section 5.6(f) of this Agreement.

"Deposit Accounts" shall have the meaning attributed to such term by the UCC, and shall include any and all demand, time, savings, passbook or similar account(s) from time to time established and maintained with a bank.

"Disposition" or "Dispose" shall mean, whether in one transaction or a series of related transactions, the sale, transfer, license, lease or other disposition of any property of any ICF Entity, including, without limitation, the Equity Interests of any ICF Entity, any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the applicable ICF Entity in the ordinary course of business; (c) the disposition of property by any ICF Entity to another ICF Entity; provided, that if the transferor of such property is a Borrower, then the transferee thereof must be also be a Borrower and if the transferor is a Guarantor, then the transferee thereof must also be a Guarantor or a Borrower; (d) the disposition of Receivables in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the applicable ICF Entity; (f) the sale or disposition of cash equivalents for fair market value; (g) any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of an ICF Entity; (h) any merger, dissolution, liquidation or consolidation permitted by Section 7.1; (i) dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements; and (j) the contemporaneous exchange, in the ordinary course of business, of property for property of a like kind, to the extent that the property received in such exchange is of a value equivalent to the value of the property exchanged.

"Documents" shall have the meaning attributed to such term by the UCC, and shall include any and all documents of any type and nature, whether now or hereafter existing.

"Dollar", "Dollars" and "$" shall mean the lawful money of the United States, and as the context may require in accordance with this Agreement, shall also mean the Dollar Equivalent of any Alternative Currency.

"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the Equivalent Amount thereof in Dollars.

"Domestic Non-Obligor Affiliate" means, as of any applicable date of determination, any Non-Obligor Affiliate that is organized under the laws of any state or territory of the United States or the District of Columbia.

"Domestic Subsidiary" and "Domestic Subsidiaries" means, as of any applicable date of determination and individually or collectively (as the context may require), each and every Subsidiary of an ICF Entity that is organized under the laws of any state or territory of the United States or the District of Columbia.

"e-mail" shall have the meaning attributed to such term in Section 12.3 of this Agreement.

"EBITDA" shall mean, with respect to the ICF Entities for any period of determination, the sum of Net Income, plus Interest Expense, plus federal, state and local income taxes, plus depreciation expense, plus amortization expense, plus any and all non-cash, non-recurring charges against income, plus any and all non-cash charges related to stock and stock-option compensation, minus any non-cash gain (to the extent included in determining net income), plus Administrative Agent-approved transaction expenses incurred by any ICF Entity during such period, and plus net loss from Hedging Obligations, all as determined on a consolidated basis in accordance with GAAP. Additionally, EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any acquisitions and dispositions of assets permitted hereunder or pursuant hereto, including, without limitation, adjustments reflecting any and all non-recurring costs and extraordinary expenses of any such permitted acquisitions and asset dispositions consummated during such period, calculated on a basis consistent with GAAP and Regulations S-X of the SEC Act, or as approved by the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) and/or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Transfer Act" shall have the meaning attributed to such term in Section 12.24(f) of this Agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Borrower and/or Guarantor, and otherwise it shall be the effective date of this Agreement and/or such other Loan Document(s) to which such Borrower and/or Guarantor is a party).

"Eligible Assignee" shall mean any Lender, an Affiliate of any Lender, a Federal Reserve Bank or any other "Qualified Institutional Buyer", as such term is defined under Rule 144(A), promulgated under the Securities Act of 1933, as amended; provided, that “Eligible Assignee” shall exclude (A) any Borrower or any of Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any Defaulting Lender’s Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or Subsidiary thereof and (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

"Equalization Payments" shall have the meaning attributed to such term in Section 10.13(a) of this Agreement.

“Equivalent Amount” shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent's rate (based on the market rates then prevailing and available to Administrative Agent) for such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

“Equivalent Currency” shall have the meaning specified in the definition of "Equivalent Amount".

"Equipment" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

"ERISA Affiliate" shall mean with respect to any Borrower, Guarantor or Domestic Non-Obligor Affiliate, any Person which, together with such Borrower, Guarantor or Domestic Non-Obligor Affiliate, is under common control, constitutes a member of such Borrower's, Guarantor's or Domestic Non-Obligor Affiliate’s controlled group, constitutes a member of such Borrower's, Guarantor's or Domestic Non-Obligor Affiliate’s affiliated service group and/or is otherwise required to be treated as a single employer with such Borrower, Guarantor or Domestic Non-Obligor Affiliate pursuant to Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code, as amended.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" shall have the meaning attributed to such term in Section 9.1 of this Agreement.

“Excluded Swap Obligation” shall mean, with respect to any guarantor of a Hedging Obligation if, and to the extent that, all or a portion of the guarantee (whether such guarantee arises pursuant to a guaranty, by such Person being jointly and severally liable for such Hedging Obligation or otherwise any such guarantee, an “Applicable Guarantee”)) of, or the grant by such Person of a security interest to secure, such Hedging Obligation (or any Applicable Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Applicable Guarantee of such guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one Hedging Contract, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Applicable Guarantee or security interest is or becomes illegal.

"Existing Loan Agreement" shall have the meaning attributed to such term in the Recitals to this Agreement.

"Euro" means the lawful currency of the participating member states introduced in accordance with the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

"Facility" or "Facilities" shall mean the Revolving Facility, the Term Facility and/or the Swing Line Facility, individually or collectively, as the context may require.

"FAR" shall have the meaning attributed to such term in Section 5.6(b) of this Agreement.

"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Effective Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Fee Letter” shall mean, as the context requires, each and all of (a) that certain Fee Letter dated as of the Closing Date between the Borrowers and the Administrative Agent and (b) that certain Fee Letter dated as of February 11, 2020 between the Borrowers and the Administrative Agent.

"Financial Product Provider" shall mean any Lender party to this Agreement or an Affiliate thereof (or any Person that was a Lender or an Affiliate of a Lender at the time such obligation was incurred or such agreement was entered into) who, as of any applicable date of determination, is owed Permitted Financial Product Obligations.

“First Modification” shall mean that certain First Amendment to Fifth Amended and Restated Business Loan and Security Agreement dated as of the First Modification Closing Date by and among the Administrative Agent, the Lenders and the Borrowers.

“First Modification Closing Date” shall mean March 3, 2020.

"Fiscal Quarter" shall mean any quarterly period designated by the Borrowers as a fiscal quarter for financial accounting purposes.

"Fiscal Year" shall mean any annual period designated by the Borrowers as a fiscal year for financial accounting purposes.

"Foreign Non-Obligor Affiliate(s)” shall mean, as of any date of determination and individually or collectively (as the context may require), each and every Non-Obligor Affiliate that is not organized solely under the laws of a state or territory of the United States or the District of Columbia.

"Foreign Subsidiary" and "Foreign Subsidiaries" shall mean, as of any date of determination and individually or collectively (as the context may require), each and every Subsidiary of an ICF Entity that is not a Domestic Subsidiary.

“Foreign Subsidiary Loan Request” shall have the meaning attributed to such term in Section 1.5 of this Agreement.

"GAAP" shall mean generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

"General Intangibles" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: all right, title and interest in, to or under any contract, all "payment intangibles", as such term is defined by the UCC, customer lists, licenses, copyrights, trademarks, patents, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any trademark or trademark license), all rights and claims in, to or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and investment property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents.

"Goods" shall have the meaning attributed to such term by the UCC, and shall include any and all Goods whether now or hereafter existing.

"Government" shall mean the United States government, any state government, any local government, any department, instrumentality or any agency of the United States government, any state government or any local government.

"Government Contract" and "Government Contracts" shall mean, individually or collectively as the context may require, (i) written contracts between any ICF Entity and the Government; and (ii) written subcontracts between any ICF Entity and a Prime Contractor who is providing goods or services to the Government pursuant to a written contract with the Government (a "Government Subcontract"), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Government Subcontract.

"Government Contract Assignments" shall have the meaning attributed to such term in Section 6.11 of this Agreement.

"Government Subcontract" shall have the meaning attributed to such term under the definition of "Government Contract".

“Guarantors” shall mean each Material Domestic Subsidiary, including those Persons joined as Guarantors pursuant to Section 1.10 hereof (a list of such Guarantors, as of the Closing Date and as of the First Modification Closing Date, is set forth on Schedule A-1 attached to this Agreement).

“Guaranty Agreement” shall mean the Continuing Guaranty of Payment dated as of the Closing Date executed by the Guarantors, together with any amendments, modifications, joinders and restatements thereof and therefor, and any guaranty agreement hereinafter executed by any Guarantor added as a guarantor after the Closing Date.

"Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

"Hazardous Wastes" shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

"Hedging Contracts" shall mean interest rate swap agreements (as defined in 11 U.S.C. Section 101), interest rate cap agreements and interest rate collar agreements, to protect against fluctuations in interest rates or currency exchange rates.

"Hedging Obligations" shall mean any and all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities entered into by an ICF Entity under Hedging Contracts.

"HMTA" shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.).

“ICF Entity” and "ICF Entities" shall mean, as of any date of determination and individually or collectively (as the context may require), any and all of the Borrowers, Guarantors and the Non-Obligor Affiliates.

"Incremental Facility Assumption Agreement" shall mean an Incremental Facility Assumption Agreement in the form and substance attached as Exhibit 10 to this Agreement.

"Incremental Facility Commitment" shall mean an Incremental Revolving Facility Commitment and/or Incremental Term Facility Commitment, as the context requires.

"Incremental Revolving Facility Commitment" shall mean the commitment of any Revolving Facility Lender, established pursuant to Section 1.8 of this Agreement, to make additional Revolving Loans available to the Borrowers.

"Incremental Revolving Facility Commitment Amount" shall mean, as of any date of determination, (a) with respect to any Incremental Revolving Facility Lender, the aggregate maximum amount of all Incremental Revolving Facility Commitments of such Incremental Revolving Facility Lender then in effect, and (b) with respect to all Incremental Revolving Facility Lenders, the aggregate maximum amount of all Incremental Revolving Facility Commitments of such Incremental Revolving Facility Lenders then in effect.

"Incremental Revolving Facility Lender" shall mean, as of any date of determination, a Revolving Facility Lender with an Incremental Revolving Facility Commitment then in effect.

"Incremental Revolving Facility Upfront Fee" shall mean the upfront fee charged by the Incremental Revolving Facility Lenders at the time that any Incremental Revolving Facility Commitment is established pursuant to Section 1.8 of this Agreement.

"Incremental Term Facility Commitment" shall mean the commitment of any Term Facility Lender, established pursuant to Section 1.8 of this Agreement, to make additional Term Loans available to the Borrowers.

"Incremental Term Facility Commitment Amount" shall mean, as of any date of determination, (a) with respect to any Incremental Term Facility Lender, the aggregate amount of all Incremental Term Facility Commitments of such Incremental Term Facility Lender then in effect, and (b) with respect to all Incremental Term Facility Lenders, the aggregate amount of all Incremental Term Facility Commitments of such Incremental Term Facility Lenders then in effect.

"Incremental Term Facility Lender" shall mean, as of any date of determination, a Term Facility Lender with an Incremental Term Facility Commitment then in effect.

"Indebtedness" shall mean, without duplication, and as of the date on which Indebtedness is to be determined, (a) all obligations of the ICF Entities in respect of money borrowed; (b) all obligations of the ICF Entities (other than trade debt incurred in the ordinary course of the ICF Entities’ business), whether or not for borrowed money, (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capital Lease Obligations of the ICF Entities; (d) all obligations of the ICF Entities to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock issued by the ICF Entities, valued at the greater of such stock's voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) the ICF Entities’ pro rata share of the Indebtedness of any unconsolidated Affiliate of the ICF Entities (including Indebtedness of any partnership or joint venture in which an ICF Entity is a general partner or joint venturer to the extent of such ICF Entity’s pro rata share of the ownership of such partnership or joint venture); (f) all obligations of the ICF Entities with respect to guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss; (g) reimbursement obligations in connection with letters of credit and/or advance payment guarantees (including bank guarantees) issued for the account of an ICF Entity; (h) all Hedging Obligations; and (i) the Obligations. Unless otherwise specified hereinabove, "Indebtedness" shall not include the obligation of an ICF Entity to make payments after the closing of an acquisition or merger that are based on financial or performance metrics of the acquisition or merger target or for consulting, noncompetition or nonsolicitation agreements, unless required to be reflected as a liability of such ICF Entity on such ICF Entity’s balance sheet in accordance with GAAP.

"Instrument" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: all certificates of deposit, and all "promissory notes", as such term is defined by the UCC, and other evidences of indebtedness (other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper).

"Intellectual Property Security Agreement" shall mean that certain (i) Third Amended and Restated Intellectual Property Security Agreement dated as of the Closing Date, made by certain Borrowers in favor of the Administrative Agent for the benefit of the Lenders ratably, and (ii) Intellectual Property Security Agreement dated as of the Closing Date, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders ratably, in each case, as the same may be modified or amended from time to time.

"Interest Expense" shall mean, as of the date of any determination, the ICF Entities’ aggregate cash interest expense for borrowed money (including, without limitation, premiums and interest expense arising from or relating to Hedging Contracts and original issue discounts), plus the amount of all other interest due (whether paid or not paid) on any Indebtedness of each ICF Entity for the applicable measurement period, all as determined on a consolidated basis in accordance with GAAP.

"Interest Payment Date" shall mean, (a) relative to any Base Rate Loan and any Swing Line Loan, the last Business Day of each and every calendar quarter, and (b) relative to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each Business Day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

"Interest Period" shall mean, relative to any LIBOR Rate Loans (other than Swing Line Loans), (a) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement (including, without limitation, Exhibit 3 attached to this Agreement) and ending on (but excluding) the day which numerically corresponds to such date one (1), three (3), or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrowers may select in its notice pursuant to this Agreement (including, without limitation, Exhibit 3 attached to this Agreement); and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto.

"Inventory" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: all inventory, merchandise, goods and other personal property for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

"Investment Property" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, United States Treasury obligations, certificates of deposit, and mutual fund shares; (b) all Security Entitlements, including the rights to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts; (d) all commodity contracts; and (e) all commodity accounts.

"Jones & Stokes Joint Venture Entities" shall mean any and all of the entities shown on Schedule C attached to this Agreement, as the same may be amended, modified or restated from time to time.

"LC Issuer" shall mean PNC Bank, Wells Fargo Bank, National Association and/or Citizens Bank, N.A. (as applicable), each up to the maximum amounts set forth on Schedule D attached to this Agreement.

"Lead Arrangers" shall mean PNC Capital Markets LLC, Citizens Bank, N.A. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners.

"Lender" and "Lenders" shall mean, respectively, each and all of the entities which, as of any date of determination, qualify as an Eligible Assignee and have (a) extended credit or agreed to extend credit to the Borrowers pursuant to this Agreement, and/or (b) agreed in writing to be bound by the terms and provisions of this Agreement. With respect to any security interest granted by any ICF Entity to the Administrative Agent for the benefit of the Lenders, the term "Lender" or "Lenders" shall also include any Affiliate of a Lender that is, as of any applicable date of determination, a counterparty with an ICF Entity under a Hedging Contract.

"Lender Authorization" shall mean a written authorization in the form attached as Exhibit 11 to this Agreement.

"Letter of Credit" and "Letters of Credit" shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

"Letter of Credit Application" shall have the meaning attributed to such term in Section 2.1 of this Agreement.

"Letter of Credit Administration Fee" shall have the meaning attributed to such term in Section 2.3 of this Agreement.

"Letter of Credit Exposure" shall mean, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

"Letter of Credit Fee" shall have the meaning attributed to such term in Section 2.3 of this Agreement.

"Letter of Credit Rights" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but specifically excludes any right of a beneficiary to demand payment or performance under a letter of credit.

"Leverage Ratio" shall have the meaning attributed to such term in Section 6.15(b) of this Agreement.

"LIBOR" or “LIBOR Rate” means, with respect to the Loans to which the LIBOR Rate has been elected and applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1.00% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such borrowing tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which LIBOR applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"LIBOR Election Form and Certification" shall mean the form attached as Exhibit 2 to this Agreement.

"LIBOR Rate Loan" shall mean any loan or advance, the rate of interest applicable to which is based upon the LIBOR Rate.

"LIBOR Reserve Percentage" shall mean, as of any day, the maximum percentage in effect on such day, as prescribed by the Board (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

"Loan" and "Loans" shall mean, individually or collectively as the context may require, the loan and loans made by the Lenders to the Borrowers in the aggregate maximum principal amount equal to the Commitment Amount, or so much thereof as shall be advanced or readvanced from time to time, which are represented by the Facilities, and which are evidenced by, bear interest and are payable in accordance with the terms and provisions set forth in this Agreement. For the avoidance of doubt, “Loan” and “Loans” shall include the Term Loans outstanding at any time.

"Loan Document" and "Loan Documents" shall mean, respectively, each and all of this Agreement, the Notes, the Stock Security Agreements, the Guaranty Agreement (and any security agreement executed by the Guarantors securing their obligations under the Guaranty Agreement), the Membership Interest Assignments the Fee Letter and each other document, instrument, agreement or certificate heretofore, now or hereafter executed and delivered by any ICF Entity in connection with the Loan or this Agreement.

"London Banking Day" shall mean a day on which dealings in Dollar deposits are transacted in the London interbank market.

"Losses" shall have the meaning attributed to such term in Section 12.20 of this Agreement.

"Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), financial condition or prospects of the ICF Entities taken as a whole, (b) a material impairment of the ability of any Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect on the rights or remedies of the Administrative Agent or any Lender under any Loan Document or with respect to all or a substantial portion of the Collateral.

"Material Contract" and "Material Contracts" shall mean, as of any date of determination and individually or collectively as the context may require, any or all of the following: (a) any Government Contract or other contract or agreement of any ICF Entity, pursuant to which, after giving effect to any and all applicable options, renewals, extensions and other similar rights of such ICF Entity to extend the term and/or increase the value of such Government Contract or other contract or agreement, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, such ICF Entity would be entitled to receive payments and/or other compensation having an aggregate remaining value in excess of Fifty Million and No/100 Dollars ($50,000,000.00), and (b) any Government Contract or other contract or agreement of any ICF Entity pursuant to which, after giving effect to any and all applicable funded or appropriated options, renewals, extensions and other similar rights to extend the term and/or increase the value of such Government Contract or other contract or agreement, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, any ICF Entity is obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of Twenty-five Million and No/100 Dollars ($25,000,000.00), in the aggregate, or which, as a result of any reasonably anticipated act, event, circumstance or condition arising thereunder, relating thereto or contemplated thereby, could reasonably be expected to have a Material Adverse Effect.

"Material Domestic Subsidiary" shall mean, as of any date of determination, any Domestic Subsidiary which owns more than five percent (5%) of the consolidated assets of the ICF Entities, taken as a whole, or generates more than five percent (5%) of the consolidated revenues of the ICF Entities, taken as a whole.

"Material Foreign Subsidiary" shall mean, as of any date of determination, any Foreign Subsidiary that, as of such date of determination, accounts for, or directly or indirectly holds equity interests in another foreign entity that accounts for, greater than (i) 5% of consolidated revenues or (ii) 5% of consolidated total assets of the ICF Entities, taken as a whole (a list of such Material Foreign Subsidiaries, as of the Closing Date and as of the First Modification Closing Date, is set forth on Schedule A-2 attached to this Agreement).

"Maturity Date" shall mean (a) the earlier of March 3, 2025, or the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, or (b) such other date as may be agreed to by the Administrative Agent, the Lenders and the Borrowers in writing.

"Membership Interest Assignments" shall mean that certain (i) Fifth Amended and Restated Collateral Assignment of Membership Interests dated as of the Closing Date, made by the Borrowers in favor of the Administrative Agent for the benefit of the Lenders ratably, and (ii) Collateral Assignment of Membership Interests dated as of the Closing Date, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders ratably, in each case, as the same may be modified or amended from time to time.

“Multi-Currency Line of Credit Permitted Financial Products” shall mean any and all multi-currency facilities established for the benefit of any Borrower and/or any of its Subsidiaries by any Financial Product Provider in an amount not to exceed the Equivalent Amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), in the aggregate, outstanding at any time.

"Negative Covenants" shall mean any negative covenant or similar restrictive undertaking made by the Borrowers set forth in this Agreement or in any other Loan Document.

"Net Income" shall mean with respect to the ICF Entities for any period of determination, the aggregate sum of all of the ICF Entities’ gross revenues minus total expenses, as determined in accordance with GAAP.

“Non-Consenting Lender” shall have the meaning attributed to such term in Section 10.16 of this Agreement.

"Non-Obligor Affiliate" and "Non-Obligor Affiliates" shall mean, as of any applicable date of determination and individually or collectively (as the context may require), (a) each and every Foreign Subsidiary, and (b) each and every Domestic Subsidiary that is neither a Guarantor or a Borrower.

“Non-Qualifying Party” shall mean any Borrower or Guarantor that fails for any reason to qualify as an Eligible Contract Participant on the effective date of the applicable Swap.

"Note" and "Notes" shall mean, respectively, each and all of the Revolver Notes, Swing Line Note, Term Facility Notes and other promissory notes executed, issued and delivered pursuant to this Agreement (including any notes executed, issued and delivered in connection with any Incremental Facility Commitments established pursuant to Section 1.8), together with all extensions, renewals, modifications, replacements, increases and substitutions thereof and therefor.

“NYFRB” shall mean the Federal Reserve Bank of New York.

"Obligation" and "Obligations" shall mean, respectively, any and all obligations or liabilities of any ICF Entity to any Lender, the LC Issuer or the Administrative Agent in connection with the Loan or this Agreement, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise (including, without limitation, interest and fees that accrue after the commencement by or against any ICF Entity or any Affiliate thereof or any proceeding under any bankruptcy, insolvency or any other debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any and all Hedging Obligations owing to the Administrative Agent, a Lender (including any Person that was, at the time of the incurrence of such Hedging Obligations, a “Lender” hereunder, but, at any time of determination, is no longer a “Lender” hereunder) or any of their respective Affiliates and/or Hedging Contracts between an ICF Entity and the Administrative Agent, a Lender or any of their respective Affiliates), but specifically excluding, with respect to any guarantor thereof, any Excluded Swap Obligations. For the avoidance of doubt, the term "Obligations" shall include any and all Permitted Financial Product Obligations owing to any Financial Product Provider who, as of any applicable date of determination, is also a Lender.

"Ordinary Course Payments" shall mean (a) transfer pricing payments made directly by any ICF Entity to any other ICF Entity, and (b) payments made directly by any ICF Entity to any other ICF Entity; provided that any such payments are made (i) in the ordinary course of such ICF Entity’s business, (ii) for products actually delivered or services actually performed, (iii) pursuant to an "arm's length" transaction (i.e., a transaction that would otherwise be made with an unrelated and unaffiliated third party), and (iv) without violating any other term or provision of this Agreement.

"O.S.H.A." shall have the meaning attributed to such term in Section 5.14(a) of this Agreement.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged on the basis of the Overnight Bank Funding Rate shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

"Parent Company" shall mean ICF International, Inc., a Delaware corporation, and its successors and assigns.

"Participant" shall have the meaning attributed to such term in Section 12.11(e) of this Agreement.

"Patriot Act" shall mean the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), as amended.

"Pension Plan" or "Pension Plans" shall have the meaning attributed to such term in Section 5.13(a) of this Agreement.

"Percentage" shall mean, as of any date of determination and with respect to each Lender, the percentage(s) corresponding to such Lender's name on Schedule 1 attached to this Agreement in respect of the Term Facility Commitment Amount, Revolving Facility Commitment Amount and/or the Swing Line Commitment Amount (as the context may require), as the same may be modified or amended from time to time.

"Permitted Acquisition" shall mean any merger or acquisition pursuant to which (a) the merger or acquisition results in the acquisition by such Borrower, Guarantor, or Non-Obligor Affiliate of all or substantially all of the assets of the Target or at least eighty-five percent (85%) of all of the issued and outstanding Equity Interests in the Target, in either case, free and clear of any and all liens, claims and encumbrances (other than Permitted Liens); (b) the Target is in a similar line or lines of business as that of the Borrowers; (c) the Target is a going concern, not involved in any material litigation that is not fully covered by reserves and/or insurance and shall have not suffered any material adverse change in its business, operations, condition or assets at any time after the immediately preceding fiscal quarter end and prior to the effective date of the merger or acquisition; (d) the subject transaction does not constitute a hostile acquisition or merger; (e) both prior to and after giving effect to the merger or acquisition, no Event of Default shall exist or have occurred; (f) without limiting clause (e) above, the Borrowers will be in compliance with all financial covenants set forth in Section 6.15 of this Agreement both prior to and after giving effect to the merger or acquisition, and the ICF Entities’ Leverage Ratio will not exceed 3.75 to 1.00 (or, if the Leverage Ratio has been stepped up pursuant to the terms of Section 6.15 of this Agreement, then the ICF Entities’ Leverage Ratio will not exceed 4.00 to 1.00) after giving effect to the proposed merger or acquisition; (g) the Borrowers, Guarantors, and the Non-Obligor Affiliates shall not assume any obligation or liability that would be included in the calculation of Total Funded Debt as a condition of such merger or acquisition other than capitalized leases entered into in the ordinary course of business, normal and customary accruals and other Indebtedness expressly permitted pursuant to this Agreement; (h) the Borrowers shall have certified in writing, or concurrent with the consummation of the subject merger or acquisition shall certify in writing, to the Administrative Agent that the subject merger or acquisition meets the requirements of a Permitted Acquisition as set forth above; (i) if such acquisition is structured as a merger, a Borrower (or if such merger is with any Subsidiary of a Borrower, then such Subsidiary) must be the surviving entity after giving effect to such merger, unless with respect to any such Subsidiary, it is joined pursuant to clause (j) below; and (j) if required pursuant to Section 1.10 of this Agreement, the Target shall become a Guarantor within forty-five (45) days of the effective date of the merger or acquisition or by such later date as provided pursuant to Section 1.10 of this Agreement, or if the Target is not required to be joined as a Guarantor pursuant to Section 1.10 of this Agreement, a first priority perfected lien on the Equity Interests of the Target shall be granted to the Administrative Agent for the ratable benefit of the Lenders, as provided in Article 3 of this Agreement, pursuant to the Stock Security Agreement, the Membership Interest Assignment, comparable collateral document or any joinder thereto.

"Permitted Disposition(s)" shall mean any Disposition as to which (a) no Event of Default shall have occurred and be continuing at the time of the Disposition; (b) after giving effect to such Disposition on a pro forma basis, the Borrowers shall be in compliance with the financial covenants set forth in Section 6.15 recomputed as of the end of the applicable period; (c) at least 80% of the consideration paid in connection with all Dispositions in any Fiscal Year shall be cash or cash equivalents paid contemporaneous with consummation of such Disposition; (d) the total consideration paid in connection with any Disposition shall be in an amount not less than the fair market value of the property disposed of; (e) such transaction does not involve a sale or other disposition of Receivables (other than Receivables (i) owned by or attributable to other property concurrently being disposed of in a transaction otherwise treated as a Permitted Disposition, or (ii) owned by an ICF Entity and factored in accordance with Section 7.7(a)(xv) of this Agreement); and (f) the proceeds thereof shall have been used in their entirety (net of reasonable and customary out of pocket costs and expenses of such Disposition) to reduce the outstanding principal balance (i) first, of any Term Loans outstanding, and (ii) second, the outstanding principal balance of the Revolving Facility.

"Permitted Financial Product Obligations" shall mean, as of any applicable date of determination, any and all debts, liabilities and obligations owing by any and all of the ICF Entities to any and all Financial Product Providers in connection with any and all cash management services, credit card facilities (including, without limitation, the P-Card Program provided by any Lender), multi-currency loans or other bank products in an aggregate amount not to exceed Thirty Million and No/100 Dollars ($30,000,000.00) outstanding at any time; it being understood and agreed that (i) Hedging Obligations owing to the Administrative Agent, any Lender or any Affiliate thereof (including any Person that was, at the time of the incurrence of such Hedging Obligations, a “Lender” hereunder, but, at any time of determination, is no longer a “Lender” hereunder), (ii) ACH exposure owing to the Administrative Agent or any Lender, (iii) debts, liabilities and obligations with respect to cash management services provided by the Administrative Agent and (iv) any and all Multi-Currency Line of Credit Permitted Financial Products, shall not be included in the foregoing calculation.

"Permitted Foreign Bank Accounts" shall mean any and all of the bank accounts described on Schedule B attached to this Agreement, together with any and all other foreign bank accounts from time to time designated by the Borrowers to the Administrative Agent in writing pursuant to Section 6.3(b) of this Agreement; provided that each such bank account (a) has been established by and in the name of a Foreign Non-Obligor Affiliate, (b) is located outside of the United States of America, (c) is used solely for the collection of Receivables, payment of Ordinary Course Payments and other general operating purposes, (d) is not subject to any lien, claim, charge or encumbrance (other than (i) rights of set off with respect to any bank guarantee (including any advance payment guarantee) to the extent such bank guarantee or advance payment guarantee is permitted pursuant to Section 7.7(a)(ix) of this Agreement, and (ii) other normal and customary rights of set off or similar rights (of the financial institution maintaining such account), but only if such rights may be exercised solely for past due fees, charges and expenses arising from the general administration of such bank account, (e) if required by the Administrative Agent, is subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, and (f) if not subject to a control agreement or blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, does not, for thirty (30) or more consecutive days, contain funds and/or other items of value which, when aggregated with all such other bank accounts, exceed the Dollar Equivalent of Twenty-five Million and No/100 Dollars ($25,000,000.00) as of any applicable date of determination; it being understood and agreed, however, that the amount of funds held in a Deposit Account maintained by any Lender shall not be included in any calculation of the foregoing amount.

"Permitted Investments" shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of Standard and Poor's or Moody's Investors Services, Inc. and in either case maturing within six (6) months from the date of acquisition thereof; (c) certificates of deposit, bankers' acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than Five Hundred Million and No/100 Dollars ($500,000,000.00); (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; (f) cash equivalents outside of the United States, but only to the extent comparable to any other cash equivalent investment described herein; and (g) other short term liquid investments approved in writing by the Administrative Agent from time to time.

"Permitted Liens" shall mean, with respect to any ICF Entity: (a) liens for taxes (other than liens imposed under ERISA) not yet due and payable or which are being contested in good faith and by appropriate proceedings, which (i) such ICF Entity has the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Administrative Agent and/or the Lenders in, on or to any Collateral; (b) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, incurred in the ordinary course of business (other than liens imposed under ERISA); (c) liens securing secured Indebtedness of the ICF Entities, but only to the extent and Dollar amount such secured Indebtedness is permitted pursuant to Section 7.7(a) of this Agreement (other than clause (vi) thereof); (d) cash deposits or Deposit Accounts pledged to secure the performance of bids, tenders, contracts (other than Indebtedness), leases, statutory obligations, surety and appeal bonds (including bank guarantees and advance payment guarantees to the extent such bank guarantees and/or advance payment guarantees are permitted pursuant to Section 7.7(a)(ix) of this Agreement) and other obligations of like nature made in the ordinary course of business; (e) mechanics', workmen's, repairmen's, warehousemen's, vendors', lessors' or carriers' liens or other similar liens; provided that such liens arise in the ordinary course of the applicable ICF Entity’s business and secure sums which are not past due for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord's liens on any ICF Entity’s tangible personal property located in such ICF Entity’s demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of any Collateral or property of any ICF Entity; (h) judgment liens which are not prohibited by Section 7.4 of this Agreement; (i) liens in favor of the Administrative Agent and/or any Lender with respect to the Loan Documents; and (j) other liens existing as of the Closing Date listed on Schedule 7.7(b) attached to this Agreement.

"Person" shall mean an individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

"PNC Bank" shall mean PNC Bank, National Association, acting individually, together with its successors and assigns.

"Primary Operating Company" shall mean ICF Consulting Group, Inc., a Delaware corporation.

"Prime Contractor" shall mean any Person (other than an ICF Entity) which is a party to any Government Subcontract.

"Prime Rate" shall mean the interest rate per annum announced from time to time by the Administrative Agent at the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

"Proceeds" shall have the meaning attributed to that term by the UCC or under other Applicable Law, and, in any event, shall include, but shall not be limited to, any and all of the following, whether now owned or hereafter acquired: (a) any and all proceeds of, or amounts (in any form whatsoever, whether cash, securities, property or other assets) received under or with respect to, any insurance, indemnity, warranty or guaranty payable from time to time, and claims for insurance, indemnity, warranty or guaranty effected or held with respect to any of the Collateral, (b) any and all payments (in any form whatsoever, whether cash, securities, property or other assets) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (c) any claim against third parties (i) for past, present or future infringement of any patent or patent license, or (ii) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (d) any recoveries against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged stock, and (f) any and all other amounts (in any form whatsoever, whether cash, securities, property or other assets) from time to time paid or payable under or in connection with any of the Collateral (whether or not in connection with the sale, lease, license, exchange or other disposition of the Collateral).

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period: provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either (i) as published in another publication selected by the Administrative Agent or (ii) in an Alternate Source (or if there shall at any time, for any reason, no longer exist any such reference or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).

“QFC Credit Support” has the meaning attributed to such term in Section 12.27 of this Agreement.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualifying Person" shall have the meaning attributed to such term in Section 10.10 of this Agreement.

"Quarterly Covenant Compliance Certificate" shall have the meaning attributed to such term in Section 6.3(b) of this Agreement.

"RCRA" shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

"Receivable" and "Receivables" shall mean, individually or collectively as the context may require, any and all of the Borrowers' present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business the ICF Entities conduct, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

“Reference Currency” shall have the meaning specified in the definition of "Equivalent Amount".

"Register" shall have the meaning attributed to such term in Section 12.11(d) of this Agreement.

"Releases" shall have the meaning attributed to such term in Section 5.14(c) of this Agreement.

"Report" and "Reports" shall have the meaning attributed to such term in Section 10.15 of this Agreement.

"Request for Advance and Certification" shall mean any Request for Advance and Certification in the form attached as Exhibit 1 to this Agreement.

"Required Information" shall mean any information required to be reported and/or delivered by the Borrowers (on their own behalf or for or on behalf of any other ICF Entity) to the Administrative Agent and/or the Lenders pursuant to this Agreement and/or any other Loan Document.

"Required Lenders" shall mean, as applicable, all of the Lenders who, as of any applicable date of determination, are not Defaulting Lenders, and who hold Revolving Facility Commitments, Term Facility Commitments and/or (without duplication) outstanding Term Loans representing, in the aggregate, at least fifty-one percent (51%) of the aggregate Commitment Amount (excluding the Swing Line Commitment Amount).

“Resolutions Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Revaluation Date" shall have the meaning attributed to such term in The Interpretive Provisions Section of this Agreement.

"Revolver Notes" shall mean each and all of the promissory notes executed, issued and delivered pursuant to this Agreement in connection with the Revolving Facility, together with all extensions, renewals, modifications, amendments, restatements, replacements and substitutions thereof and therefor.

"Revolving Facility" shall mean the revolving credit facility being extended pursuant to this Agreement, in the original maximum principal amount of the Revolving Facility Commitment Amount, with a sub-limit of Sixty Million and No/100 Dollars ($60,000,000.00) for Letters of Credit and a sub-limit of Seventy-five Million and No/100 Dollars ($75,000,000.00) for Swing Line Loans; it being understood and agreed that the maximum principal amount of the Revolving Facility shall be subject to increase pursuant to Section 1.8 of this Agreement.

“Revolving Facility Commitment” shall mean the commitment of any Revolving Facility Lender to make Loans available to the Borrowers under the Revolving Facility.

"Revolving Facility Commitment Amount" shall mean, as of any applicable date of determination, an amount equal to the sum of Six Hundred Million and No/100 Dollars ($600,000,000.00), plus the aggregate amount of any and all Incremental Revolving Facility Commitments existing as of such date of determination, minus the aggregate amount of any and all reductions of the Commitment Amount with respect to the Revolving Facility made pursuant to Section 1.11 of this agreement prior to such date of determination.

"Revolving Facility Commitment Fee" shall have the meaning attributed to such term in Section 1.7(b) of this Agreement.

“Revolving Facility Lender” shall mean, as of any date of determination, a Lender with a Revolving Facility Commitment.

“Sanctioned Country” shall mean, as of any applicable date of determination, any country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, as of any applicable date of determination, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Government, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country (c) any Person controlled by any such Person or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” shall mean any and all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Government, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

"SEC" shall mean the Securities and Exchange Commission of the United States of America.

"SEC Act" shall mean The Securities Exchange Act of 1934, 15 U.S.C.A. §78, as amended.

"Security Entitlements" shall have the meaning attributed to such term by the UCC, and shall include any and all Security Entitlements whether now or hereafter existing.

"Spot Rates" shall have the meaning attributed to such term in The Interpretive Provisions Section of this Agreement.

"Stock Security Agreements" shall mean that certain (i) Fifth Amended and Restated Stock Security Agreement dated as of the Closing Date, made by the Borrowers in favor of the Administrative Agent for the benefit of the Lenders ratably, and (ii) Stock Security Agreement dated as of the Closing Date, made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders ratably, in each case, as the same may be modified or amended from time to time.

"Subsidiary" shall mean, in the context of any Person, (a) a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests entitled to vote for members of the board of directors or equivalent governing body is at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person, and (b) any other corporation, partnership, joint venture, limited liability company or other business entity that is consolidated with such Person under GAAP.

“Supported QFC” has the meaning attributed to such term in Section 12.27 of this Agreement.

"Supporting Obligations" shall have the meaning attributed to such term by the UCC, and shall include any and all of the following, whether now or hereafter existing: any and all letter of credit rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

"Swing Line Commitment" shall mean the Swing Line Lender's obligation to make Swing Line Loans to the Borrowers in an aggregate principal amount not to exceed the Swing Line Commitment Amount.

"Swing Line Commitment Amount" shall mean Seventy-five Million and No/100 Dollars ($75,000,000.00).

"Swing Line Commitment Period" shall mean the period commencing on the Closing Date and ending on the Swing Line Termination Date.

"Swing Line Facility" shall mean the swing line credit facility being extended pursuant to this Agreement, in the original maximum principal amount equal to the Swing Line Commitment Amount.

"Swing Line Lender" shall mean PNC Bank.

"Swing Line Loan" or "Swing Line Loans" shall have the meaning attributed to such term in Section 1.1(b) of this Agreement.

"Swing Line Note" shall mean that certain Sixth Amended and Restated Swing Line Promissory Note dated as of First Modification Closing Date, made by the Borrowers and payable to the order of the Swing Line Lender, in the maximum principal amount of the Swing Line Commitment Amount, or so much thereof as shall be advanced or readvanced, together with all extensions, renewals, modifications, increases, replacements and substitutions thereof or therefor.

"Swing Line Outstandings" shall mean, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

"Swing Line Rate" shall mean, with respect to the Swing Line Facility, as of any particular date of determination, the Daily Libor Rate.

"Swing Line Termination Date" shall mean the fifth (5th) Business Day prior to the Maturity Date, or such earlier date on which the Swing Line Lender shall have elected, in its sole and absolute discretion, to terminate the Swing Line Facility.

"Target" shall have the meaning attributed to such term in Section 7.1(d) of this Agreement.

"Taxes" shall have the meaning attributed to such term in Section 12.19 of this Agreement.

“Term Facility” shall mean the Two Hundred Million and No/100 Dollar ($200,000,000.00) Term Loan being extended on the First Modification Closing Date pursuant to this Agreement, together with any additional Term Loans extended pursuant to Section 1.8 of this Agreement.

“Term Facility Commitment” shall mean the Commitment of any Term Facility Lender to make Term Loans available to the Borrowers under the Term Facility and/or any Incremental Term Facility Commitment.

“Term Facility Commitment Amount” shall mean, as of any date of determination, (a) prior to the funding of any particular Term Loan (i) with respect to any Term Facility Lender, the aggregate amount of all Term Facility Commitments of such Term Facility Lender then in effect, and (ii) with respect to all Term Facility Lenders, the aggregate amount of all Term Facility Commitments of such Term Facility Lenders then in effect; and (b) after the funding of any particular Term Loan (i) with respect to any Term Facility Lender, the aggregate outstanding principal balance of all Term Loans owing to such Term Facility Lender; and (ii) with respect to all Term Facility Lenders, the aggregate outstanding principal balance of all Term Loans owing to all Term Facility Lenders.

“Term Facility Lender” shall mean, as of any date of determination, a Lender with a Term Facility Commitment, or, after advancing the proceeds of the Term Facility Commitment, a Lender with outstanding Term Loans.

“Term Facility Notes” shall mean each and all of the promissory notes executed, issued and delivered pursuant to this Agreement in connection with the Term Facility, together with all extensions, renewals, modifications, replacements and substitutions thereof and therefor.

“Term Facility Upfront Fee” shall mean the upfront fee charged by the Term Facility Lenders at the time that any Term Facility Commitment is established on the First Modification Closing Date and/or pursuant to Section 1.8 of this Agreement.

"Term Loans" shall mean term loans advanced by Term Facility Lenders pursuant to a Term Facility Commitment.

"Total Funded Debt" shall mean, as of any date of determination, the sum of all Indebtedness shown as such on the consolidated balance sheet of the ICF Entities, as determined in accordance with GAAP, plus any and all Letter of Credit Exposure. To the extent that operating leases are required to be reflected on the balance sheet of the Borrowers in accordance with GAAP, the Borrowers’ operating leases will not be included in any calculation of Total Funded Debt.

"Trading with the Enemy Act" shall mean The Trading With the Enemy Act (50 U.S.C. Section 1 et seq.), as amended, and Executive Order 13224 (effective September 24, 2001), as amended.

"Transitional Deposit Account" shall have the meaning attributed to such term in Article 8 of this Agreement.

"UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Virginia; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent's lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Virginia, the term "UCC" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Uncommitted Incremental Facility Commitment Amount" shall mean, as of any date of determination, an amount equal to the sum of Three Hundred Million and No/100 Dollars ($300,000,000.00), minus the aggregate Dollar amount of any and all Incremental Revolving Facility Commitments and Incremental Term Facility Commitments established prior to such date of determination and, with respect to such Incremental Revolving Facility Commitments, then remaining in effect.

"United States" and "U.S." mean the United States of America.

“U.S. Special Resolution Regimes” has the meaning attributed to such term in Section 12.27 of this Agreement.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

INTERPRETIVE PROVISIONS

(a)     Certain Interpretive Provisions.

(i)     Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(ii)     The article, section and paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(iii)     This Agreement and the other Loan Documents are the result of negotiations among all parties hereto, and have been reviewed by counsel to the Administrative Agent, the Borrowers and the Lenders, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent's or the Lenders' involvement in their preparation.

(iv)     Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (d) the terms "Article," "Section," "Subsection," "Schedule" and "Exhibit" without any reference to a specified document refer to the specified Article, Section, Subsection, Schedule and Exhibit, respectively, of this Agreement.

(v) The words "including," "include" and "includes" are not exclusive and shall be deemed to be followed by the words "without limitation"; if exclusion is intended, the word "comprising" is used instead.

(vi) The word "or" shall be construed to mean "and/or" unless the context clearly prohibits that construction.

(vii) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(viii) The word "extent" in the phrase "to the extent" as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean "if."

(ix) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or to omit to take any action, to the extent such action or omission would violate Applicable Laws.

(x) Section 1.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBOR Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor.

(xi) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or any limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(b)     Accounting Terms.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(ii) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)     Exchange Rates; Currency Equivalents.

(i) Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the LC Issuer, as applicable. For purposes hereof, the term "Spot Rates" means, for a currency, the rate determined by the Administrative Agent or the LC Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the LC Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the LC Issuer, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the LC Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency; it being understood and agreed that the Administrative Agent or the LC Issuer, as applicable, shall endeavor to obtain the most favorable spot buying rate, but it shall have no obligation or liability for its failure to do so; and the term "Revaluation Date" means, with respect to any Letter of Credit or Loan, each of the following: (a) each date of issuance of a Letter of Credit or borrowing of a Loan denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the LC Issuer under any Letter of Credit, or by the Administrative Agent, any Lender or any Borrower of a Loan, denominated in an Alternative Currency, (d) in the case of the existing Letters of Credit, such additional dates as the existing LC Issuer shall determine, and (e) such additional dates as the Administrative Agent or the LC Issuer shall determine.

(ii) Wherever in this Agreement an amount is expressed in Dollars, but a calculation may require an Alternative Currency, such amount shall be the equivalent amount thereof in the applicable Alternative Currency, as determined by the Administrative Agent or the LC Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

(d)     Additional Alternative Currencies.

(i) The Borrowers may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the LC Issuer.

(ii)     Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed by the Administrative Agent and the LC Issuer, in their sole discretion). In each case, the Administrative Agent shall promptly notify the LC Issuer thereof. The LC Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency.

(iii)     Any failure by the LC Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the LC Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the LC Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency required hereunder, the Administrative Agent shall promptly so notify the Borrowers.

(e) Change of Currency.

(i)     Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the legislative measures of the European Council). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Letter of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Letter of Credit upon the earliest date on which each Letter of Credit is renewed, extended or expired.

(ii)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(iii)     Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 1
COMMITMENT

1.1     Maximum Loan Amount.

(a)     Subject to the terms and conditions of this Agreement, (i) each Revolving Facility Lender severally agrees to make the Loans under the Revolving Facility to the Borrowers (except for the Swing Line Loan, which shall be extended only by the Swing Line Lender), with the maximum amount of each Revolving Facility Lender's obligation being equal to such Revolving Facility Lender's Percentage of the Revolving Facility Commitment Amount; (ii) each Term Facility Lender severally agrees to make Loans under the Term Facility to the Borrowers on the First Modification Closing Date, with the maximum amount of each Term Facility Lender's obligation being equal to such Lender's Percentage of the Term Facility Commitment Amount; and (iii) as set forth more fully in Section 1.1(b) below, the Swing Line Lender will make the Swing Line Loan to the Borrowers. The Loans, including the Swing Line Loan, shall bear interest and be payable in accordance with the terms and provisions of this Agreement and the Notes. The Revolver Notes shall be executed and delivered to each respective Revolving Facility Lender on the Closing Date, the Term Facility Notes shall be executed and delivered to each respective Term Facility Lender on the First Modification Closing Date, and thereafter, from time to time, Notes shall be executed and delivered to each respective Lender as and when requested by the Administrative Agent.

(b)     Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make swing line loans (each, a "Swing Line Loan" and collectively, the "Swing Line Loans") to the Borrowers from time to time during the Swing Line Commitment Period, in the aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment Amount; provided, however, that at no time may the aggregate outstanding principal amount of the Swing Line Loans, plus the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), exceed the Revolving Facility Commitment Amount. During the Swing Line Commitment Period, the Borrowers may use the Swing Line Commitment by borrowing, repaying Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms of this Agreement. At the request of the Swing Line Lender, the Administrative Agent may, at any time, on behalf of the Borrowers (which hereby irrevocably direct the Administrative Agent to act on their behalf) request each Revolving Facility Lender having a Percentage of the Revolving Facility, including the Lender then acting as the Swing Line Lender, to make, and each such Revolving Facility Lender, including the Lender then acting as the Swing Line Lender, shall make an advance under the Revolving Facility, in an amount equal to such Revolving Facility Lender's Percentage of the Revolving Facility, of the amount of the Swing Line Outstandings as of the date such request is made. In such event, each such Revolving Facility Lender shall make the requested proceeds available to the Administrative Agent for the account of the Swing Line Lender in accordance with the funding provisions set forth in this Agreement. The proceeds of the Revolving Facility advanced pursuant to this Section 1.1(b) shall be immediately applied to repay the Swing Line Outstandings, together with any and all accrued and unpaid interest thereon.

1.2     Use of Proceeds. The Loans shall be used by the Borrowers only for the following purposes: (a) to refinance certain existing indebtedness of the Borrowers; (b) to finance any Permitted Acquisition (including, the purchase price of a Permitted Acquisition, together with customary transaction costs and expenses payable to unrelated and unaffiliated third parties relating thereto); and (c) for working capital, capital expenditures, letters of credit and general corporate needs. Each Borrower agrees that it will not use or permit the Loan proceeds or any Letter of Credit to be used (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (iv) for any other purpose without the prior written consent of the Administrative Agent.

1.3     [Reserved].

1.4     Advances; Payments.

(a)     Agreement to Advance and Readvance; Procedure. So long as no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Revolving Facility Lenders (and the Swing Line Lender, as the case may be) shall advance and readvance the proceeds of the Revolving Facility and the proceeds of the Swing Line Facility (as applicable) from time to time in accordance with the terms of this Agreement to the Borrowers upon the Borrowers' execution and delivery of this Agreement and all other documents, instruments and agreements required by the Administrative Agent and the Revolving Facility Lenders in connection herewith. In addition to any and all other conditions to advance set forth in this Agreement, on the date of each request for an advance and as of the date of advance, the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by "materiality", such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by "materiality", such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Revolving Facility Lenders in writing, and such inability does not constitute or give rise to an Event of Default. Requests for advances with respect to the Revolving Facility (to the extent not auto-advanced pursuant to the terms hereof) shall be in the form attached as Exhibit 1 to this Agreement, and requests for advances with respect to the Swing Line Facility (to the extent not auto-advanced pursuant to the terms hereof) shall be in the form attached as Exhibit 1(a) to this Agreement. Requests for advances of Loan proceeds with respect to the Revolving Facility and the Swing Line Facility may be made via facsimile or electronic mail on any given Business Day if the Borrowers provide the Administrative Agent, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile or electronic mail. Upon request by the Administrative Agent, the Borrowers shall confirm, in an original writing, each facsimile or electronic mail request for advance made by any Borrower. Notwithstanding the foregoing, (i) the Revolving Facility Lenders shall have no obligation to make any advance with respect to the Revolving Facility after the Maturity Date and each Revolving Facility Lender’s commitment under the Revolving Facility, unless sooner terminated in accordance with the terms of this Agreement, shall terminate on the Maturity Date; and (ii) the Swing Line Lender shall have no obligation to make any advance with respect to the Swing Line Facility after the Swing Line Termination Date. So long as (i) no Event of Default shall have occurred and be continuing, (ii) no act, event or condition shall have occurred and be continuing (which with notice or the lapse of time, or both, shall constitute an Event of Default), and (iii) subject to the terms and provisions of this Agreement, the Term Facility Lenders shall advance to the Borrowers all of the proceeds of the Term Facility on the First Modification Closing Date in accordance with the terms of this Agreement. In addition to any and all other conditions to advance set forth in this Agreement, on the First Modification Closing Date, the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by "materiality", such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by "materiality", such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Term Facility Lenders in writing, and such inability does not constitute or give rise to an Event of Default. Once amounts are advanced pursuant to a Term Facility Commitment, the particular Term Facility Lenders shall have no further obligation to advance or readvance any proceeds of such Term Facility Commitment, and once repaid, amounts under the Term Facility may not be reborrowed.

(b)     Interest Rate Election; Certain Advance Procedures and Limits. Amounts advanced in connection with the Loans shall bear interest at the Applicable Interest Rate, which shall either be on a Base Rate basis or LIBOR basis, as more fully set forth below and in the exhibits attached to this Agreement, except that Swing Line Loans shall only be made available to the Borrowers on a Swing Line Rate basis. Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon, Pittsburgh, Pennsylvania time, on any Business Day. Advances under the Swing Line Facility shall be made available on a same-day basis, if requested by 12:00 Noon, Pittsburgh, Pennsylvania time, on any Business Day. Advances bearing interest on a LIBOR basis shall also be in minimum and incremental amounts of One Hundred Thousand and No/100 Dollars ($100,000.00), and shall be made available not less than three (3) Business Days, nor more than five (5) Business Days after the date of request, if requested by 12:00 Noon, Pittsburgh, Pennsylvania time. The Borrowers' right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth below and in the exhibits attached to this Agreement, and each Borrower expressly acknowledges and consents to such additional terms and provisions. During the period from the Closing Date until the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent's receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements for the calendar quarter ending June 30, 2017, the Additional Base Rate Interest Margin shall be fifty (50) basis points (i.e., 0.50%), and the Additional Libor Interest Margin shall be one hundred fifty (150) basis points (i.e., 1.50%). During the period from the First Modification Closing Date until the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent's receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements for the Fiscal Quarter ending March 31, 2020, the Additional Base Rate Interest Margin and the Additional Libor Interest Margin shall be calculated based upon the pro forma Quarterly Covenant Compliance Certificate delivered and dated as of the First Modification Closing Date. Thereafter, the applicable Additional Base Rate Interest Margin and the applicable Additional Libor Interest Margin shall be (i) based on the ICF Entities’ Leverage Ratio, calculated in accordance with Section 6.15 of this Agreement, and (ii) determined according to Exhibit 7 attached to this Agreement. Interest rate adjustments shall be applicable hereunder on a prospective basis. The Additional Base Rate Interest Margin and Additional Libor Interest Margin shall be calculated by and become effective on the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent's receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements required by this Agreement; it being understood, however, that in the event the Quarterly Covenant Compliance Certificate and quarterly financial statements are not submitted when due, the Borrowers, after written notice and failure to cure within two (2) days of such notice, shall not be entitled to any reduction in the Additional Base Rate Interest Margin and/or the Additional Libor Interest Margin for the ensuing quarterly period, and at the option of the Administrative Agent, all amounts outstanding during such period shall bear interest on a Base Rate basis or LIBOR basis (as the case may be), plus the highest applicable Additional Base Rate Interest Margin or Additional Libor Interest Margin (as applicable) set forth in Exhibit 7 attached to this Agreement. At any time an Event of Default exists, if requested by the Administrative Agent or the Required Lenders, the Administrative Agent may impose the Default Rate in addition to (and not in lieu of) the Additional Base Rate Interest Margin and/or the Additional Libor Interest Margin effective as of the date upon which such Event of Default first occurred or such later date approved by the Required Lenders in writing; provided, that any such increase may thereafter be rescinded by the Required Lenders.

(c)     Repayment; Interest; Automatic Advances/Payments. All sums advanced in connection with the Loans shall be repaid in accordance with the terms set forth below and in the other Loan Documents:

(i)     Repayment of Loan. Unless sooner accelerated pursuant to the terms of this Agreement, the Borrowers shall repay on the Maturity Date the aggregate principal amount of the Revolving Facility and the Swing Line Facility outstanding on such date. The Borrowers shall repay the outstanding principal amount of the Term Facility in installments on the dates and in the amounts set forth in the table below, unless sooner accelerated pursuant to the terms of the Loan Documents:

Quarterly Period Ending	Each Principal Installment
June 30, 2020, September 30, 2020 and December 31, 2020	$2,500,000
March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021	$2,500,000
March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023	$2,500,000
June 30, 2023, September 30, 2023 and December 31, 2023	$3,750,000
March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024	$3,750,000
Maturity Date	Remaining principal balance of the Term Facility

(ii)     Interest.

A.     So long as no Event of Default or any act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing, the Borrowers shall have the right to elect that specified amounts advanced under the Revolving Facility and/or Term Facility bear interest at either (1) the LIBOR Rate, plus the applicable Additional Libor Interest Margin in effect at the commencement of the particular Interest Period, or (2) the Base Rate, plus the applicable Additional Base Rate Interest Margin in effect at the commencement of the particular Interest Period. Such election shall be made in accordance with the specific procedures set forth in this Agreement, including, without limitation, Exhibit 3 attached to this Agreement, and shall be subject to the conditions, requirements and other terms of this Agreement and the other Loan Documents. The Borrowers may not revoke any election without the Administrative Agent's written consent (not to be unreasonably withheld or delayed). Upon the expiration of an applicable Interest Period, if the Administrative Agent has not received a LIBOR Election Form and Certification from the Borrowers or other written direction from the Borrowers with respect to rolling over LIBOR elections generally, the Applicable Interest Rate with respect to any amounts for which such existing interest rate is expiring shall, from and after the end of the applicable expiring Interest Period, be the Base Rate, plus the applicable Additional Base Rate Interest Margin; it being understood and agreed, however, that such amount may, at any time thereafter, bear interest at the LIBOR Rate, plus the applicable Additional Libor Interest Margin, provided that (i) no Event of Default has occurred and is continuing, and (ii) the Administrative Agent has received an appropriate LIBOR Election Form and Certification from the Borrowers.

B.     Interest accrued on a Base Rate basis shall be payable on each Interest Payment Date. Base Rate interest shall be calculated on a 360-day year basis and the actual number of days elapsed. Interest accrued on a LIBOR Rate basis shall be due and payable on each Interest Payment Date. LIBOR interest shall be calculated on a 360-day year basis and the actual number of days elapsed. Interest accrued on a Swing Line Rate basis shall be due and payable on each Interest Payment Date. Swing Line Rate interest shall be calculated on a 360-day year basis and the actual number of days elapsed.

(iii)     Automatic Advances/Payments. The Borrowers hereby authorize the Administrative Agent, on any Business Day, to transfer funds from the Collateral Account or any other designated account of the Borrowers to pay down the Obligations (other than the Term Facility) and to make Loans under the Revolving Facility or Swing Line Loans available to the Borrowers to cover shortages or overdrafts in the Collateral Account or such other designated account of the Borrowers. All such transfers are subject to the availability of Loan proceeds under the Revolving Facility (with respect to advances) and the availability of funds in the Collateral Account or such other designated account of the Borrowers (with respect to paydowns). The Administrative Agent may, in its discretion, make such transfers (or direct any Lender maintaining a Deposit Account of a Borrower to wire transfer to the Administrative Agent any funds on deposit thereon to facilitate any such transfer by the Administrative Agent), but neither the Administrative Agent nor such Lender shall have any liability for their failure to do so. Subject to the terms of any cash management agreement between the Borrowers and any Lender, the Borrowers may, at any time, terminate the authority granted by the Borrowers to the Administrative Agent herein upon not less than two (2) Business Days prior written notice to the Administrative Agent.

(d)     Application of Payments. All payments made or to be made upon any Obligations shall be payable in Dollars and in immediately available funds. Except as otherwise expressly provided in this Agreement, the Notes or any other Loan Document, if at any time insufficient funds are received by and available to the Administrative Agent to pay in full all amounts of principal, interest and fees then due pursuant to this Agreement or the Notes (as the case may be), such funds shall be applied as follows:

(i)     first, to expenses and costs of collection, if any, incurred by the Administrative Agent in connection with the Loans, including, but not limited to, all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrowers and any other reasonable costs or expenses incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder, until paid in full;

(ii)     second, to fees and late charges owing to the Administrative Agent pursuant to this Agreement or any other Loan Document, and then to fees and late charges owing to the Lenders (ratably in accordance with each Lenders' Percentage) pursuant to this Agreement or any other Loan Document, until paid in full;

(iii)     third, to accrued and unpaid interest (applied first to the Swing Line Facility and then pro rata (ratably in accordance with each Lenders' Percentages) to the Revolving Facility and the Term Facility) owing to the Lenders, until paid in full;

(iv)     fourth, to the outstanding principal amount of the Obligations (applied first to Swing Line Outstandings (if any), then pro rata (ratably in accordance with the Lenders' Percentages) to the unpaid and outstanding principal amount of the Revolving Facility, the Term Facility, the Multi-Currency Line of Credit Permitted Financial Products and all Hedging Obligations owing to the Administrative Agent, a Lender or any of their respective Affiliates, and then pro rata to all other Permitted Financial Product Obligations) owing to the Lenders until paid in full; and

(v)     fifth, to any Person lawfully entitled thereto.

(e)     Adjustments. If, as a result of any restatement of or other adjustment to the financial statements (other than as a result of changes in GAAP) of the ICF Entities or for any other reason, the Borrowers or the Administrative Agent shall determine that (i) the Leverage Ratio, as calculated by the Borrowers as of any applicable date, was inaccurate, and (ii) a proper calculation of the Leverage Ratio would have resulted in a higher Additional Libor Interest Margin, Additional Base Rate Interest Margin, Revolving Facility Commitment Fee and/or Letter of Credit Fee for the applicable period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of each Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent), an amount equal to the excess of the amount of interest and fees that should have been paid for such period (after netting out, during the same relevant period only, any payments of interest and fees paid during such period which have been determined to have been in excess of what was owed by the Borrowers as a result of a proper calculation of the Leverage Ratio that would have resulted in lower pricing for such period) over the amount of interest and fees actually paid for such period. If, during any applicable period, the Borrowers shall have paid interest and/or fees in excess of what was actually owed by the Borrowers as a result of a proper calculation of the Leverage Ratio (that would have resulted in lower pricing for such period), then such excess shall be credited against the next payment of interest and/or fees due and payable by the Borrowers pursuant to this Agreement. This paragraph shall not otherwise limit the rights of the Administrative Agent or any Lender hereunder. The Borrowers' obligations under this paragraph shall survive the termination of this Agreement and the repayment of all Obligations hereunder.

1.5     Alternative Currency Loans; Loan Proceeds for Foreign Subsidiaries. Subject to the terms and provisions of this Agreement, the Borrowers may at any time, and from time to time, request and obtain Alternative Currency Loans pursuant to this Agreement; provided, however, that with respect to the proceeds of any Loan or Alternative Currency Loan requested by a Borrower to be funded directly to any Foreign Subsidiary which has not previously been approved to receive the proceeds of a Loan or Alternative Currency Loan pursuant to this Section 1.5, the following conditions precedent shall have first been satisfied (a) the Borrowers shall have provided to the Administrative Agent written notice of its desire to have the proceeds of a Loan or Alternative Currency Loan sent to such Foreign Subsidiary (each, a “Foreign Subsidiary Loan Request”), (b) the Administrative Agent shall have promptly notified the Revolving Facility Lenders of the Foreign Subsidiary Loan Request and requested the Revolving Facility Lenders’ consent therefor, and (c) all of the Revolving Facility Lenders shall have consented to such Foreign Subsidiary Loan Request within ten (10) Business Days of the Revolving Facility Lenders’ receipt of such Foreign Subsidiary Loan request from the Administrative Agent, and any know your customer and/or beneficial ownership certification forms required by the Lenders. Without limiting the conditions to obtain Loan advances set forth in Section 1.4 of this Agreement, neither the Administrative Agent nor any Revolving Facility Lender shall be obligated to honor any Foreign Subsidiary Loan Request unless all of the Revolving Facility Lenders shall have first consented to such Foreign Subsidiary receiving the proceeds of the Loan or Alternative Currency Loan pursuant to the applicable Foreign Subsidiary Loan Request. From and after the date, if any, on which all Revolving Facility Lender consent shall have been issued for a Foreign Subsidiary to receive the proceeds of a Loan or an Alternative Currency Loan, no further consent shall be necessary for such Foreign Subsidiary to receive the proceeds of any other Loan or Alternative Currency Loan. Any Revolving Facility Lender may, with notice to the Administrative Agent and the Borrowers, fulfill its Commitment hereunder by causing an Affiliate of such Revolving Facility Lender to act as the Revolving Facility Lender in respect of such Foreign Subsidiary Loan Request (and such Revolving Facility Lender shall, to the extent of the proceeds of Loans and Alternative Currency Loans made available to and participations in Letters of Credit issued for the account of the Borrowers with respect to such a Foreign Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Loans and participation to such Affiliate).

1.6     Reserved.

1.7     Certain Fees. In addition to principal, interest and other sums payable under the Notes and pursuant to this Agreement, the Borrowers shall pay the following fees:

(a)     Upfront Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Lender party to this Agreement as of the Closing Date and as of the First Modification Closing Date, an upfront fee in the amounts set forth in, and pursuant to the terms of the applicable Fee Letter. Additionally, the Borrowers shall pay to the Administrative Agent for the account of each Incremental Revolving Facility Lender or Incremental Term Facility Lender, an Incremental Revolving Facility Upfront Fee or Term Facility Upfront Fee (as applicable), for the Incremental Revolving Facility Commitment made by such Incremental Revolving Facility Lender or Incremental Term Facility Commitment made by such Incremental Term Facility Lender pursuant to this Agreement in an amount to be determined at the time such Incremental Revolving Facility Commitment or Incremental Term Facility Commitment (as applicable) is accepted by the Borrowers. The Incremental Revolving Facility Upfront Fee or Term Facility Upfront Fee shall be due and payable in full on the effective date of such Incremental Revolving Facility Commitment or Incremental Term Facility Commitment (as applicable).

(b)     Commitment Fee. So long as any amounts remain outstanding in connection with the Revolving Facility, or the Revolving Facility Lenders have any obligation to make any advance in connection therewith, the Borrowers agree to pay to the Administrative Agent for the benefit of the Revolving Facility Lenders ratably, a quarterly commitment fee (the "Revolving Facility Commitment Fee"), at an annual rate corresponding to the ICF Entities’ Leverage Ratio for the immediately preceding Fiscal Quarter, as set forth on Exhibit 7 attached to this Agreement, calculated on the difference between (i) the Revolving Facility Commitment Amount (including any increases thereto pursuant to Section 1.8 hereof), and (ii) without duplication, the sum of the daily outstanding principal balance of the Loans under the Revolving Facility (other than Swing Line Outstandings) during the applicable three (3) month period, plus the aggregate face amount of all Letters of Credit outstanding at any time during the applicable three (3) month period. The Revolving Facility Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, shall be due for any three (3) month period during which the Revolving Facility Lenders shall have any obligation in connection with the Revolving Facility, and shall be payable in arrears, commencing on June 30, 2017, and continuing on the last Business Day of every third (3rd) calendar month thereafter for so long as this Agreement remains in effect, and on the date on which the Obligations have been paid and satisfied in full. During the period from the Closing Date until the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent's receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements for the calendar quarter ending June 30, 2017, the Revolving Facility Commitment Fee shall be seventeen and one-half (17.5) basis points (i.e., 0.175%). During the period from the First Modification Closing Date, until the first day of the first full calendar month after no less than ten (10) days have elapsed since the Administrative Agent's receipt of the Quarterly Covenant Compliance Certificate and quarterly financial statements due for the Fiscal Quarter ending March 31, 2020, the Revolving Facility Commitment Fee shall be based upon the pro forma Quarterly Covenant Compliance Certificate delivered and dated as of the First Modification Closing Date.

(c)     Other Fees. The Borrowers shall pay such other fees in the amounts set forth in, and pursuant to, the terms of the Fee Letter.

(d)     Letter of Credit Fees. The Borrowers shall pay any and all Letter of Credit fees as and when such fees become due and payable pursuant to this Agreement and the Fee Letter.

(e)     Out-of-Pocket Fees and Expenses. The Borrowers shall be liable for and shall timely pay all out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses of counsel for the Administrative Agent, and of other special and local counsel and other experts, if any, engaged by the Administrative Agent) from time to time incurred by the Administrative Agent and/or the Lead Arrangers in connection with (i) the syndication of the Loan and/or (ii) the drafting of, administration of, preservation of rights in and enforcement of this Agreement, the other Loan Documents and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Borrowers shall be liable for all of the Administrative Agent's out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses of counsel for the Administrative Agent) associated with any and all amendments, waivers and/or consents prepared, negotiated, executed, issued and/or delivered in connection with this Agreement. In addition, the Borrower shall be liable for and shall timely pay all out-of-pocket costs and expenses (including, without limitation, reasonable attorney’s fees and expenses of counsel for the Lenders) from time to time incurred by the Lenders in connection with the preservation of rights in and enforcement of this Agreement and the other Loan Documents. Notwithstanding any judgment rendered by a court of competent jurisdiction related to the Loans, this section shall not be merged into such judgment, but shall survive the same and shall be binding and conclusive on the parties for all time.  Post-judgment attorneys’ fees and costs incurred related to the enforcement of such judgment related to this Agreement or any other Loan Document shall be recoverable hereunder in the same or separate actions.

1.8     Increases to the Revolving Facility Commitment Amount; Term Facility Option.

(a)     Increases to the Revolving Facility Commitment Amount

(i)     The Borrowers may, by written notice to the Administrative Agent from time to time after the Closing Date, request Incremental Revolving Facility Commitments in an amount not to exceed the Uncommitted Incremental Facility Commitment Amount from one or more Incremental Revolving Facility Lenders, which, in the first instance, shall only include existing Lenders; it being understood and agreed that (A) no Lender shall have any obligation to become an Incremental Revolving Facility Lender, and (B) if the full amount of the Incremental Revolving Facility Commitments being requested are not subscribed for by existing Lenders within ten (10) days of the delivery of such written notice, the Borrowers may offer such remaining Incremental Revolving Facility Commitments to other non-Lender financial institutions; provided that each Incremental Revolving Facility Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent. Each such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of Ten Million and No/100 Dollars ($10,000,000.00) and a minimum amount of Twenty Million and No/100 Dollars ($20,000,000.00), or equal to the Uncommitted Incremental Facility Commitment Amount), and (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) days after the date of such notice). Any Loan made or to be made pursuant to an Incremental Revolving Facility Commitment shall (I) constitute a Loan made pursuant to this Agreement, (II) be deemed advanced under the Revolving Facility, (III) bear interest and be repaid in accordance with the terms and provisions of this Agreement applicable to advances made under the Revolving Facility, without preference or priority, (IV) be secured by the Collateral on a pari passu basis, and (V) be subject to all other terms and provisions of this Agreement applicable to Loans and advances thereof.

(ii)     The Borrowers and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Facility Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitment evidenced thereby.

(iii)     Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Facility Commitment pursuant to this Section 1.8, the outstanding Loans under the Revolving Facility (if any) are held by the Lenders in accordance with their new pro rata Percentages. This may be accomplished at the discretion of the Administrative Agent (A) by requiring the outstanding Loans to be prepaid with the proceeds of a new Revolving Facility borrowing, (B) by causing the existing Revolving Facility Lenders to assign portions of their outstanding Loans to Incremental Revolving Facility Lenders, (C) by permitting the Revolving Facility borrowings outstanding at the time of any increase in the Revolving Facility Commitment Amount pursuant to this Section 1.8 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Revolving Facility Lenders would hold such Revolving Facility borrowings other than in accordance with their new pro rata Percentages, or (D) by any combination of the foregoing. Any prepayment or assignment described in this subparagraph (iii) shall be subject to indemnification by the Borrowers pursuant to this Agreement, but otherwise be without premium or penalty.

(iv)     Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective, unless on the date of such effectiveness, (A) no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred or exist which with notice of the lapse of time, or both, would constitute an Event of Default both before and after giving effect to any such Incremental Revolving Facility Commitment, and (B) the Administrative Agent shall have received (I) a certificate dated such date and executed by the Chief Financial Officer or other duly authorized officer of the Borrowers, certifying that all of the representations and warranties set forth in Article 5 of this Agreement and in each of the other Loan Documents are, if qualified by "materiality", true and correct in all respects, and if not qualified by "materiality", true and correct in all material respects, on and as of the date of the certificate with the same effect as though made on and as of such date (except to the extent that a representation and warranty relates to an earlier date); (II) one (1) or more duly executed Notes (or allonges to certain existing Notes), in form and substance acceptable to the Administrative Agent, which shall evidence the Loans to be made pursuant to the Incremental Revolving Facility Commitment; (III) UCC, judgment, bankruptcy, pending litigation and tax lien search results for the Borrowers, confirming that no intervening lien, claim or encumbrance (other than Permitted Liens) on any Collateral exists that would affect the legality, validity or priority of the liens in favor of or for the ratable benefit of the Lenders with respect to such Collateral; (IV) the applicable Incremental Facility Assumption Agreement, duly executed by the parties thereto, together with such other documents, instruments and/or agreements reasonably requested by the Administrative Agent; and (V) the applicable Incremental Revolving Facility Upfront Fee payable by the Borrowers to and for the account of each Incremental Revolving Facility Lender.

(b)     Term Facility Option.

(i)     The Borrowers may, by written notice to the Administrative Agent from time to time after the Closing Date, request new Incremental Term Facility Commitments in an amount not to exceed the Uncommitted Incremental Facility Amount from one or more Incremental Term Facility Lenders, which, in the first instance, shall only include existing Lenders; it being understood and agreed that (A) no Lender shall have any obligation to become an Incremental Term Facility Lender (and the Lenders shall have no obligation to make any Incremental Term Facility Commitments in the amount requested by the Borrowers), and (B) if the full amount of the Incremental Term Facility Commitments being requested are not subscribed for by existing Lenders within ten (10) days of the delivery of such written notice, the Borrowers may offer such remaining Incremental Term Facility Commitments to other non-Lender financial institutions; provided further that each Incremental Term Facility Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent. Each such notice shall set forth (A) the amount of the Incremental Term Facility Commitments being requested (which shall be in minimum increments of Ten Million and No/100 Dollars ($10,000,000.00) and a minimum amount of Twenty Million and No/100 Dollars ($20,000,000.00), or equal to the Uncommitted Incremental Facility Commitment Amount) and (B) the date on which such Incremental Term Facility Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) days after the date of such notice). Any Loan made or to be made pursuant to an Incremental Term Facility Commitment shall (I) constitute a Loan made pursuant to this Agreement, (II) be deemed advanced under the Term Facility, (III) bear interest and be repaid in accordance with this Agreement applicable to advances made under the Term Facility, without preference or priority, (IV) be secured by the Collateral on a pari passu basis, and (V) be subject to all other terms and provisions of this Agreement applicable to Loans and advances thereof. Once amounts are advanced pursuant to an Incremental Term Facility Commitment, the Term Facility Lenders shall have no further obligation to advance or readvance any proceeds of such Incremental Term Facility Commitment, and once repaid, amounts under the Term Facility may not be reborrowed. At the time of request of any Incremental Term Facility Commitment, the Borrowers and the applicable Incremental Term Facility Lenders will agree upon (a) the applicable interest rate, (b) the maturity date of the Term Loans being made available pursuant to the applicable Incremental Term Facility Commitment, which date must be either co-terminus with or later than the Maturity Date for the Revolving Facility, (c) the Term Facility Upfront Fee; and (d) the repayment, prepayment, funding mechanics and amortization terms; provided that the weighted average life to maturity of any Term Loan made pursuant to such Incremental Term Facility Commitment shall be no shorter than the remaining weighted average life to maturity of the Term Loans made under the Term Facility on the First Modification Closing Date.

(ii)     The Borrowers and each Incremental Term Facility Lender shall execute and deliver to the Administrative Agent an Incremental Facility Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Facility Commitment of such Incremental Term Facility Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Term Loans being made available pursuant to the applicable Incremental Term Facility Commitment evidenced thereby.

(iii)      Notwithstanding the foregoing, no Incremental Term Facility Commitment shall become effective, unless on the date of such effectiveness, (A) no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default both before and after giving effect to any such Incremental Term Facility Commitment, and (B) the Administrative Agent shall have received (I) a certificate dated such date and executed by the Chief Financial Officer or other duly authorized officer of the Borrowers, certifying that all of the representations and warranties set forth in Article 5 of this Agreement and in each of the other Loan Documents are, if qualified by “materiality” true and correct in all respects, and if not qualified by “materiality”, true and correct in all material respects, on and as of the date of the certificate with the same effect as though made on and as of such date (except to the extent that a representation and warranty relates to an earlier date); (II) one (1) or more duly executed Notes (or Allonges to existing Notes, as the case may be), in form and substance acceptable to the Administrative Agent, which shall evidence the Term Loans to be made pursuant to the Incremental Term Facility Commitment; (III) UCC, judgment, bankruptcy, pending litigation and tax lien search results for the Borrowers, confirming that no intervening lien, claim or encumbrance (other than Permitted Liens) on any Collateral exists that would affect the legality, validity or priority of the liens in favor of or for the ratable benefit of the Lenders with respect to such Collateral; (IV) the applicable Incremental Facility Assumption Agreement, duly executed by the parties thereto, together with such other documents, instruments and/or agreements reasonably requested by the Administrative Agent; and (V) the applicable Term Facility Upfront Fee payable by the Borrowers to and for the account of each Incremental Term Facility Lender.

1.9     Appointment of the Primary Operating Company. Each Borrower acknowledges that (a) the Lenders have agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (b) it is receiving direct and/or indirect benefits from each such extension of credit; and (c) the obligations of the "Borrower" or "Borrowers" under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Primary Operating Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on such Borrower's behalf, each Request for Advance and Certification and all other Loan Documents or other materials provided or to be provided to the Administrative Agent or any Lender pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Administrative Agent. Upon request of the Administrative Agent, each Borrower shall execute, acknowledge and deliver to the Administrative Agent a Power of Attorney, in form and substance reasonably satisfactory to the Administrative Agent, confirming and restating the power-of-attorney granted herein.

1.10     Joinder of New Subsidiaries and Affiliates.

(a)     Except as otherwise provided in Section 1.10(b) of this Agreement or unless waived in writing by the Administrative Agent, acting at the direction of the Required Lenders, in their sole and absolute discretion, any present or future Material Domestic Subsidiary (or any ICF Entity becoming a Material Domestic Subsidiary after the Closing Date), shall execute and deliver to the Administrative Agent within forty-five (45) days of the date of formation or acquisition (as applicable) of any Material Domestic Subsidiary or any ICF Entity becoming a Material Domestic Subsidiary after the Closing Date (x) a Guaranty Agreement in substantially the form of the Guaranty Agreement executed by the Guarantors as of the Closing Date (or joinder to the existing Guaranty in form and substance acceptable to the Administrative Agent and its counsel in all respects); (y) a security agreement pursuant to which such Material Domestic Subsidiary will grant and convey to the Administrative Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in substantially all of its assets; and (z) such other documents, instruments and agreements as may be reasonably required by the Administrative Agent in connection therewith (including, without limitation, an opinion of counsel and all know your customer, Patriot Act and beneficial ownership certifications), in form and substance acceptable to the Administrative Agent and its counsel in all respects;

(b)     Notwithstanding anything to the contrary contained in clause (a) above, no ICF Entity that fails to qualify as a Material Domestic Subsidiary shall be required to become a Guarantor. However, irrespective of whether or not any Person is required to be joined as a Guarantor, the Borrowers and Guarantors shall undertake, and cause the applicable ICF Entity to undertake, any and all necessary and appropriate procedures to grant in favor of the Administrative Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in and to (i) one hundred percent (100%) of the issued and outstanding Equity Interests in each Domestic Subsidiary of a Borrower or Guarantor within forty-five (45) days of such Person becoming a Domestic Subsidiary of a Borrower or Guarantor, and (ii) sixty-five percent (65%) of the Equity Interests in each Material Foreign Subsidiary, whether directly or indirectly as provided in Article 3 of this Agreement, within sixty (60) days of such Person becoming a Material Foreign Subsidiary; and

(c)     [Reserved].

(d)     [Reserved].

(e)     Notwithstanding the requirements set forth in this Section 1.10 to join a Person to the Loan Agreement and the other Loan Documents, the Borrowers may at any time elect to join as a “Borrower” party or Guarantor any Domestic Subsidiary which is not required to be joined to this Agreement and the other Loan Documents pursuant to clause (a) above by giving forty-five (45) days prior written notice of the Borrowers’ election to do so, together with such detailed information as may be reasonably necessary to join such Person as a “Borrower” party to this Agreement and the other Loan Documents, or as a Guarantor. Prior to the expiration of said forty-five (45) day period, the Borrowers shall execute and deliver to the Administrative Agent, and shall cause such Person being joined as a “Borrower” party to this Agreement or as a “Guarantor” party to the Guaranty to execute and deliver to the Administrative Agent a joinder agreement, or as applicable, a new guaranty, each in form and substance reasonably acceptable to the Administrative Agent.

1.11         Voluntary Reductions of the Revolving Facility Commitment Amount. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Facility commitments or, from time to time, to reduce the aggregate amount of the Revolving Facility Commitment Amount (ratably among the Revolving Facility Lenders in proportion to their Percentage); provided that no such termination or reduction of Revolving Facility commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Facility made on the effective date thereof, the sum of the outstanding principal balance of the Revolving Facility plus the face amount of all issued and outstanding Letters of Credit would exceed the aggregate Revolving Facility commitments of the Revolving Facility Lenders. Any such reduction shall be in an amount equal to $5,000,000.00, or a whole multiple thereof, and shall reduce permanently the Revolving Facility Commitment Amount then in effect. Any such reduction or termination shall be accompanied by prepayment of the Revolver Notes, together with outstanding Revolving Facility Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 12.20 hereof) to the extent necessary to cause the aggregate outstanding principal balance of the Revolving Facility after giving effect to such prepayments to be equal to or less than the Revolving Facility Commitment Amount as so reduced or terminated. Any notice to reduce the Revolving Facility Commitment Amount under this Section 1.11 shall be irrevocable.

1.12         Successor LIBOR Rate Index.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, the Administrative Agent and the Borrowers may amend this Agreement to replace the LIBOR Rate (which, for purposes of this Section 1.12, shall include the Daily LIBOR Rate) with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest based upon the LIBOR Rate that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate option with respect to such Loan, (ii) all outstanding Loans bearing interest on a LIBOR Rate basis shall automatically be converted to the Base Rate option at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan on a LIBOR Rate basis) and (iii) the component of the Base Rate based upon the Daily LIBOR Rate will not be used in any determination of the Base Rate.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 1.12 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.12.

(d) Certain Defined Terms. As used in this Section 1.12:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the LIBOR Rate for U.S. dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)      in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)      a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)      a public statement or publication of information by a Government having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)      a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Government having jurisdiction over the Administrative Agent announcing that the LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 1.12 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 1.12.

“Early Opt-in Event” means a determination by the Administrative Agent that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 1.12, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

ARTICLE 2
LETTERS OF CREDIT

2.1     Issuance. The Borrowers and the Revolving Facility Lenders acknowledge that from time to time the Borrowers may request that an LC Issuer issue or amend Letter(s) of Credit. Subject to the terms and conditions of this Agreement, and any other requirements for letters of credit normally and customarily imposed by an LC Issuer, each LC Issuer agrees to issue Letters of Credit or amendments therefor, provided that on the date of each request for a Letter of Credit or amendment to a Letter of Credit and as of the date of issuance thereof, (i) no Event of Default has occurred and is continuing, (ii) no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default, and (iii) the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by "materiality", such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by "materiality", such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Revolving Facility Lenders in writing, and such inability does not constitute or give rise to an Event of Default. If any such Letter(s) of Credit are issued by an LC Issuer, each of the Revolving Facility Lenders shall purchase from such LC Issuer a risk participation with respect to such Letter(s) of Credit in an amount equal to such Revolving Facility Lender's Percentage of the Revolving Facility Commitment Amount. With respect to Letters of Credit issued or renewed (in accordance with the terms set forth below) with an expiration date that extends beyond the Maturity Date, the LC Issuer shall require, on or immediately prior to the Maturity Date, cash security for the period of exposure from and after the Maturity Date, in an amount equal to one hundred percent (100%) of the undrawn amount of such Letter of Credit. Any request for a Letter of Credit shall be made by a Borrower submitting to the LC Issuer (with a copy to the Administrative Agent) an Application and Agreement for Letter of Credit or Amendment to Letter of Credit (each being herein referred to as a "Letter of Credit Application") on an LC Issuer's standard form, at least five (5) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by a duly authorized officer of a Borrower, and be accompanied by such other supporting documentation and information as the Administrative Agent or LC Issuer may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement. It is understood and agreed that Letters of Credit shall not be issued for durations of longer than one (1) year. Any outstanding Letter of Credit may be renewed from time to time; provided that (a) at least sixty (60) days' prior written notice thereof shall have been given by the Borrowers to the Administrative Agent and the LC Issuer; (b) no Event of Default exists under the terms and provisions of the particular Letter of Credit or this Agreement, (c) no act, event or condition has occurred or exists which with notice or the passage of time, or both, would constitute an Event of Default under the terms and provisions of the particular Letter of Credit or this Agreement and (d) the Borrowers shall be deemed to have remade and redated each and all of the representations and warranties set forth in this Agreement, and with respect to those representations and warranties qualified by "materiality", such representations and warranties shall be true and correct in all respects, and with respect to those representations and warranties not qualified by "materiality", such representations and warranties shall be true and correct in all material respects in each case as of such date, unless such representation or warranty specifically refers to an earlier date or the Borrowers are unable to remake and redate any such representation or warranty, in which case the Borrowers shall have previously disclosed the same to the Administrative Agent and the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

2.2     Amounts Advanced Pursuant to Letters of Credit. Upon the issuance of any Letter(s) of Credit (a) any amounts drawn pursuant thereto shall be repaid immediately by the Borrowers, and if not repaid, will be deemed advanced ratably under the Revolver Notes, shall bear interest and be payable in accordance with the terms of the Revolver Notes and shall be secured by the Collateral (in the same manner as all other sums advanced under the Revolver Notes); and (b) each Revolving Facility Lender shall purchase from the LC Issuer such risk participations in the Letter(s) of Credit as shall be necessary to cause each Revolving Facility Lender to share the funding obligations with respect thereto ratably in accordance with such Revolving Facility Lender's Percentage. It is expressly understood and agreed that all obligations and liabilities of the Borrowers to an LC Issuer in connection with any such Letter(s) of Credit shall be deemed to be "Obligations," and the Administrative Agent shall not be required to release its security interest in the Collateral until (i) all Notes and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full, (ii) all Letters of Credit have been canceled, expired or cash collateralized, as provided in Section 2.1 of this Agreement, and (iii) no Lender or LC Issuer has any further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit. Furthermore, in no event whatsoever shall any LC Issuer have any obligation to issue any Letter of Credit which would cause (x) the face amount of all then outstanding Letters of Credit issued for the account of any or all Borrowers to exceed Sixty Million and No/100 Dollars ($60,000,000.00), in the aggregate, or (y) the aggregate outstanding principal amount of the Revolving Facility (including the aggregate face amount of all Letters of Credit outstanding), to exceed the Revolving Facility Commitment Amount.

2.3     Letter of Credit Fees. The Borrowers shall be jointly and severally liable for the payment of: (a) to the Administrative Agent, for the benefit of the Revolving Facility Lenders ratably, a quarterly fee (the "Letter of Credit Fee") at the annual rate equal to the Additional Libor Interest Margin corresponding to the ICF Entities’ Leverage Ratio reported as of the immediately preceding quarter, as set forth on Exhibit 7 attached to this Agreement, subject to the Administrative Agent’s right to impose the Default Rate (if applicable), (i) multiplied by the face amount of each Letter of Credit as of the date of issuance (or the anniversary or amendment date, as applicable), and (ii) calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year; and (b) to the LC Issuer, (i) a fronting fee in an amount equal to 12.5 basis points multiplied by the face amount of the particular Letter of Credit and (ii) any and all customary administrative charges (the fees in parts (i) and (ii) of this clause (b) are collectively, the "Letter of Credit Administration Fee"). The Letter of Credit Fee shall be due and payable, in advance, on the date the Letter of Credit is issued, amended, extended or renewed and on the same day of every third (3rd) month thereafter during which such Letter of Credit shall remain issued or outstanding. The Letter of Credit Administration Fee shall be due and payable simultaneously with the LC Issuer's issuance, amendment, extension or renewal (including any auto-renewal) of the particular Letter of Credit (as the case may be).

2.4     Documentation. Each Borrower agrees to be bound by the terms of the applicable Letter of Credit Application and the LC Issuer's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Borrower's own. In the event of a conflict between such Letter of Credit Application and this Agreement, this Agreement shall govern subject to the terms of the International Standby Practices 1998, and any subsequent official revision thereof and the terms of the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any subsequent official revision thereof. Except in the case of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, the LC Issuer shall not be liable for any error, negligence or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.5     Liability for Acts and Omissions. As between any ICF Entity and the LC Issuer, the ICF Entities assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the LC Issuer shall not be responsible for any of the following, including any losses or damages to any ICF Entity or other Person or property relating therefrom: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the particular Letter of Credit Application for such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Issuer shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other Person to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any ICF Entity against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any ICF Entity and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication of the proceeds of any drawing under such Letter of Credit by the beneficiary of any such Letter of Credit; or (h) any consequences arising from causes beyond the control of the LC Issuer, including any act or omission of any Government, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Issuer's rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Issuer from liability for the LC Issuer's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, in connection with actions or omissions described in such clauses (a) through (h) of such sentence. In no event shall the LC Issuer be liable to any ICF Entity for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit. Without limiting the generality of the foregoing, the LC Issuer (i) may rely on any oral or other communication believed in good faith by the LC Issuer to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Issuer; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the LC Issuer in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document and honor any drawing in connection with any Letter of Credit that is the subject to such order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

ARTICLE 3
SECURITY

3.1     Security Generally. As collateral security for the Loan and all other Obligations, each Borrower hereby grants and conveys to the Administrative Agent, for the benefit of the Lenders ratably, a security interest in all of its assets, whether now owned or hereafter acquired by such Borrower, including, without limitation, the following (collectively, the "Collateral"):

Receivables. All of such Borrower's present and future right, title and interest in and to any and all Accounts, contracts, contract rights, Chattel Paper, General Intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations arising out of or acquired in the course of or in connection with any business such Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, and all rights with respect to returned and repossessed items of Inventory;

Inventory. All of such Borrower's present and future right, title and interest in and to any and all Inventory and Goods, wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials owned by such Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property constituting Inventory;

Other Collateral. All of such Borrower's present and future right, title and interest in and to any and all cash, cash equivalents, Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights and Supporting Obligations, together with all of such Borrower's present and future furniture, fixtures, Equipment, machinery, supplies and other assets (other than stock, as below provided) and personal property of every type or nature whatsoever, including without limitation, all of such Borrower's present and future inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

Stock or Other Ownership Interests. All of such Borrower's present and future right, title and interest in and to any and all of the Equity Interests in any Person (including all Material Foreign Subsidiaries whether owned directly or indirectly), whether such interests are now or hereafter issued or outstanding, together with all voting, economic and other rights thereof or appurtenant thereto, pursuant to the Stock Security Agreements, Membership Interest Assignments and/or such other documents, instruments or agreements as may be reasonably required by the Administrative Agent;

Leases. All of such Borrower's present and future right, title and interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment or occupancy of real property or any improvements thereon; provided, however, that if the terms of any such lease or other contract require such Borrower to notify or obtain the prior written consent of a third party for the grant of a security interest in such lease or other contract, the security interest granted hereby in such lease or other contract shall not be effective until such notification is delivered or such consent is obtained;

Records. All of such Borrower's present and future right, title and interest in and to any and all records, documents and files, in whatever form, pertaining to the Collateral; and

Proceeds, Etc. Any and all Proceeds of the foregoing, whether cash or non-cash proceeds, and all increases, substitutions, replacements and/or additions to any or all of the foregoing.

It is expressly understood and agreed that the foregoing grant and conveyance of a security interest in the Collateral is in confirmation of (and not replacement of) the grant and conveyance of a security interest in the Collateral which was previously made pursuant to or in accordance with the Existing Loan Agreement and the other Loan Documents; that the liens created by such prior grant and conveyance of a security interest in the Collateral remain in full force and effect, and that the grant of and conveyance of a security interest in the Collateral pursuant hereto shall be supplemental to such prior grant and conveyance.

Notwithstanding the foregoing, the above described grant and conveyance shall not be deemed to include the grant and conveyance of (a) any Government Contract, Government Subcontract or Commercial Contract, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), the Administrative Agent's security interest shall include (i) the entirety of such Borrower's right, title and interest in and to all Receivables and all other Proceeds directly or indirectly arising from such Government Contract, Government Subcontract or Commercial Contract, and (ii) all other rights and interests which such Borrower may lawfully convey to the Administrative Agent with respect to such Government Contract, Government Subcontract or Commercial Contract (including, without limitation, a conveyance of the applicable Commercial Contract if such prohibition on conveyance is negated by Applicable Law); (b) any Equity Interests in or assets of an ICF Entity that is a Foreign Subsidiary (other than Material Foreign Subsidiaries and/or, at Administrative Agent’s discretion, the parent company of a Material Foreign Subsidiary); (c) any Equity Interests in a Material Foreign Subsidiary in excess of sixty-five percent (65%) of all of the Equity Interests of such Material Foreign Subsidiary; (d) motor vehicles titled in the name of any ICF Entity; and (e) except as otherwise set forth in Section 3.1 of this Agreement with respect to leases, interests in real property owned by any ICF Entity.

3.2     Equity Interests of Subsidiaries and Affiliates. As additional collateral security for the Loan and all other Obligations, the Borrower shall, and shall cause each applicable Guarantor to grant and convey to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to the Stock Security Agreements, Membership Interest Assignments or other comparable collateral documents, a first priority perfected security interest in and to (a) one hundred percent (100%) of the issued and outstanding Equity Interests in each Domestic Subsidiary (other than the Jones & Stokes Joint Venture Entities) owned by a Borrower or Guarantor, and (b) sixty-five percent (65%) of the Equity Interests in each Material Foreign Subsidiary owned directly (or, if required by the Administrative Agent, indirectly) and whether any of the foregoing Equity Interests shall be now owned or be hereafter acquired.

3.3     Guaranty. Each Guarantor shall execute and deliver to the Administrative Agent on the Closing Date the Guaranty Agreement, and execute and deliver on the Closing Date a security agreement pursuant to which each Guarantor will grant and convey to the Administrative Agent, for the benefit of the Lenders ratably, a first priority perfected security interest in substantially all of its assets.

3.4     No Preference or Priority. It is expressly understood and agreed that each of the Notes shall be secured without preference or priority; it being the intention of the parties that the Notes shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due thereunder.

ARTICLE 4
CONDITIONS TO THE LENDERS' OBLIGATIONS

The initial performance of the Lenders' obligations under this Agreement shall be subject to the following conditions:

4.1     Compliance with Law and Agreements; Third Party Consents. The Lenders shall be reasonably satisfied that (a) the Loan shall be in full compliance with all legal requirements, (b) all regulatory and third party consents and approvals required to be obtained have been obtained, (c) there are no outstanding adverse ERISA and/or labor matters materially affecting the ICF Entities; and (d) the Borrowers shall have performed, and caused the other ICF Entities to perform, all agreements theretofore to be performed by the Borrowers and the other ICF Entities (as applicable).

4.2     Financial Condition. There shall have been no material adverse change in the financial condition of the ICF Entities, taken as a whole, between December 31, 2016 and the Closing Date.

4.3     Litigation/Bankruptcy. There shall be no pending or threatened litigation by any Person (private or governmental) with respect to the Loan or any documentation executed in connection therewith (except for such litigation disclosed to and not objected to by the Administrative Agent prior to Closing), nor shall there be any litigation, bankruptcy or other proceedings which the Administrative Agent believes, in good faith, could reasonably be expected to have a Material Adverse Effect on a going forward basis.

4.4     Opinion of Counsel. The Administrative Agent shall have received an opinion of Borrowers' and Guarantors’ counsel with respect to each Borrower and Guarantor, in form and substance satisfactory to the Administrative Agent and its counsel in all respects.

4.5     No Default. There shall exist no Event of Default, and no act, event or condition shall have occurred or exist which with notice or the lapse of time, or both, would constitute an Event of Default.

4.6     Documentation. The Administrative Agent shall have received such financial statements, projections, certificates of good standing, corporate resolutions, limited liability company consents, UCC financing statements, opinions, certifications, schedules to be attached to this Agreement and such other documents, instruments and agreements as may be reasonably required by the Lenders or the Administrative Agent, in such form and content and from such parties, as the Administrative Agent shall require (including, without limitation, all documentation and other information required by bank regulatory authorities applicable to "know your customer" and anti-money laundering rules and regulations, including the Patriot Act). All documentation relating to the Loan and all related transactions must be satisfactory in all respects to the Administrative Agent, the Lenders and their respective counsel.

4.7     Restatement/Closing Costs and Expenses. The Borrowers shall have paid all fees payable to the Administrative Agent and/or the Lenders, plus all restatement/closing costs and expenses incurred by the Administrative Agent in connection with the transactions contemplated hereby, including, without limitation, all filing fees, recording costs, out-of-pocket syndication costs and expenses and the reasonable attorneys' fees and expenses of the Administrative Agent's counsel.

4.8     Closing Matters. On or before the Closing Date:

(a)     The Administrative Agent shall have received (i) a certificate, dated as of the Closing Date and signed by the Chief Financial Officer or other duly authorized officer of the Borrowers, certifying (A) that except as set forth on any schedule attached thereto, the certificate or articles of incorporation or formation (or similar document) of each Borrower and Guarantor attached thereto are true, accurate and complete, without modification or amendment, (B) that except as set forth on any schedule attached thereto, the by-laws or operating agreement (or similar document) of each Borrower and Guarantor are true, accurate and completed, and have not been amended, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other equivalent body of each Borrower and Guarantor, authorizing the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by such Borrower and/or Guarantor (as applicable), the undertaking by such Borrower and/or Guarantor of the Obligations (as applicable), and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date, and (D) as to the incumbency and specimen signature of each officer executing this Agreement, the Notes, or any other Loan Document or any other document delivered in connection therewith on behalf of such Borrower or Guarantor; and (ii) a certificate of another officer as to the incumbency and specimen signature of the Chief Financial Officer or other duly authorized officer executing the certificate pursuant to clause (i) above;

(b)     This Agreement, the Notes and all other Loan Documents required to be executed and delivered by any Lender, any Borrower and/or any Guarantor shall have been executed and delivered to the Administrative Agent and its counsel in form and substance acceptable to the Administrative Agent, all such documents shall be in full force and effect, and each such document (including each UCC financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create or continue in favor of the Administrative Agent for the benefit of the Lenders, ratably a valid, legal and perfected first-priority (except to the extent otherwise provided therein) security interest in and lien on the Collateral (subject to any Permitted Lien) described therein shall have been prepared and delivered to the Administrative Agent and its counsel;

(c)     The Administrative Agent shall have received a certificate, dated as of the Closing Date, from a duly authorized officer of the Borrowers and Guarantors certifying: (i) the accuracy of the representations and warranties set forth in the Loan Documents; (ii) compliance with the covenants set forth in the Loan Documents; (iii) the absence of a default or Event of Default; and (iv) the absence of any Material Adverse Effect.

(d)     The Administrative Agent shall have received a pro forma Quarterly Covenant Compliance Certificate setting forth compliance with the financial covenants described in Section 6.15 hereof as of the Closing Date.

(e)     All legal matters (including evidence of all necessary regulatory approvals and licenses, and the absence of any legal or regulatory prohibitions or restrictions) incident to this Agreement and the Closing shall be reasonably satisfactory to the Lenders, the Administrative Agent and their respective counsel; and

(f)     After giving effect to the Closing, all representations and warranties of the Borrowers and Guarantors set forth in this Agreement and the other Loan Documents (as applicable) shall be, with respect to those representations and warranties not qualified by "materiality", true, accurate and complete in all material respects, and not misleading in any material respect, and with respect to those representations and warranties qualified by "materiality", true, accurate and complete in all respects and not misleading in any respect.

4.9     Security Interests. The Borrowers, the Guarantors and the Non-Obligor Affiliates (to the extent required pursuant to Article 3 of this Agreement) shall have executed and delivered all documentation that the Administrative Agent deems necessary or appropriate for the perfection of any Liens granted to the Administrative Agent and/or the Lenders pursuant to this Agreement or any other Loan Document. Prior to the Closing Date, the Administrative Agent shall have received satisfactory UCC/Judgment/Tax/Pending Litigation/Bankruptcy searches for each Borrower and Guarantor. Additionally, all existing UCC financing statements shall be modified, amended and/or assigned to reflect the replacement of the administrative agent under the Existing Loan Agreement with the Administrative Agent.

4.10     Insurance. The Borrowers shall have delivered to the Administrative Agent, for the ratable benefit of the Lenders, evidence of compliance with the insurance requirements set forth in this Agreement and the other Loan Documents.

4.11     Due Diligence/Syndication. The Lead Arrangers and the Administrative Agent shall have completed, to their satisfaction, a credit analysis, including but not limited to access to management, as well as financial reviews (on a historical and a projected basis), environmental reviews, legal reviews, site visits, customer inquiries, and other due diligence, as deemed necessary or appropriate. Additionally, the Lead Arrangers shall have successfully completed the syndication of the Revolving Facility and the Term Facility.

4.12     Other Deliveries. The Borrowers shall have provided, and shall have caused each other ICF Entity to have provided, to the Administrative Agent all other documents, instruments and agreements requested by the Administrative Agent on or prior to the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and/or make any advances to the Borrowers pursuant to this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

5.1     Existence and Qualification. Each Borrower, and Domestic Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of incorporation or organization, with all corporate or limited liability company power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted, except where the failure to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect. Each Borrower and Domestic Subsidiary has only one jurisdiction of incorporation or organization (as the case may be). Each Borrower and Domestic Subsidiary is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2     Authority; Noncontravention. Except as set forth in Schedule 5.2 attached to this Agreement, the execution, delivery and performance of the obligations of each Borrower and Guarantor set forth in this Agreement, the Notes and the other Loan Documents, and the execution, delivery and performance of the obligations of each Guarantor or Borrower set forth in the Stock Security Agreement, Membership Interest Assignment or other comparable collateral document (a) have been duly authorized by all necessary corporate, limited liability company, stockholder or member action (as applicable); (b) do not require the consent of any governmental body, agency or authority; (c) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of any Borrower's or Guarantor’s Articles/Certificate of Incorporation, Articles/Certificate of Formation, By-laws, Operating Agreement, Material Contracts existing as of the Closing Date and/or the First Modification Closing Date, other organizational document, or any order or regulation of any governmental authority or arbitration board or tribunal; (d) will not violate or result in (and with notice or the lapse of time will not violate or result in) any order or regulation of any governmental authority or arbitration board or tribunal applicable to such Borrower or Guarantor, the effect of which could reasonably be expected to have a Material Adverse Effect; and (e) except as permitted by the terms and provisions of this Agreement, will not result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower or Guarantor. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each Borrower and Guarantor, enforceable against each Borrower and Guarantor, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally.

5.3     Financial Position. The financial statements listed on Schedule 5.3 attached to this Agreement, copies of which have been delivered to the Administrative Agent and the Lenders (a) present fairly in all material respects the financial condition of the ICF Entities as of the date(s) thereof and the results of the ICF Entities’ operations for the periods indicated therein, (b) were prepared in accordance with GAAP, (c) with respect to all historical data, are true and accurate in all material respects, (d) with respect to all projections, are reasonable, and (e) are not misleading in any material respect. All material liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the date(s) thereof. There has been no material adverse change in the business, property or condition (financial or otherwise) of the ICF Entities since the date of the most recent financial statements listed on Schedule 5.3 attached to this Agreement. All company filings required by the SEC or pursuant to the SEC Act have been filed as and when required (except to the extent appropriate extensions have been obtained and remain in effect), and no ICF Entity has received written notice of any violation of the SEC Act or any other law, rule or regulation of the SEC that has not been disclosed to the Administrative Agent in writing.

5.4     Payment of Taxes. Each ICF Entity has filed all tax returns and reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Administrative Agent's or the Lenders' interests in any Collateral.

5.5     Accuracy of Submitted Information; Omissions. As of the date furnished, none of the documents, certificates, information, materials or financial statements furnished to any Lender or the Administrative Agent pursuant to this Agreement or otherwise in connection with the Loan contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading, provided, that with respect to projected financial information, pro forma financial information and information of a general economic or industry nature, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that such information may vary from actual results and that such variations may be material.

5.6     Government Contracts/Government Subcontracts.

(a)     All Government Contracts existing as of the Closing Date and as of the First Modification Closing Date and having (i) a remaining funded contract value of Fifty Million and No/100 Dollars ($50,000,000.00) or more, and (ii) a remaining term of twelve (12) months or longer are listed on Schedule 5.6(a) attached to this Agreement.

(b)     Except as set forth in Schedule 5.6(b) attached to this Agreement: (i)  the Borrowers and the Domestic Subsidiaries have complied in all material respects with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations ("FAR") and related cost principles and the cost accounting standards, where and as applicable to each of the Government Contracts and Government Subcontracts, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect; (ii) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Subcontract, and to the best of the Borrowers' knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by any Borrower or any Domestic Subsidiary with respect to any such Government Contract or Government Subcontract has set forth a default or other failure to perform thereunder or termination or default thereof which could reasonably be expected to have a Material Adverse Effect; and (iv) no money due to the Borrowers or any Domestic Subsidiary pertaining to any Government Contract or Government Subcontract has been withheld or set-off as a result of any claim(s) made against the Borrowers or such Domestic Subsidiary involving amounts in excess of Five Million and No/100 Dollars ($5,000,000.00), individually or in the aggregate.

(c)     No Borrower or Domestic Subsidiary has taken any action or is a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, or (ii) a claim for price adjustment under the Truth in Negotiations Act.

(d)     Except as set forth in Schedule 5.6(d) attached to this Agreement, no Government Contract or Government Subcontract has been terminated for default in the past ten (10) years.

(e)     Except as set forth in Schedule 5.6(e) attached to this Agreement, no Borrower or Domestic Subsidiary has ever been, and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract or Government Subcontract. Except as set forth in Schedule 5.6(e) attached to this Agreement, since February 1, 2012, no notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, any Domestic Subsidiary or any of its respective officers or employees, and no such actions, or any other adverse Government actions or proceedings, with respect to Government Contracts or Government Subcontracts, have been commenced or threatened in writing against any Borrower, any Domestic Subsidiary or any of its respective officers or employees; it being understood and agreed that, for purposes hereof, normal and customary reviews and audits conducted by the Government in the ordinary course of business shall not be deemed adverse Government action(s) or proceeding(s).

(f)     Except as set forth in Schedule 5.6(f) attached to this Agreement, (i) no Borrower or Domestic Subsidiary has undergone and no Borrower or Domestic Subsidiary is undergoing any audit, inspection, survey or examination of records by the Government relating to any Government Contract or Government Subcontract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, (ii) no Borrower or Domestic Subsidiary has received written notice of, and no Borrower or Domestic Subsidiary has undergone, any investigation or review relating to any Government Contract or Government Subcontract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, and (iii) no such audit, review, inspection, investigation, survey or examination of records has been threatened in writing. Except as set forth in Schedule 5.6(f) attached to this Agreement, no Borrower or Domestic Subsidiary has received any official notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the "DCAA"), any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or Government Subcontract, or the Department of Justice (including any United States Attorney).

(g)     No Borrower, nor to any Borrower's knowledge, any other ICF Entity or any of its respective employees, officers or agents of such Borrower or other ICF Entity, has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1,  -2.

(h)     The Borrowers and Domestic Subsidiaries are duly registered in the System for Award Management pursuant to applicable FAR.

(i)     [Reserved].

(j)     No Borrower or Domestic Subsidiary is a party to an administrative agreement with the Government arising from any suspension, debarment or similar adverse proceeding.

5.7     No Defaults or Liabilities. No ICF Entity is in default of any obligation, covenant or condition contained in any Material Contract which could reasonably be expected to have a Material Adverse Effect. Additionally, except for the matters disclosed on Schedule 5.9 attached to this Agreement, there is no litigation, legal or administrative proceeding or investigation pending against any ICF Entity, and no litigation, legal or administrative proceeding or investigation has been threatened against any ICF Entity, which has not been disclosed to the Administrative Agent in writing and which involves amounts in excess of Twenty Million and No/100 Dollars ($20,000,000.00) or which could prejudice, in any material respect, the Administrative Agent's or any Lender's rights or remedies under any Loan Document, or the priority, perfection or enforceability of the Administrative Agent's security interest in or lien on any Collateral.

5.8     No Violations of Law. No ICF Entity is in violation of any Applicable Laws in any material respect; no ICF Entity has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, and each ICF Entity has conducted its business and operations in compliance with all Applicable Laws, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect.

5.9     Litigation and Proceedings. Except for the matters set forth on Schedule 5.9 attached to this Agreement, as of the Closing Date and as of the First Modification Closing Date, no action, suit or proceeding against or affecting any ICF Entity is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability that exceeds all potentially available insurance by more than Twenty Million and No/100 Dollars ($20,000,000.00). No ICF Entity is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

5.10     Security Interest in the Collateral. Each ICF Entity is the sole legal and beneficial owner of all assets owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens expressly permitted by the terms and provisions of this Agreement. Except as expressly set forth in this Agreement or unless requirements of any Applicable Law(s) dictate an alternative or additional method of creating valid and enforceable security interests in the Collateral (or, as the case may be under any Applicable Law, such foreign jurisdiction's equivalent of a valid and enforceable security interest in and to such Collateral), the security interests and liens granted by the Borrowers and Guarantors to the Administrative Agent pursuant to this Agreement, and granted by the applicable Guarantor or Borrower to the Administrative Agent pursuant to the Stock Security Agreements, Membership Interest Assignments or comparable collateral documents, constitute valid and enforceable security interests in and liens on each item of the Collateral of the type or nature which may be made subject to a security interest under the UCC, subject to no other liens other than Permitted Liens. Upon execution of this Agreement, and subject to (a) the filing of UCC-1 financing statements containing a description of the Collateral and naming the Borrowers and Guarantors (as applicable) as debtors in the appropriate jurisdictions as determined by applicable law, and (b) the requirements of any Applicable Law(s) which dictate an alternative or additional method of perfecting the security interest (or, as the case may be under any Applicable Law, such foreign jurisdiction’s equivalent of a perfected lien on and security interest) in the Collateral consisting of Equity Interests, the security interests and liens granted by the Borrowers and the Guarantors to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to this Agreement, and granted by the applicable Guarantor or Borrower to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to the Stock Security Agreements, Membership Interest Assignments or comparable collateral documents (i) constitute perfected security interests in all Collateral (but excluding Collateral consisting of Equity Interests in Material Foreign Subsidiaries) of the type or nature in which a security interest may be perfected by filing, recording or registering a financing statement in the United States pursuant to the UCC, (ii) shall be superior to and prior to any other lien on any of such Collateral (but excluding Collateral consisting of Equity Interests in Material Foreign Subsidiaries), other than Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and liens, other than the filing of continuation statements in accordance with Applicable Law, and (iii) in the case of Collateral consisting of direct or indirect Equity Interests in any Material Foreign Subsidiary, subject to (A) having control thereof within the meaning of the UCC, and/or (B) satisfaction of any requirements of Applicable Law which dictate an alternative or additional method of perfection (or, as the case may be under any Applicable Law, such foreign jurisdiction's equivalent of a perfected lien on and security interest in and to such Collateral), shall be superior to and prior to any other lien on any of such Collateral, other than Permitted Liens.

5.11     Principal Place of Business; Location of Books and Records. As of the Closing Date and as of the First Modification Closing Date, each Borrower and Domestic Subsidiary maintains its principal place of business and the office where it keeps its books and records with respect to Receivables at the headquarters location listed on Schedule 2 attached to this Agreement. Schedule 5.11 attached to this Agreement sets forth all primary business locations of the Borrowers and Domestic Subsidiaries situated within the United States as of the Closing Date and as of the First Modification Closing Date.

5.12     Fiscal Year. Each ICF Entity’s Fiscal Year ends on December 31st.

5.13     Pension Plans.

(a)     Except for the matters set forth on Schedule 5.13(a) attached to this Agreement, the present value of all benefits vested under all "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), from time to time maintained by the Borrowers, the Domestic Subsidiaries or any ERISA Affiliate (individually, a "Pension Plan" and collectively, the "Pension Plans") did not, as of December 31, 2016, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

(b)     Except for the matters set forth on Schedule 5.13(b) attached to this Agreement, no Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Code;

(c)     Except for the matters set forth on Schedule 5.13(c) attached to this Agreement, no Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no "reportable events" (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after June 30, 1974;

(d)     No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA; and

(e)     None of the Borrowers or Domestic Subsidiaries, or any of their ERISA Affiliates (i) makes, or is obligated to make, contributions to a multiemployer plan (as defined in Section 3(37) of ERISA) or has ever contributed, or been obligated to contribute, to such a plan in the past; (ii) maintains or has ever maintained (A) any plan which has been subject to Title IV of ERISA, or (B) a defined benefit plan (as defined in Section 3(35) of ERISA); or (iii) has any liability or could reasonably be expected to have any liability with respect to any plan identified in the immediately preceding clause (ii) above.

5.14     O.S.H.A., ADA and Environmental Compliance.

(a)     Each ICF Entity has duly complied in all material respects with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act ("O.S.H.A."), the Americans with Disabilities Act ("ADA"), the Environmental Protection Act, RCRA and all other environmental laws which non-compliance with could reasonably be expected to result in a Material Adverse Effect; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any ICF Entity or relating to its respective business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

(b)     each ICF Entity has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a Material Adverse Effect; and

(c)     (i) there are no visible signs of releases, spills, discharges, leaks or disposals (collectively referred to herein as "Releases") of Hazardous Substances at, upon, under or within any real property owned, or to the actual knowledge of any Borrower any premises leased, by any ICF Entity; (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any ICF Entity; (iii) no real property owned, or to the actual knowledge of any Borrower premises leased, by any ICF Entity has ever been used by any ICF Entity (and to the best of each Borrower's knowledge, any other Person) as a treatment, storage or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on any real property owned, or to the actual knowledge of any Borrower any premises leased, by any ICF Entity, except for such quantities of Hazardous Substances as are handled in all material respects in accordance with all applicable manufacturer's instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the ICF Entities. Each Borrower, for itself, and on behalf of each other ICF Entity and its respective successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Administrative Agent and the Lenders from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable attorneys' fees arising from or in connection with (i) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any ICF Entity (including, without limitation, any property or premises now or hereafter owned or leased by any ICF Entity), or which is caused by or results from, directly or indirectly, any act or omission to act by any ICF Entity; and (ii) any ICF Entity’s violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

5.15     Intellectual Property. All material patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower and Domestic Subsidiary are (a) owned or utilized by such Borrower or Domestic Subsidiary (as applicable), and (b) valid in all material respects and, except with respect to licenses, trade secrets and certain copyrights, have been duly registered or filed with all appropriate governmental authorities. Schedule 5.15(a) attached to this Agreement sets forth all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses necessary for the conduct of the business of each Borrower and Domestic Subsidiary (as applicable) as of the Closing Date and as of the First Modification Closing Date, and except as disclosed in Schedule 5.15(a) attached to this Agreement, there is no objection or pending challenge to the validity of any such patent, trademark, copyright, trade name, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto. Except as disclosed in Schedule 5.15(b) attached to this Agreement, as of the Closing Date and as of the First Modification Closing Date, no Borrower or Domestic Subsidiary pays any royalty to anyone in connection with any patent, trademark, copyright, trade name, trade secret or license; and each Borrower and Domestic Subsidiary has the right to bring legal action for the infringement of any such patent, trademark, copyright, trade name, trade secret or license.

5.16     Existing or Pending Defaults; Material Contracts. Except as disclosed on Schedule 5.16, no Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any ICF Entity arising from or related to any Material Contract which could reasonably be expected to result in any judgment or liability against any ICF Entity in excess of Twenty Million and No/100 Dollars ($20,000,000.00).

5.17     Leases and Real Property. No Borrower or Domestic Subsidiary owns any real property other than fixtures that may relate to various leaseholds. All leases and other agreements under which any Borrower or Domestic Subsidiary occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower or Domestic Subsidiary party thereto and, to the Borrowers' best knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. To the Borrowers' best knowledge, all necessary governmental approvals, if any, have been obtained for each such lease or agreement, and there have been no threatened cancellations thereof or outstanding disputes with respect thereto.

5.18     Labor Relations. There are no strikes, work stoppages, material grievance proceedings, union organization efforts or other material controversies pending, or to any Borrower's knowledge, threatened or reasonably anticipated, between any Borrower or Domestic Subsidiary and (a) any current or former employee of any Borrower or Domestic Subsidiary or (b) any union or other collective bargaining unit representing any such employee. Each Borrower and Domestic Subsidiary has complied and is in compliance with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18 attached to this Agreement, as of the Closing Date and as of the First Modification Closing Date, there are no collective bargaining agreements, employment agreements between any Borrower or Domestic Subsidiary and any of its employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower or Domestic Subsidiary. The consummation of the transactions contemplated hereby will not cause any Borrower or Domestic Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any Person.

5.19     Assignment of Contracts No existing Government Contract, Government Subcontract or other Material Contract of any ICF Entity (and no present or future interest of any ICF Entity, in whole or in part, in, to or under any such Government Contract, Government Subcontract or other Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any Person (other than in favor of the Administrative Agent for the benefit of the Lenders ratably).

5.20     Contribution Agreement. The Borrowers and Guarantors have executed and delivered the Contribution Agreement, such agreement is in full force and effect, and a true and correct copy thereof has been delivered to the Administrative Agent.

5.21     Registered Names. The corporate or company name of each Borrower and Guarantor set forth in this Agreement and the other Loan Documents (including, without limitation, all of the UCC-1 financing statements) is accurate in all respects, and such corporate or company name is identical to the corporate or company name of record with such Borrower's or Guarantor’s jurisdiction of incorporation or organization (as applicable).

5.22     Ownership of the ICF Entities. As of the Closing Date and as of the First Modification Closing Date, except as described on Schedule 5.22 attached to this Agreement, all of the issued and outstanding Equity Interests of each Borrower (other than the Parent Company) and the other ICF Entities is owned by either the Parent Company, the Primary Operating Company, another Borrower, a Guarantor or a Non-Obligor Affiliate, free and clear of any and all liens, claims and encumbrances of any type or nature (other than the security interests granted to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to this Agreement, the Stock Security Agreements, the Membership Interest Assignments or other comparable collateral documents).

5.23     Solvency. Both prior to and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, (a) each Borrower and each Guarantor owned and owns property (including, without limitation, the Borrower's and Guarantor’s rights under the Contribution Agreement) whose fair saleable value is greater than the amount required to pay all of such Borrower's or Guarantor’s indebtedness (including contingent debts), (b) each Borrower and each Guarantor was and is able to pay all of its indebtedness as such indebtedness matures, and (c) each Borrower and each Guarantor had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

5.24     Foreign Assets Control Regulations, Etc.

(a)      Each ICF Entity, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption laws and applicable Sanctions. No ICF Entity, nor any of its Subsidiaries or any of their respective directors, officers or employees (i) is a Blocked Person, (ii) engages in any dealings or transactions or is otherwise associated, with any Blocked Person, or (iii) is a Sanctioned Person. Each ICF Entity and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance, in all material respects, by the ICF Entity, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)     No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws. Neither the making of the Loans hereunder nor the use of the proceeds hereof will violate any regulations passed under the PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto. Each ICF Entity and each of their Subsidiaries are in compliance, in all material respects, with applicable Anti-Terrorism Laws.

5.25     Federal Reserve Regulations. No director, executive officer or principal shareholder of any ICF Entity is a director, executive officer or principal shareholder of the Administrative Agent or any Lender. For the purposes hereof, the terms "director" "executive officer" and "principal shareholder" (when used with reference to the Administrative Agent or any Lender), shall have the respective meanings assigned thereto in Regulations issued by the Board.

5.26     Commercial Tort Claims. No Borrower or Guarantor is a party to any material Commercial Tort Claims, except as shown on Schedule 5.26 attached to this Agreement.

5.27     Letter of Credit Rights. No Borrower or Guarantor has any Letter of Credit Rights, except as shown on Schedule 5.27 attached to this Agreement.

5.28     Intercompany Debt. Except as described on Schedule 5.28 attached to this Agreement, or as permitted under Section 7.8 of this Agreement, as of the Closing Date and as of the First Modification Closing Date, no Borrower or Guarantor has any outstanding Indebtedness owed by or to any other ICF Entity (other than to another Borrower or another Guarantor, as applicable).

5.29     Survival of Representations and Warranties. All representations and warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of any Loan proceeds or the issuance, amendment, renewal or extension of any Letter of Credit, unless the Borrowers are unable to remake and/or redate any such representation or warranty, discloses the same to the Lenders in writing, and such inability does not constitute or give rise to an Event of Default.

5.30     EEA Financial Institution. No Borrower or Guarantor is an EEA Financial Institution.

5.31     Margin Regulations. No Borrower or Guarantor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board.  No Borrower or Guarantor holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Borrower or Guarantor are or will be represented by margin stock.

5.32     Beneficial Ownership. To the extent required pursuant to Applicable Law (i.e., the Borrowers are not otherwise exempt), the Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders on or prior to the First Modification Closing Date and from time to time thereafter, as the same may be updated from time to time in accordance with this Agreement, is accurate, complete and correct. The Borrowers acknowledge and agree that any Certificate of Beneficial Ownership provided to the Administrative Agent and the Lenders pursuant to this Agreement shall constitute a “Loan Document”.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Administrative Agent and the Lenders that:

6.1     Payment of Loan Obligations. Each Borrower will duly and punctually pay all sums to be paid to the Lenders, the Lead Arrangers and the Administrative Agent in accordance with the terms and provisions of the Loan Documents, and will comply with, perform and observe all of the terms and provisions thereof.

6.2     Payment of Taxes. Each Borrower will, and will cause each other ICF Entity to, promptly pay and discharge when due all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that the non-payment thereof will not result in the execution of any tax lien or otherwise jeopardize the Administrative Agent's or the Lenders' interest in or the value of any Collateral.

6.3     Delivery of Financial and Other Statements. The Borrowers shall deliver to the Administrative Agent financial and other statements, each of which shall, unless otherwise expressly set forth below to the contrary, be prepared in accordance with GAAP consistently applied, as follows:

(a)     on or before the ninetieth (90th) day following the close of each Fiscal Year, the Borrowers will submit to the Administrative Agent (i) annual audited and unqualified consolidated financial statements certified by an independent certified public accountant acceptable to the Administrative Agent and including a consolidating and consolidated balance sheet, cash flow statement, income statement and statement of shareholders' equity, accompanied by related footnotes, reporting the ICF Entities’ current financial position and the results of their operations for the Fiscal Year then ended, which shall be accompanied by management letters (if issued), (ii) summary contract/status backlog reports and a schedule listing each Government Contract which constitutes a Material Contract and has a remaining term of twelve (12) months or longer, (iii) a Quarterly Covenant Compliance Certificate in the form attached as Exhibit 5 to this Agreement; (iv) a detailed listing of all deposit accounts designated by the Borrowers as Permitted Foreign Bank Accounts during the immediately preceding Fiscal Year, and (v) an annual budget for the then current Fiscal Year, in each case certified by the Borrowers' Chief Financial Officer or another duly authorized executive officer of the Borrowers, each of which shall be in form and substance satisfactory to the Administrative Agent;

(b)     on or before the forty-fifth (45th) day following the close of each of the first three (3) Fiscal Quarters, the Borrowers will submit to the Administrative Agent a Quarterly Covenant Compliance/Non-Default Certificate in the form attached as Exhibit 5 to this Agreement (a “Quarterly Covenant Compliance Certificate”), accompanied by (i) a consolidated balance sheet and income statement, reporting the ICF Entities’ current financial position and the results of their operations for the Fiscal Quarter then ended and year to date, and (ii) internally prepared statements of cash flow, each of which shall be certified by the Borrowers' Chief Financial Officer or another duly authorized executive officer of the Borrowers and each of which shall be in form and substance satisfactory to the Administrative Agent;

(c)     within ten (10) days of issuance, distribution or filing, as applicable, the Borrowers will submit to the Administrative Agent copies of all public filings, disclosure statements and/or registration statements which any ICF Entity issues to, distributes to or files with the SEC or any state agency or department regulating securities (or any other Person, pursuant to the rules and/or regulations of the SEC or any state agency or department regulating securities);

(d)     not less than ten (10) days prior to any change of or addition to any of the locations within the United States where any Collateral (other than Receivables) valued, individually or in the aggregate, in excess of One Million and No/100 Dollars ($1,000,000.00) is or will be located, or any change of or addition to the location(s) of the books and records used to generate any ICF Entity’s Receivables, the Borrowers will submit to the Administrative Agent a written notice specifying the new address or location of such Collateral or books and records (as the case may be); and

(e)     promptly upon the request of the Administrative Agent, the Borrowers will provide to the Administrative Agent such other information and/or reports relating to each ICF Entity’s business, operations, properties or prospects as the Administrative Agent may from time to time reasonably request (including, without limitation, all documentation and other information required by bank regulatory authorities from time to time applicable to "know your customer" and anti-money laundering rules and regulations, including the Patriot Act).

It is expressly understood and agreed that the Borrower certifications required under this Section 6.3 shall (i) with respect to historical data, be true and accurate in all material respects, and (ii) with respect to projections, be reasonable.

6.4     Maintenance of Records; Review by the Administrative Agent. Each Borrower will maintain, and cause each other ICF Entity to maintain, at all times, proper books of record and account in accordance with GAAP, consistently applied, and, subject to any applicable confidentiality and secrecy requirements imposed by any Government agency, will permit the Administrative Agent's officers or any of the Administrative Agent's authorized representatives or accountants to visit and inspect each ICF Entity’s offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any ICF Entity, all at such reasonable times during normal business hours, and as often as the Administrative Agent may reasonably request.

6.5     Maintenance of Insurance Coverage. Each Borrower will maintain, and cause each Domestic Subsidiary to maintain, in effect fire and extended coverage insurance, public liability insurance, worker's compensation insurance and insurance on the Collateral and each of its properties, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, and will furnish to the Administrative Agent certificates evidencing such continuing insurance. The Administrative Agent, for the benefit of the Lenders ratably, shall be named as lender’s loss payee on all hazard and casualty insurance policies and as an additional insured on all liability insurance policies with respect to the obligations of the ICF Entities. All insurance policies shall also provide (a) that the insurer shall endeavor to provide not less than thirty (30) days written notice to the Administrative Agent prior to expiration, cancellation or material change in any coverage or otherwise, except where the expiration or cancellation of a policy results from non-payment of premium(s) or non-renewal of the policy (in which case the policy shall provide for not less than ten (10) days prior written notice); and (b) for waiver of subrogation.

6.6     Maintenance of Property/Collateral; Performance of Contracts. Each Borrower will maintain, and cause each other ICF Entity (other than the Jones & Stokes Joint Venture Entities) to maintain, at all times, the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Administrative Agent's officers or authorized representatives to visit and inspect the Collateral and each Borrower's tangible property at such reasonable times during normal business hours, as and when the Administrative Agent deems necessary or appropriate. Each Borrower shall perform, and shall cause each other ICF Entity to perform, all obligations under all Material Contracts to which it is a party, including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply with all laws, rules and regulations governing the execution, delivery and performance thereof, except for such non-compliance which would or could not reasonably be expected to have a Material Adverse Effect.

6.7     Maintenance of Existence. Each Borrower will maintain, and shall cause each other ICF Entity to maintain, its corporate or company existence (as applicable) in its state or country of incorporation or organization (as applicable) as of the Closing Date, or, if applicable, as of the date such ICF Entity becomes an ICF Entity.

6.8     Maintenance of Certain Deposit Accounts with the Administrative Agent. Except for the Transitional Deposit Accounts and Permitted Foreign Bank Accounts, each Borrower will maintain, and will cause each Domestic Subsidiary to maintain, its primary U.S. cash collection accounts with the Administrative Agent and all of its other primary bank accounts with a Lender. Each Lender maintaining a primary bank account of any Borrower expressly acknowledges and agrees that (a) the Administrative Agent, for the benefit of the Lenders ratably, has been granted a first priority security interest in and to such bank account pursuant to this Agreement, (b) the Lender's possession of such bank account constitutes "control" for purposes of perfecting the Administrative Agent's security interest in and to such bank account under the UCC or otherwise, and (c) such Lender's rights and remedies with respect to such bank account (other than rights and remedies necessary to recoup normal and customary account fees and charges imposed from time to time for maintaining and administering such bank account, and rights and remedies with respect to items returned unpaid, whether for insufficient funds or for any other reason) shall be, and at all times remain, subject and subordinate to the rights and remedies of the Administrative Agent granted pursuant to this Agreement or available pursuant to applicable law.

6.9     Maintenance of Management. The Borrowers will notify the Administrative Agent in writing of the change of any executive officer or director of the Parent Company or the Primary Operating Company within thirty (30) days of the date of any such change.

6.10    Disclosure of Defaults, Etc.

(a)     Promptly upon the occurrence thereof, each Borrower will provide the Administrative Agent and the Lenders with written notice of any Event of Default, or any act, event, condition or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Administrative Agent and the Lenders in writing of (i) any termination for default, suspension, debarment, show cause notice or similar adverse action or proceeding, including without limitation any pending or threatened litigation involving any ICF Entity and involving amounts in excess of Ten Million and No Dollars ($10,000,000.00), and (ii) any condition, act, event or occurrence which comes to such Borrower's attention that could reasonably be expected to (A) result in a termination for default, suspension, debarment or similar adverse proceeding which could reasonably be expected to have a Material Adverse Effect, (B) prejudice the Administrative Agent's or any Lender's rights in connection with this Agreement, any Note or any other Loan Document, or (C) result in any litigation or other legal or administrative proceeding or investigation asserting an ICF Entity liability, or seeking the entry of any judgment in excess of Five Million and No/100 Dollars ($5,000,000.00). Additionally, the Borrowers agree to provide written notice to the Administrative Agent and the Lenders promptly, but in all events within ten (10) Business Days, after the date on which any senior executive of the Borrowers obtains knowledge of any obligation of an ICF Entity for the payment of borrowed money, whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof. Any notice issued pursuant to this Subsection shall include such details as the Administrative Agent may reasonably require.

(b)     If, at any time after the Closing Date, any Borrower shall receive any letter, notice (including any notice by the DCAA or any other government authority regarding any proposed audit or investigation), subpoena, court order, pleading or other document issued, given or delivered by the Government or any other governmental authority, any Prime Contractor or by any Person acting for or on behalf of the Government, such other governmental authority or such Prime Contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of an ICF Entity, the Borrowers shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Administrative Agent, the Administrative Agent's counsel and each Lender promptly, but in all events within ten (10) Business Days, after receipt by a senior executive of the Borrowers thereof. Furthermore, if any ICF Entity shall issue, give or deliver to the Government or any other governmental authority, any Prime Contractor or by any Person acting for or on behalf of the Government, such other governmental authority or such Prime Contractor, any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or other willful misconduct of an ICF Entity, the Borrowers shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Administrative Agent, the Administrative Agent's counsel and each Lender concurrent with the issuance or delivery thereof to the Government, such other governmental authority, such Prime Contractor or any Person acting for or on behalf of the Government, such other governmental authority or such Prime Contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Administrative Agent, the Administrative Agent's counsel and each Lender pursuant to this Section 6.10 contains any information deemed "classified" by the Government or such other governmental authority and/or the dissemination of any such information to the Administrative Agent, the Administrative Agent's counsel and each Lender would result in any ICF Entity violating any Applicable Law, then the Borrowers shall deliver to the Administrative Agent, the Administrative Agent's counsel and each Lender a summary of such letter, notice, subpoena, court order, pleading or other document containing a summary thereof, but including as much (but no more) detail as can be included therein without violating any Applicable Law.

6.11     Security Perfection; Assignment of Claims Act; Payment of Costs. The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Administrative Agent may from time to time deem necessary or appropriate for the perfection of any liens granted to the Administrative Agent or Lenders pursuant hereto or pursuant to any other Loan Document. On or before the date which is ninety (90) days from the date of any Government Contract hereafter entered into, extended or renewed by one or more Borrowers or Guarantors, such Borrower(s) and/or Guarantor(s) shall execute all documents necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the "Government Contract Assignments") in connection with each such Government Contract; it being understood and agreed, however, that (a) no Borrower's or Guarantor’s failure to execute and deliver any Government Contract Assignment shall constitute a default, breach or violation of the Borrowers' and/or Guarantors’ obligation(s) set forth in this Section 6.11, unless the Administrative Agent shall have made written demand upon the Borrowers and/or Guarantors (as applicable) to fully and faithfully comply with its obligation(s) with respect to Government Contract Assignments set forth in this Section 6.11 above, and such demand shall have been issued by the Administrative Agent only after the occurrence of an Event of Default; and (b) unless an Event of Default shall have occurred and be continuing, no Government Contract Assignment shall be required for any Government Contract which (i) has a remaining value of less than Five Million and No/100 Dollars ($5,000,000.00), or (ii) has a remaining term of less than twelve (12) months (with no option to extend). The Borrowers acknowledge that the Administrative Agent and the Lenders will be irreparably harmed if any Borrower or Guarantor fails or refuses to execute and deliver any Government Contract Assignment after the Administrative Agent's demand therefor, as and when required pursuant to this Section 6.11, and that the Administrative Agent and the Lenders have no adequate remedy at law. In such event, the Borrowers agree that the Administrative Agent shall be entitled, in addition to all other rights and remedies available to the Administrative Agent and/or the Lenders, to injunctive or other equitable relief to compel the Borrowers' and/or Guarantors’ full compliance with the requirements of this Section 6.11. All costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the preparation, execution, delivery and administration of Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the Borrowers will pay any and all costs incurred in connection with the transactions contemplated hereby, as well as any and all taxes (other than the Lenders' income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of any Note or other Loan Document.

6.12     Defense of Title to Collateral. The Borrowers will at all times defend the Lenders', the Administrative Agent's and Borrowers' (and/or Guarantors’, as applicable) rights in the Collateral, subject to the Permitted Liens, against all Persons and all claims and demands whatsoever, and will, upon request of the Administrative Agent (a) furnish such further assurances of title as may be required by the Administrative Agent, and (b) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by law or otherwise in order to perfect, preserve, maintain or continue the interests of the Administrative Agent and/or Lenders in any Collateral.

6.13     Compliance with Law. Each Borrower will, and will cause each other ICF Entity to, conduct its businesses and operations in compliance in all material respects with (a) all Applicable Laws and all requirements of all federal, state, local and other regulatory authorities having jurisdiction (including, without limitation, Anti-Corruption Laws, applicable Sanctions and the PATRIOT Act), (b) the provisions of its charter documents and other corporate governance documents, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all applicable decrees, orders and judgments.

6.14     Other Collateral Covenants.

(a)     The Borrowers will (and will cause the Guarantors to), at their own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such lists, descriptions and designations of Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments, and take such further steps relating to the Collateral and other property or rights covered by the interests hereby granted which the Administrative Agent deems reasonably appropriate or advisable to perfect, preserve or protect its ownership and security interests in any Collateral.

(b)     The Borrowers shall (and will cause the Guarantors to) promptly notify the Administrative Agent in writing if, at any time, any issuer of uncertificated securities, securities intermediary or commodities intermediary has issued or holds, or will issue or hold, any financial assets or commodities to or for the benefit of any Borrower or Guarantor, and the Borrowers shall (and will cause the Guarantors to) obtain authenticated control letters from such issuer or intermediary, in form and substance reasonably satisfactory to the Administrative Agent, within ten (10) days of the Administrative Agent's demand therefor.

(c)     If any Borrower or any Guarantor is or becomes the beneficiary of a letter of credit with a face amount in excess of Five Million and No/100 Dollars ($5,000,000.00), such Borrower shall (and the Borrowers will cause the Guarantors to) promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify the Administrative Agent thereof and, following the Administrative Agent's request, enter into a tri-party agreement with the Administrative Agent and the issuer and/or confirmation bank with respect to all Letter of Credit Rights in connection with such letter of credit, assigning such Letter of Credit Rights to the Administrative Agent and directing all payments thereunder to an account designated by the Administrative Agent, which tri-party agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d)     The Borrowers shall (and will cause the Guarantors to) promptly take all steps necessary to grant the Administrative Agent control of all electronic chattel paper in accordance with the UCC and all "transferable records" as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(e)     The Borrowers (on their own behalf and on behalf of the Guarantors) hereby irrevocably authorize the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) describe Collateral (A) as all assets of the Borrowers (or Guarantors, as applicable) or words of similar effect (other than assets expressly excluded from the description of Collateral herein), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code in such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether any Borrower or Guarantor is an organization, the type of organization and any organization identification number issued to such Borrower or Guarantor, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrowers agree to furnish any such information to the Administrative Agent promptly upon request. The Borrowers also ratify their authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto or continuations thereof, if filed prior to the Closing Date and/or the First Modification Closing Date.

(f)     The Borrowers shall promptly (and will cause the Guarantors to), and in any event within two (2) Business Days after the same is acquired by any Borrower or Guarantor, notify the Administrative Agent of any Commercial Tort Claim acquired by a Borrower or Guarantor which could reasonably be expected to result in a monetary recovery in excess of Twenty Million and No/100 Dollars ($20,000,000.00), and unless otherwise consented to by the Administrative Agent, such Borrower or Guarantor shall enter into a supplement to this Agreement, granting to the Administrative Agent, for the benefit of the Lenders ratably, a perfected security interest in such Commercial Tort Claim.

(g)     If any Borrower or Guarantor retains possession of any Chattel Paper or Instruments with the Administrative Agent's consent, such Chattel Paper and Instruments shall be marked with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of PNC Bank, National Association, as Administrative Agent."

(h)     No Borrower shall (and no Borrower will allow a Guarantor to) reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated as of the Closing Date (or, as applicable, as of the date such Borrower or Guarantor is joined as a party hereto or to the Guaranty Agreement) unless it shall have provided to the Administrative Agent at least thirty (30) days prior written notice thereof.

(i)     Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to such Borrower's rights under Section 9-509(d)(2) of the UCC.

6.15    Financial Covenants of the Borrowers. So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply, and will cause the other ICF Entities in the aggregate to comply, with each of the financial covenants set forth below:

(a)     Interest Coverage Ratio. To maintain at all times on a consolidated basis for each Fiscal Quarter an Interest Coverage Ratio of not less than 3.00 to 1.00. For purposes of the foregoing, “Interest Coverage Ratio” shall mean, for each measurement period, the ratio of the ICF Entities’ EBITDA to Interest Expense.

(b)     Leverage Ratio. To maintain at all times on a consolidated basis for each Fiscal Quarter a Leverage Ratio of not more than 4.00 to 1.00; provided, however, that the Leverage Ratio may be stepped up by the Borrowers to 4.25 to 1.00 for the four (4) Fiscal Quarter period following either (x) a Permitted Acquisition with a purchase price exceeding Fifty Million and No/100 Dollars ($50,000,000.00), or (y) a series of Permitted Acquisitions (within the same Fiscal Quarter) with an aggregate purchase price exceeding Seventy-five Million and No/100 Dollars ($75,000,000.00), commencing with the Fiscal Quarter during which the Permitted Acquisition or series of Permitted Acquisitions occurred; provided, however, that (i) the Leverage Ratio will step back down to 4.00 to 1.00 for at least one (1) Fiscal Quarter period prior to electing another such step up, and (ii) the Leverage Ratio may not be stepped up, as described above, more than three (3) times throughout the term of the Loans. For purposes of the foregoing, "Leverage Ratio" shall mean, for each measurement period, the ratio of the ICF Entities’ Total Funded Debt as of the end of such measurement period to the ICF Entities’ EBITDA. The Leverage Ratio shall be measured on the last day of each Fiscal Quarter throughout the term of the Loan.

Except as otherwise expressly provided above, the financial covenants referenced above shall be calculated and tested quarterly on a trailing twelve (12) month basis. The Leverage Ratio shall include the results of any entity acquired pursuant to a Permitted Acquisition and consolidated into the ICF Entities’ financial statements within the twelve (12) month period immediately preceding the applicable covenant calculation date. Unless otherwise defined, all financial terms used in this Section 6.15 shall have the meanings attributed to such terms in accordance with GAAP.

6.16     Further Assurances. Each of the Borrowers will provide to the Administrative Agent such further assurances and additional documents regarding the Collateral and the Administrative Agent’s or any Lender’s security interest therein as the Administrative Agent may from time to time reasonably request, and each of the Borrowers will promptly provide the Administrative Agent with such additional information, reports and statements respecting the business, operations, properties and financial condition of each of the Borrowers and Guarantors as may be required by Law or as the Borrowers and the Administrative Agent may agree, such agreement not to be unreasonably withheld. Furthermore, each of the Borrowers agrees to, and will cause each Guarantor to, execute, re-execute, use commercially reasonably efforts to cause third parties involved in the Loans to execute and/or re-execute and to deliver to the Administrative Agent or its legal counsel, as may be deemed appropriate, any document or instrument signed in connection with the Loan(s) which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to the Closing Date or at or prior to the First Modification Closing Date, as applicable, but which was not so signed and delivered. The Borrowers agree to comply with any written request by the Administrative Agent within twenty (20) Business Days (or if such compliance requires more than twenty (20) Business Days, within a reasonable period of time, not to exceed forty-five (45) days (or such longer period of time as agreed in writing by the Administrative Agent), so long as the Borrowers are diligently pursuing such compliance) after receipt by any Borrower of such request.

6.17     Beneficial Ownership. With respect to any Equity Interest assigned, transferred or issued to any Person not currently the holder of such Equity Interests, if the aggregate of such assigned, transferred or issued interests equal or exceed twenty-five percent (25%) of all Equity Interests of any Borrower or any Guarantor, then, if required by Applicable Law (i.e. the Borrowers are not otherwise exempt), the Borrowers shall provide to the Administrative Agent and the Lenders a Certificate of Beneficial Ownership, together with such other beneficial ownership information and certifications as requested by the Administrative Agent and the Lenders, within fifteen (15) days of the earlier of the Administrative Agent’s written request and the effective date of such assignment, transfer or issuance.

6.18     Substitute Notes. Upon request of the Administrative Agent, each Borrower shall execute and deliver to the Administrative Agent substitute promissory notes, in form and substance satisfactory to the Administrative Agent in all respects, payable to such Person (and such Person’s registered assigns) as may be designated by the Administrative Agent; it being understood and agreed, however, that the aggregate principal amount of all outstanding promissory notes shall not exceed the Commitment Amount (plus the Swing Line Commitment Amount) as of the date such substitute note(s) are issued.

6.19     Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Hedging Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Hedging Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.19, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.19 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents.  Each Qualified ECP Loan Party intends that this Section 6.19 constitute, and this Section 6.19 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower or Guarantor for all purposes of Section 1a(18(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 7
NEGATIVE COVENANTS

So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Administrative Agent, the Borrowers will not, and unless specified below, will not suffer or permit any other ICF Entity to:

7.1     Change of Control; Disposition of Assets; Merger.

(a)     (i) with respect to the Parent Company and/or the Primary Operating Company, suffer or permit a Change of Control to occur, and (ii) with respect to all other ICF Entities (other than the Parent Company, the Primary Operating Company and the Jones & Stokes Joint Venture Entities), suffer or permit majority ownership or effective control to be sold, assigned or otherwise transferred, legally or equitably, to any Person, except (A) from a Borrower or Guarantor to another Borrower or Guarantor, (B) from a Non-Obligor Affiliate to a Borrower, Guarantor or another Non-Obligor Affiliate, respectively, or (C) from a Borrower, Guarantor or Non-Obligor Affiliate to any other Person in connection with a Permitted Disposition; or

(b)     suffer or permit the issuance of any Equity Interests of any ICF Entity (other than the Jones & Stokes Joint Venture Entities), except for the issuance of Additional Equity Stock, (i) whether pursuant to an employee stock option plan or an employee stock ownership plan, in form and substance reasonably satisfactory to the Administrative Agent (either such plan being referred to herein as an "Approved ESOP"), or an employee stock purchase plan, program or arrangement, in form and substance reasonably satisfactory to the Administrative Agent (an "Approved ESPP"); or (ii) by the Parent Company; provided that the capital stock is not convertible or exchangeable into Indebtedness, or required to be redeemed or repurchased at the option of the holder or upon the happening of an event or the passage of time; or

(c)     suffer or permit any ICF Entity (other than the Jones & Stokes Joint Venture Entities) to make any Disposition of any of its properties or assets (including, without limitation, Equity Interests of another ICF Entity), except for a Permitted Disposition and as may be permitted pursuant to Section 7.1(a) of this Agreement; or permit any Borrower or Guarantor to become a party to any document, instrument or agreement (other than this Agreement and the other Loan Documents) which prohibits, limits or restricts such Borrower or such Guarantor from assigning, pledging, hypothecating or otherwise encumbering any of its assets, including, without limitation, any Equity Interests of any ICF Entity; or

(d)     permit any ICF Entity (other than the Jones & Stokes Joint Venture Entities) to merge or consolidate with any business, company or enterprise, or acquire or purchase any business, company or enterprise or acquire or purchase substantially all of the assets of any business, company or enterprise; it being understood and agreed, however, that the Administrative Agent's prior written consent shall not be required for any of the following:

(i)     any merger between Borrowers, between Guarantors, between a Borrower and a Guarantor or by a Non-Obligor Affiliate with and into a Borrower or Guarantor (with the Borrower or Guarantor being the surviving entity), or by a Non-Obligor Affiliate with and into another Non-Obligor Affiliate, respectively; provided that (A) with respect to any merger by or into a Borrower or a Guarantor, after giving effect to such merger, the Administrative Agent, for the benefit of the Lenders ratably, shall have a perfected first priority security interest in and to all of the assets of the surviving Borrower or Guarantor (as applicable) constituting Collateral (subject to Permitted Liens), (B) within ten (10) days of the effective date of such merger, true, correct and complete state-certified copies of the articles of merger, plan of merger and all other documents, instruments and agreements relating thereto shall have been provided by the Borrowers to the Administrative Agent, and (C) promptly (but in all events within forty-five (45) days) following the Administrative Agent's request, the Borrowers shall have executed, issued and/or delivered to the Administrative Agent, and/or caused such other applicable ICF Entity to have executed, issued and/or delivered to the Administrative Agent, such documents, instruments and agreements as the Administrative Agent may reasonably require in connection with or as a result of such merger; or

(ii)     any other merger or acquisition by any Borrower, Guarantor or Non-Obligor Affiliate with or of a Person which is not a Borrower or Guarantor (a "Target") which constitutes a Permitted Acquisition.

In the event that the Administrative Agent issues its consent to a hostile acquisition, such consent shall be subject to, among other things, the Borrowers' agreement to indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all claims, demands, losses, liabilities, damages, costs and expenses of every kind and nature, including without limitation, reasonable attorneys' fees, related to, arising out of or in connection with such acquisition, pursuant to an indemnity agreement satisfactory to the Administrative Agent and the affected Lender in all respects.

7.2     Margin Stocks. Use all or any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulations U, T or X of the Board) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

7.3     Change of Operations. Change the general character of any ICF Entity’s business as conducted on the Closing Date (i.e., professional business services), or engage in any type of business not directly related to or compatible with such business as presently and normally conducted.

7.4     Judgments; Attachments. Suffer or permit any judgment in excess of Twenty Million and No/100 Dollars ($20,000,000.00) against any ICF Entity or any attachment against any ICF Entity’s property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded.

7.5     Fiscal Year; Accounting Method. Suffer or permit any change to the Fiscal Year of any ICF Entity or, subject to The Interpretive Provisions Section of this Agreement, the accounting methods of any ICF Entity.

7.6     Material Adverse Effect. At any time do or perform any act or permit any act to be performed which could reasonably be expected to have a Material Adverse Effect.

7.7     Indebtedness; Granting of Security Interests.

(a)     Create, incur, assume or suffer to exist any Indebtedness, whether direct or indirect, except for:

(i)       unsecured trade debt and operating leases incurred in the ordinary course of business;

(ii)      unsecured Indebtedness outstanding on the Closing Date and listed on Schedule 7.7(a)(ii) attached to this Agreement, but any increase thereof would be subject to subsection (x) below;

(iii)     inter-company Indebtedness between Borrowers and Foreign Subsidiaries to the extent permitted pursuant to Section 7.8 of this Agreement;

(iv)     unsecured performance guarantees (i.e., the non-monetary contingent obligation to complete performance of a contract) issued by any ICF Entity on behalf of another ICF Entity;

(v)      bid bonds and/or performance bonds with respect to the failure of a Borrower, Guarantor or Non-Obligor Affiliate to complete a contractual obligation (but not with respect to financing such obligation) incurred in the ordinary course of business in an amount not to exceed, individually or in the aggregate, Twenty Million and No/100 Dollars ($20,000,000.00), at any time, with the understanding that bank guarantees (including advance payment guarantees) permitted pursuant to Section 7.7(a)(ix) of this Agreement shall not be included in any calculation of the foregoing basket;

(vi)     Indebtedness secured by Permitted Liens, provided that such Indebtedness does not violate any other covenant set forth in this Agreement;

(vii)    secured Indebtedness (other than the Obligations) outstanding on the Closing Date and listed on Schedule 7.7(a)(vii) attached to this Agreement, and any refinancings, refundings, renewals or extensions of such Indebtedness; provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (B) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the ICF Entities or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(viii)   Indebtedness incurred to finance (by purchase or lease) equipment constituting capital expenditures, provided that (A) such Indebtedness does not violate any other covenant set forth in this Agreement, and (B) any lien or security interest incurred in connection therewith only encumbers the equipment being purchased or leased (or other assets arising from, purchased or leased from the same financing source) and does not encumber any other property of the ICF Entities;

(ix)     unsecured Indebtedness arising from bank guarantees (including advance payment guarantees) issued for the account of a Borrower, Guarantor or (to the extent mutually agreed to in writing from time to time by the Administrative Agent and the Borrowers) a Non-Obligor Affiliate, in each case issued and incurred in the ordinary course of business, provided that the aggregate face amount of any and all such bank guarantees (including advance payment guarantees) outstanding at any time shall not exceed Forty Million and No/100 Dollars ($40,000,000.00);

(x)      any other unsecured Indebtedness assumed or incurred by any ICF Entity so long as (A) the Leverage Ratio is not greater than 3.50 to 1.00, measured on a pro forma basis after giving effect to incurring such additional indebtedness, (B) such additional Indebtedness shall not be on terms more restrictive than the Loans, (C) such additional Indebtedness shall have a maturity date at least ninety-one (91) days beyond the Maturity Date and (D) the aggregate amount of Indebtedness then unpaid and outstanding with respect to all Non-Obligor Affiliates does not exceed Fifty Million and No/100 Dollars ($50,000,000.00);

(xi)     any Hedging Obligations; provided that Hedging Obligations may only be secured by the assets of an ICF Entity if and to the extent such Hedging Obligations shall have been incurred pursuant to a Hedging Contract with the Administrative Agent, a Lender or any Affiliate thereof (including any Person that was, at the time of the incurrence of such Hedging Obligations, a “Lender” hereunder, but, at any time of determination, is no longer a “Lender” hereunder);

(xii)    any Permitted Financial Product Obligations;

(xiii)   Indebtedness under the Loan Documents;

(xiv)    any guaranty of any Indebtedness otherwise permitted pursuant to this Section 7.7(a)(other than clause (ix) above); or

(xv)     Indebtedness of one or more ICF Entities with respect to the factoring of its or their Receivables; provided that (A) the aggregate amount of any and all such Indebtedness shall not exceed Seventy-five Million and No/100 Dollars ($75,000,000.00), outstanding at any time, and (B) other than the factored Receivables and proceeds thereof, no other lien, claim or encumbrance on any asset of an ICF Entity securing such Indebtedness exists;

(b)     Mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any ICF Entity (other than the Jones & Stokes Joint Venture Entities), except for any Permitted Liens; or

(c)     Enter into any agreement or understanding with any Person pursuant to which (i) any Borrower or Guarantor agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower or Guarantor, or (ii) any ICF Entity agrees to limit the ability of such ICF Entity to guaranty the Indebtedness of another ICF Entity, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement.

7.8     Dividends; Loans; Advances; Investments and Similar Events.

(a)     Declare or pay any dividend on any ICF Entity’s Equity Interests (other than dividends declared or paid (i) with respect to the Equity Interests of the Parent Company; provided that both immediately before and after giving effect to such declaration and/or payment, the ICF Entities shall be and remain on a consolidated basis in pro forma compliance with all of the financial covenants set forth in Section 6.15 of this Agreement, and no other Event of Default shall have occurred and be continuing, (ii) from a Borrower to another Borrower or from a Guarantor to a Borrower or another Guarantor, (iii) from a Non-Obligor Affiliate to a Borrower, Guarantor or another Non-Obligor Affiliate); or alter or amend any ICF Entity’s capital structure in any manner that could reasonably be expected to have a material adverse effect on the voting rights of any ICF Entity with respect to the business affairs of such ICF Entity; or voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness; or, except as specifically permitted elsewhere in this Section 7.8, make any upstream distribution in cash or assets to any Non-Obligor Affiliate or to any ICF Entity’s equity owners (which are not Borrowers or Guarantors);

(b)     purchase, redeem or otherwise retire any Equity Interests of any ICF Entity, unless prior to and after giving effect to such purchase or redemption, the Leverage Ratio is not greater than 3.50 to 1.00 and such purchases or redemptions do not occur at any time after an Event of Default has occurred and is continuing, and do not cause or result in an Event of Default. For purposes hereof, the restriction on purchases and redemptions in this clause (b) shall not include any purchases by an Approved ESOP or Approved ESPP or purchases by any Borrower of Equity Interests held by a Borrower for reasonably equivalent value;

(c)     Except as specifically permitted elsewhere in this Section 7.8, make any loans, salary advances or other payments to (i) any equity owners of any ICF Entity, unless such equity owner is also a Borrower or Guarantor (as applicable) in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; (ii) any corporation, company or other enterprise directly or indirectly owned in whole or in part by any equity owner of any ICF Entity, unless such corporation, company or other enterprise is also a Borrower or Guarantor in which the Administrative Agent has a perfected security interest in and to all of its assets constituting Collateral at the time such loan, salary advance or other payment is made; or (iii) any other Person; provided, however, that the ICF Entities may make or continue to have outstanding any or all of the following:

(i)       loans, advances and/or payments (A) from one Borrower to another Borrower, from one Guarantor to another Guarantor, or between Borrowers and Guarantors or (B) from a Non-Obligor Affiliate to a Borrower, Guarantor or another Non-Obligor Affiliate, as applicable;

(ii)      loans, advances and/or payments in the amounts which are unpaid or outstanding as of the Closing Date and listed on Schedule 7.8(c) attached to this Agreement;

(iii)     loans or advances to individual officers, present employees or former employees of any ICF Entity, provided, that all such loans and advances to such persons may not exceed Five Million and No/100 Dollars ($5,000,000.00), in the aggregate, at any time; it being understood that travel advances and employee retention bonuses made in the ordinary course of business shall not be included in calculating the foregoing computation;

(iv)     other loans to individual officers and employees of any Borrower or Guarantor, the proceeds of which shall be advanced on a net cash basis and used solely to finance the purchase of stock in the Parent Company by such officer or employee pursuant to and in accordance with an Approved ESOP or ESPP;

(v)      trade credit extended to customers of an ICF Entity in the ordinary course of business;

(vi)     Ordinary Course Payments;

(vii)    negotiable instruments endorsed for deposit or collection in the ordinary course of business;

(viii)   securities or certificates of deposit with maturities of two (2) years or less; provided that, concurrent with such investment, any and all securities or certificates of deposit (other than those acquired in connection with RABBI trusts and deferred compensation plans) shall have been pledged to the Administrative Agent, for the benefit of the Lenders ratably, pursuant to documentation reasonably satisfactory to the Administrative Agent;

(ix)    loans, advances or other payments by any Borrower or Guarantor to any and all Non-Obligor Affiliates in an aggregate amount not to exceed Seventy-five Million and No/100 Dollars ($75,000,000.00) outstanding at any time, calculated on a net basis (i.e., any cash proceeds returned by a Non-Obligor Affiliate, whether through a dividend, distribution, share redemption, payment of principal on debt or otherwise, together with payments received from customers of the Borrowers or Guarantors for work done by a Non-Obligor Affiliate under customer contracts of the Borrowers or Guarantors, to the extent such payments are received in the ordinary course of such Non-Obligor Affiliate's business and the allocated amount thereof is commensurate with amounts ordinarily payable between two unrelated and unaffiliated third parties (i.e., on market terms), shall be added back as availability for the aggregate investment limit; provided that such cash proceeds are not subject to revocation, rescission, disgorgement, set off or other claim diminishing the full value thereof);

(x)      Permitted Investments;

(xi)     so long as no Event of Default shall have occurred and be continuing, regularly scheduled payments on any other Indebtedness expressly permitted pursuant to Section 7.7 of this Agreement; and

(xii)    subject to the other terms and provisions of this Agreement, other investments in non-ICF Entities, in an aggregate amount not to exceed Fifty Million and No/100 Dollars ($50,000,000.00), outstanding at any time.

7.9     Sale and Leaseback. Sell, transfer or otherwise dispose of, any real or personal property of any ICF Entity to any Person and thereafter, directly or indirectly, lease back the same or similar property.

7.10     Material Subsidiaries. Permit at any time any Non-Obligor Affiliate (or the aggregate of all Non-Obligor Affiliates) to account for more than (a) ten percent (10%) of the consolidated revenues of the ICF Entities or (b) ten percent (10%) of the consolidated assets of the ICF Entities; it being understood and agreed that neither the revenues or assets of any Material Foreign Subsidiary shall be included in the foregoing calculation so long as the Borrowers are in compliance with Section 3.2 of this Agreement with respect to such Material Foreign Subsidiary.

7.11     Lockbox Deposits. Permit or cause any and all payments, to the extent required to be made directly to the Administrative Agent pursuant to Section 11.2 of this Agreement, to be made or directed to any other Person, without the prior approval of the Administrative Agent.

7.12     [Reserved].

7.13     [Reserved].

7.14     Anti-Terrorism Laws.

(a)     Suffer or permit any ICF Entity to (i) conduct any business or engage in any transaction or dealing with a Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, any other Anti-Terrorism Law or any enabling legislation or executive order relating thereto.

(b)     Directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

(c)     Directly or indirectly, use any Loan or proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and/or any other Anti-Corruption Law.

(d)      Each Borrower shall deliver to the Administrative Agent any certification or other evidence reasonably requested from time to time by the Administrative Agent, confirming the compliance by each ICF Entity with this Section 7.14.

ARTICLE 8
COLLATERAL ACCOUNT

Except for any Borrower, Guarantor or Non-Obligor Affiliate utilizing Permitted Foreign Bank Accounts, the Borrowers will deposit or cause to be deposited into a collateral account (the "Collateral Account") designated by the Administrative Agent, all checks, drafts, cash and other remittances received by the ICF Entities, and shall deposit such items for credit to the Collateral Account within two (2) Business Days of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart. Notwithstanding the foregoing, (a) the Borrowers and Guarantors shall have a period of eighteen (18) months to transition their domestic Deposit Accounts to PNC, and (b) to the extent that an entity is joined as a "Guarantor" pursuant to Section 7.1(d) of this Agreement or otherwise, such Guarantor may maintain its existing bank account(s) for a period of two hundred seventy (270) days after such acquisition, provided that a wire transfer arrangement with the financial institution(s) maintaining such account(s) is in place on or prior to the ninetieth (90th) day after such acquisition, and such arrangement remains in place at all times thereafter. The transitional deposit accounts described in the immediately preceding section are collectively referred to herein as "Transitional Deposit Accounts"); it being understood and agreed that each Transitional Deposit Account shall (a) be used solely for the deposit/receipt of cash, checks and other remittances owing to the Guarantors from time to time, and (b) be at all times, free and clear of any and all liens claims and encumbrances (other than the security interest of the Administrative Agent granted hereby and Permitted Liens). Each wire transfer arrangement referenced above must be in form and substance reasonably satisfactory to the Administrative Agent.

The Borrowers hereby covenant and agree that the Collateral Account and the Transitional Deposit Accounts shall secure the Obligations and hereby grant, assign and transfer (and will cause each Guarantor to grant, assign and transfer) to or at the direction of the Administrative Agent, for the benefit of the Lenders ratably, a continuing security interest in all of the Borrowers' and Guarantors’ right, title and interest in and to the Collateral Account and the Transitional Deposit Accounts, whenever created or established. Subject to the terms of this Agreement and any other Loan Document, the Administrative Agent may apply funds in the Collateral Account and/or the Transitional Deposit Accounts to any of the Obligations, including, without limitation, any principal, interest or other payment(s) not made when due, whether arising under this Agreement and/or any other Loan Document, or any other Obligation of the Borrowers or Guarantors, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Administrative Agent. The Administrative Agent's right to deduct sums due under the Loan Documents from the foregoing account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Administrative Agent shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

ARTICLE 9
DEFAULT AND REMEDIES

9.1     Events of Default. Any one of the following events shall be considered an "Event of Default":

(a)     if the Borrowers shall fail to pay (i) any installment of principal when the same shall become due and payable, whether by reason of acceleration, demand or otherwise, or (ii) within three (3) days of demand therefor, any other sum (including interest) owing on any of the Notes or any other Obligation; or

(b)     if any ICF Entity shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any final judgment against any ICF Entity in excess of Twenty Million and No/100 Dollars ($20,000,000.00), which is not, to the reasonable satisfaction of the Administrative Agent, fully bonded, stayed, covered by insurance or covered by appropriate reserves; or

(c)     if any warranty or representation not qualified by "materiality" set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any material respect when made or remade, or if any warranty or representation qualified by "materiality" set forth in this Agreement or in any other Loan Document shall be misleading or untrue in any respect when made or remade; or

(d)     if there shall be non-compliance with or a breach of any of the Affirmative Covenants contained in this Agreement (other than the disclosure requirements set forth in Section 6.10 of this Agreement, the financial covenants set forth in Section 6.15 of this Agreement or any other Affirmative Covenant specifically addressed elsewhere in this Section 9.1), and such non-compliance or breach shall continue unremedied after twenty (20) days written notice from the Administrative Agent; or

(e)     if there shall be non-compliance with or a breach of any of the Negative Covenants contained in this Agreement (other than any other Negative Covenant specifically addressed elsewhere in this Section 9.1), and, to the extent such non-compliance is reasonably capable of being cured or remedied, such non-compliance shall continue unremedied after twenty (20) days written notice from the Administrative Agent; or

(f)     if there shall be non-compliance with or a breach of any of the disclosure requirements set forth in Section 6.10 of this Agreement or financial covenants set forth in Section 6.15 of this Agreement; or

(g)     if a default shall occur under any of the other Loan Documents and such default shall have continued unremedied after the expiration of any applicable notice and/or cure period; or

(h)     if (i) without the prior written consent of the Administrative Agent, any ICF Entity shall be liquidated or dissolved or shall discontinue its business; (ii) a trustee or receiver is appointed for any ICF Entity or for all or a substantial part of its respective assets; (iii) any ICF Entity makes a general assignment for the benefit of creditors; (iv) any ICF Entity files or is the subject of any insolvency proceeding, petition in bankruptcy or similar proceeding (whether such petition or proceeding shall be pursued in a court of law or equity), which in the case of an involuntary bankruptcy, remains undismissed for sixty (60) days; (v) any ICF Entity shall become insolvent or any ICF Entity shall at any time fail generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any ICF Entity; or

(i)     if any property or assets of any ICF Entity, including, without limitation, any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding and such levy, attachment or enforcement proceeding (i) involves amounts in excess of Ten Million and No/100 Dollars ($10,000,000.00), and (ii) is not fully bonded or stayed; or

(j)     if any ICF Entity shall change its registered name, state of incorporation, or state or country of organization (as applicable), without giving at least thirty (30) days prior written notice to the Administrative Agent; or

(k)     if any obligation(s) of one or more of the ICF Entities for the payment of borrowed money, which involves amounts, individually or in the aggregate, in excess of Twenty Million and No/100 Dollars ($20,000,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to the Administrative Agent, a Lender or any other Person; or

(l)      if (i) there shall be a default under any Material Contract which has had or could reasonably be expected to have a Material Adverse Effect; or (ii) a cure notice issued under any Material Contract shall remain uncured beyond (x) the expiration of the time period available to the applicable ICF Entity pursuant to such Material Contract and/or such cure notice (as the case may be), to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under such Material Contract as a consequence of such default; or

(m)      if (i) any Borrower, Guarantor or Domestic Non-Obligor Affiliate is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower, Guarantor or Domestic Non-Obligor Affiliate; or (iii) a notice of termination for default or the actual termination for default of any federal Government Contract shall have been issued to or received by any Borrower, Guarantor or Domestic Non-Obligor Affiliate; or (iv) a Government investigation or inquiry relating to any ICF Entity and involving fraud, deception, dishonesty, willful misconduct or any allegation thereof shall have been commenced in connection with any federal Government Contract or any ICF Entity’s activities; or

(n)     if any of the following events shall occur or exist with respect to any Borrower, any Guarantor, any ERISA Affiliate or any employee pension benefit plan, welfare plan or other plan established, maintained or to which contributions have been made by any Borrower, any Guarantor or any ERISA Affiliate which could reasonably be expected to result in a Borrower or Guarantor liability in excess of Two Million and No/100 Dollars ($2,000,000.00): (i) any "prohibited transaction" (as defined in Section 406 of ERISA), (ii) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued thereunder), (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or

(o)     if the Parent Company or the Primary Operating Company shall suffer or permit any Change of Control to occur; or

(p)     Reserved; or

(q)     if the Required Lenders believe that a material adverse change shall have occurred in the business, assets, properties or financial condition of the ICF Entities, taken as a whole.

9.2     Remedies. Upon the occurrence of the Event of Default set forth in Section 9.1(h) of this Agreement, all commitments of the Lenders hereunder shall automatically (and without further notice, demand or other action) terminate, and all principal, accrued and unpaid interest and all other Obligations (including an amount equal to the face amount of all issued and outstanding Letters of Credit) shall automatically (and without further notice, demand or other action) become immediately due and payable in full. Without limiting the foregoing, or any other right or remedy of the Administrative Agent and/or the Lenders set forth in this Agreement, upon the occurrence of any Event of Default, the Administrative Agent, acting on behalf of the Lenders at the direction of the Required Lenders, may exercise any or all of the following remedies:

(a)     Withhold disbursement of all or any part of the Loan proceeds until such time that such Event of Default is cured to the satisfaction of the Required Lenders and no other Event of Default exists; it being expressly understood and agreed that, notwithstanding the foregoing, no Lender shall have any obligation to make any advance or readvance of Loan proceeds, nor shall the LC Issuer have any obligation to issue, amend or renew any Letter of Credit, if any act, event or condition exists or has occurred which with notice or the lapse of time, or both, would constitute an Event of Default under this Agreement (as more fully described in Section 1.4 of this Agreement);

(b)     Terminate the Lenders' obligation (if any) to make further disbursements of the Loan proceeds;

(c)     Declare all principal, interest and other sums owing on the Obligations (including an amount equal to the face amount of all outstanding Letters of Credit) to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind;

(d)     Without notice, redirect any and all of the deposits of any and all ICF Entities to the Collateral Account or any other account under the Administrative Agent's or any Lender's exclusive control;

(e)     Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower or Guarantor to any Lender, any and all money, credits, stocks, bonds or other securities or property of any ICF Entity of any kind or nature whatsoever on deposit with, held by or in the possession of Administrative Agent or any Lender in any capacity whatsoever, including, without limitation, any deposits with Administrative Agent or any Lender or any of its Affiliates, to the credit of or for the account of any ICF Entity. Notwithstanding any Applicable Law to the contrary (and without limiting the Administrative Agent's and each Lender's right, for the convenience of the Borrowers, to charge the Borrowers' account(s) for any principal, interest or other sums payable pursuant to this Agreement, the Notes or any other Loan Document when due), the Administrative Agent and the Lenders are authorized at any time to charge the Obligations against any account(s) of any and all ICF Entities, without regard to the origin of deposits to the account or beneficial ownership of the funds. Any and all amounts obtained by the Administrative Agent or any Lender pursuant to this subsection (e) shall be shared by all of the Lenders ratably, in accordance with each Lender's Percentage; it being expressly acknowledged and agreed that each Lender, as well as the Administrative Agent, shall be entitled to exercise the rights of set-off provided in this subsection (e) of this Section 9.2;

(f)     Exercise all rights, powers and remedies of a secured party under the UCC and/or any other Applicable Law(s), including, without limitation, the right to (i) require the Borrowers and Guarantors to assemble the Collateral (to the extent that it is movable) and make it available to the Administrative Agent at a place to be designated by the Administrative Agent, and (ii) enter upon any Borrower's or Guarantor’s premises, peaceably by the Administrative Agent's own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrower hereby agreeing not to resist or interfere (and agreeing to cause each other ICF Entities not to resist or interfere) with any such action. The Administrative Agent agrees to give the Borrowers and Guarantors (as applicable) written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Borrowers, at least ten (10) days before the time of any such sale or disposition. Each Borrower (on behalf of itself and any and all other ICF Entities) hereby authorizes and appoints the Administrative Agent and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower (on behalf of itself and any and all other ICF Entities) assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other Applicable Law;

(g)     Impose the Default Rate with respect to all amounts outstanding pursuant to this Agreement, the Notes, and/or any of the other Loan Documents from the date of the occurrence of the Event of Default; and/or

(h)     Proceed to enforce such other and additional rights and remedies as the Administrative Agent and/or Lenders may have hereunder and/or under any of the other Loan Documents, or as may be provided by applicable law.

It is expressly understood and agreed that the Lenders and/or the Administrative Agent may exercise their respective rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Administrative Agent may (at the direction of the Required Lenders) proceed against all or any portion of the Collateral in such order and at such times as the Administrative Agent, in its sole discretion, sees fit; and each Borrower (on behalf of itself and any and all other ICF Entities) hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the Commonwealth of Virginia and/or any other state, district or territory of the United States. Furthermore, if any Borrower or Guarantor shall default in the performance when due of any of the provisions of this Agreement or any other Loan Document, the Administrative Agent, without notice to or demand upon the Borrowers (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Notes or under any other Loan Document, may (but shall be under no obligation to) perform the same for each Borrower's and/or ICF Entity’s account, and any monies expended in so doing shall be chargeable to the Borrowers with interest, at the highest Default Rate, until the Event of Default is cured, and added to the indebtedness secured by the Collateral.

All sums paid or advanced by the Administrative Agent (or any Lender to the extent incurred pursuant to this Agreement) in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable attorneys' fees and expenses (and fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Administrative Agent, in its discretion, shall deem necessary or desirable to assure or further assure to the Lenders and/or the Administrative Agent their respective interests in the Collateral.

ARTICLE 10
THE ADMINISTRATIVE AGENT; AGENCY

10.1     Appointment. Each Lender hereby affirms its irrevocable appointment of PNC Bank to act as the Administrative Agent for each such Lender pursuant to the provisions of this Agreement and the other Loan Documents, and affirms its irrevocable authorization given to the Administrative Agent to take such action, and exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, or are reasonably incidental thereto, including without limitation, executing documents on behalf of the Lenders, as Administrative Agent. PNC Bank affirms its agreement to act as the Administrative Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 10.10 of this Agreement. Each Lender agrees that the rights and remedies granted to the Administrative Agent under this Agreement and the other Loan Documents shall be exercised exclusively by the Administrative Agent, and that no Lender shall have the right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

10.2     General Nature of Administrative Agent's Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a)     the Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist;

(b)     the duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship in respect of any Lender;

(c)     the Administrative Agent is and shall be solely the agent of the Lenders. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, any ICF Entity or any other Person (except only for its relationship as agent for, its express duties and responsibilities as agent for, and its express duties and responsibilities to, the Lenders as provided in this Agreement and the other Loan Documents); and

(d)     the Administrative Agent shall not have any obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may (i) conflict with any Applicable Laws, or any provision of this Agreement or any other Loan Document, (ii) may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified, or (iii) result in any liability of the Administrative Agent or any Lender not fully covered by insurance.

10.3     Exercise of Powers.

(a)     The Administrative Agent shall have the authority to take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent's rights, powers or discretion, as it determines in its sole discretion, except as provided in subsection (b) below, and except as provided herein or in any other Loan Document, when such action expressly requires the direction or consent of (i) the Required Lenders, or (ii) all of the Lenders, in either of which circumstances the Administrative Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction or consent shall be binding on all of the Lenders.

(b)     Except as expressly provided in this Agreement, the Administrative Agent shall not amend, modify, grant consents or waive any term or provision of this Agreement or any other Loan Document without the consent or approval of the Required Lenders (or, if required by the terms of this Agreement, all Lenders), or declare an Event of Default, provide formal written notice of default to any Borrower or exercise any rights or remedies against any ICF Entity without the prior consent of the Required Lenders. Each Lender agrees that its decision to consent to or reject any request by the Administrative Agent for permission to declare an Event of Default, provide formal notice thereof to any Borrower and/or exercise any rights or remedies arising by virtue of such default, shall be made as soon as reasonably practicable after the Lender has received all relevant information with respect to such request (to the extent such information shall be readily available), but in all events within ten (10) Business Days of the receipt of such information at which time any Lender who shall have failed to respond to the Administrative Agent with its decision to consent to or reject the particular request prior to the expiration of such ten (10) Business Day period shall be deemed to have consented to the particular request; it being understood and agreed that, unless otherwise provided herein, the Administrative Agent shall exercise any and all rights and responsibilities on behalf of the Lenders in connection with an Event of Default. Additionally, only with the consent or approval of (i) all of the Revolving Lenders, the Administrative Agent may, subject to clause (ii) below (A) extend the final maturity of the Loans under the Revolving Facility or any Revolving Facility Note, reduce the interest rate or Revolving Facility Commitment Fee payable on, or extend the time of payment for, any installment of principal, interest or fees payable in connection with the Loans under the Revolving Facility, or issue Letters of Credit causing the aggregate outstanding amount of all such Letters of Credit issued to exceed Sixty Million and No/100 Dollars ($60,000,000.00), (B) increase the Percentage of the Revolving Facility Commitment Amount of any Revolving Facility Lender or increase the Revolving Facility Commitment Amount of any Revolving Facility Lender, other than pursuant to Section 1.8 of this Agreement, (C) release all or a substantial portion of the Collateral, except in accordance with the provisions of this Agreement and any applicable Loan Document, (D) amend the "Required Lenders" definition, (E) consent to the release of any Borrower or Guarantor from, or the assignment or transfer by any Borrower or Guarantor of any of its rights or obligations hereunder, except in accordance with the provisions of this Agreement and any applicable Loan Document, (F) amend, modify or waive any of the provisions set forth in this Section 10.3 or any other provision set forth in this Agreement or set forth in any other Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, (G) change the manner of application by the Administrative Agent of payments made under the Loan Documents, (H) change the method of calculation used in connection with the computation of interest, commissions or fees (which are payable for the ratable benefit of each Revolving Facility Lender), (I) amend, modify or waive any condition precedent set forth in Article 4, (J) make any Loans under the Revolving Facility available in any currency other than Dollars and/or an Alternative Currency, or (K) amend, modify or waive Section 1.5 of this Agreement or change the definition of “Alternative Currency”; and (ii) all of the Term Facility Lenders, the Administrative Agent may, subject to clause (i) above (A) extend the final maturity of the Loans under the Term Facility or any Term Facility Note, reduce the interest rate or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loans under the Term Facility, (B) increase the Percentage of the Term Facility Commitment Amount of any Term Facility Lender or increase the Term Facility Commitment Amount of any Term Facility Lender, other than pursuant to Section 1.8 of this Agreement, (C) release all or a substantial portion of the Collateral, except in accordance with the provisions of this Agreement and any applicable Loan Document, (D) amend the "Required Lenders" definition, (E) consent to the release of any Borrower or Guarantor from, or the assignment or transfer by any Borrower or Guarantor of any of its rights or obligations hereunder, except in accordance with the provisions of this Agreement and any applicable Loan Document, (F) amend, modify or waive any of the provisions set forth in this Section 10.3 or any other provision set forth in this Agreement or set forth in any other Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, (G) change the manner of application by the Administrative Agent of payments made under the Loan Documents, (H) change the method of calculation used in connection with the computation of interest, commissions or fees (which are payable for the ratable benefit of each Term Facility Lender), or (I) amend, modify or waive any condition precedent set forth in Article 4. Each Lender agrees that its decision to approve or reject any request for an amendment or waiver with respect to this Agreement shall be made in good faith and as soon as reasonably practicable after the Lender has received all relevant information with respect to such request.

10.4     General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

(a)     the Administrative Agent, in its capacity as Administrative Agent (but not as a Lender), shall not be liable for any action taken or omitted to be taken by it in a manner consistent with the terms of this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction;

(b)     the Administrative Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in this Agreement or any other Loan Document, (iii) any failure of any ICF Entity or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any lien or encumbrance or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents, or otherwise from time to time, or (v) caring for, protecting, insuring or paying any taxes, charges or assessments with respect to any Collateral;

(c)     the Administrative Agent shall have no obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any ICF Entity, (ii) the business, operations, condition (financial or otherwise) or prospects of any ICF Entity, or (iii) except as otherwise expressly set forth in this Agreement, the occurrence or existence of any Event of Default; and

(d)     the Administrative Agent shall have no obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender.

10.5     Administration by the Administrative Agent.

(a)     The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any person giving such notice or other communication.

(b)     The Administrative Agent may consult with legal counsel (including in-house counsel for the Administrative Agent), independent public accountants and any other experts selected by the Administrative Agent from time to time, and the Administrative Agent shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(c)     The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to any ICF Entity or any Lender, such matter may be established by a certificate of the Borrowers or Guarantors or such Lender, as the case may be, and the Administrative Agent may conclusively rely upon such certificate.

(d)     The Administrative Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of every kind and nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action; provided that no Lender shall be obligated to indemnify the Administrative Agent for any portion of such amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent, as finally determined by a court of competent jurisdiction.

(e)     The Administrative Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(f)     The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default (other than a default in the payment of regularly scheduled principal or interest), unless the Administrative Agent has received from a Lender or a Borrower a written notice describing the Event of Default. If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender, unless such notice shall have been addressed and/or issued to all of the Lenders.

10.6     Lenders Not Relying on the Administrative Agent or Other Lenders. Each Lender acknowledges as follows:

(a)     neither the Administrative Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender to it;

(b)     it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents;

(c)     it will, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents; and

(d)     no Lender nor any LC Issuer, nor any of their Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Person’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers or Guarantors, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

10.7     Indemnification. Each Lender agrees to reimburse and indemnify the Administrative Agent, each Lead Arranger (each solely in their capacity as such) and the Administrative Agent's and each Lead Arranger's respective directors, officers, employees and agents (to the extent not reimbursed by the Borrowers, and without limitation of the obligation of the Borrowers to do so), ratably in accordance with each Lender's Percentage, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel for the Administrative Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such other Person as a result of this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loan; provided that no Lender shall be obligated to indemnify the Administrative Agent or such other Person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Person seeking indemnity, as finally determined by a court of competent jurisdiction. Administrative Agent, as successor administrative agent to Citizens Bank of Pennsylvania, hereby succeeds to and is vested with all of the properties, rights, powers, privileges and duties of the former administrative agent, without further act, deed or conveyance. Each Lender hereby expressly represents, warrants, covenants, acknowledges and agrees that (i) it has no claim, action, demand or other proceeding against the Administrative Agent (in its capacity as successor administrative agent to Citizens Bank of Pennsylvania) in connection with or a result of any claim that such Lender may have against Citizens Bank of Pennsylvania in its capacity as administrative agent under the Existing Loan Agreement; and (ii) the Administrative Agent shall have no liability whatsoever for any actions taken or omitted by Citizens Bank of Pennsylvania as administrative agent under the Existing Loan Agreement, and each Lender hereby releases the Administrative Agent from any and all such liability, if any.

10.8     Administrative Agent in its Individual Capacity. With respect to its commitment and the Obligations owing to it, PNC Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender, and may exercise the same as though it was not the Administrative Agent. The terms "Lender," "holders of Notes" and like terms shall include PNC Bank in its individual capacity. PNC Bank and its Affiliates may, without liability to account for, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of and engage in any other business with any ICF Entity and any Affiliate of any ICF Entity, as though PNC Bank was not the Administrative Agent hereunder.

10.9     Holders of Notes. Without limiting the requirements of Section 12.11 of this Agreement, the Administrative Agent may deem and treat any Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until written notice evidencing such transfer shall have been filed with the Administrative Agent. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent was a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or issued in exchange therefor.

10.10     Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and Borrowers, subject to appointment of a successor Administrative Agent (and such appointees acceptance of appointment) as below provided in this Section 10.10. Additionally, the Administrative Agent may be removed for cause by all of the Lenders (other than the Administrative Agent, if the Administrative Agent is then a Lender), or in the absence of an Event of Default, the Borrowers may request the Administrative Agent's resignation, if removal or resignation, as applicable, is requested in writing (which wording must specifically identify the "cause" for removal), and ten (10) days' prior written notice of removal or resignation is provided to the Administrative Agent and Borrowers (or Lenders, if applicable). Upon any such resignation or removal, the Borrowers shall have the right (unless an Event of Default has occurred and is continuing, in which event the Administrative Agent shall have the right) to immediately appoint, as successor administrative agent, another Lender; provided that such Lender is a commercial bank or trust company organized under the laws of the United States of America or any State thereof and has a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00) (a "Qualifying Person"). Notwithstanding the foregoing, in the event the Borrowers fail to immediately appoint such successor administrative agent within five (5) Business Days of such resignation or removal, then the Administrative Agent shall appoint such successor on behalf of the Lenders. In such event, the Administrative Agent's resignation or removal shall not be effective until the successor Administrative Agent shall have accepted its appointment, provided that if the Administrative Agent shall notify the Borrowers that no Qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and the retiring Administrative Agent, as the case may be, shall be discharged from its duties and obligations under this Agreement. Upon the acceptance by a successor Administrative Agent of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all of the properties, rights, powers, privileges and duties of the former Administrative Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of the retiring Administrative Agent and payment of all amounts then due and payable by the Administrative Agent to the Lenders pursuant to this Agreement, such Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents. If for any reason, at any time, there is no Administrative Agent hereunder, then during such period, the Required Lenders shall have the right to exercise the Administrative Agent's rights and perform its duties hereunder, except that (a) all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and (b) all payments to be made to the Administrative Agent shall be made directly to the Borrowers or the Lender for whose account such payment is made.

10.11     Additional Agents. If the Administrative Agent shall from time to time deem it necessary or advisable to engage other agents for its own protection in the performance of its duties hereunder or in the interests of the Lenders, then the Administrative Agent and Borrowers shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Administrative Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Administrative Agent, to act as co-Administrative Agent or a separate agent with respect to any part of the Collateral, with such powers as may be provided in such supplemental agreement, and with the power to vest in such bank, trust company or other Person (as such co-Administrative Agent or separate agent, as the case may be), any properties, rights, powers, privileges and duties of the Administrative Agent under this Agreement or any other Loan Document.

10.12     Calculations. The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the Lenders any payment in excess of the amount to which they are determined to be entitled, with interest thereon at the Federal Funds Effective Rate, or, if the amount due was not paid by any Borrower or Guarantor, to recover such amount from such Borrower or Guarantor (subject to the terms and provisions of this Agreement), with interest thereon at the Applicable Interest Rate.

10.13     Funding by the Administrative Agent.

(a)     Except as otherwise provided in this Agreement, the Administrative Agent alone shall be entitled to make all advances in connection with the Loan and shall receive all payments and other receipts relating to the Loan; it being understood, however, that the Administrative Agent has reserved the right not to advance any amounts to the Borrowers which the Administrative Agent has not received from the Lenders. The Administrative Agent will notify each Lender of the date and amount of any requested advance, and if such notification is received by 1:00 p.m. Pittsburgh, Pennsylvania time on any given Business Day, the Lenders shall provide the required funds to the Administrative Agent no later than the close of business (i) on such Business Day in the case of Base Rate Loans and (ii) on the date specified for payments, in the case of LIBOR Rate Loans. At any time as may be requested by the Administrative Agent or the Swing Line Lender, the Administrative Agent and each Lender shall pay to each other such amounts (the "Equalization Payments") as may be necessary to cause each Lender to own its applicable Percentage of the Loan and otherwise implement the terms and provisions of this Agreement; it being understood that each Lender shall be entitled to receive interest on amounts advanced by it only from the date of such Lender's advance of funds. The obligation of the Administrative Agent and each Lender to make Equalization Payments shall not be affected by a bankruptcy filing by any ICF Entity, the occurrence of any Event of Default or any other act, occurrence or event whatsoever, whether the same occurs before, on or after the date on which an Equalization Payment is required to be made. All Equalization Payments shall be made by 5:00 p.m. Pittsburgh, Pennsylvania time on the date such payment is required, provided that notice of such Equalization Payment shall have been given to the party obligated to make such payment by 1:00 p.m. Pittsburgh, Pennsylvania time; otherwise such Equalization Payment shall be made on the next Business Day.

(b)     Unless the Administrative Agent shall have been notified in writing by any Lender no later than the close of business on the Business Day before the Business Day on which an advance requested by the Borrowers is to be made, that such Lender will not make its ratable share of such advance, the Administrative Agent may assume that such Lender will make its ratable share of the advance, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment to the Administrative Agent when required, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrowers shall arrange for the repayment of such amount to the Administrative Agent), together with interest for the Administrative Agent's own account for each day from and including the date of the Administrative Agent's payment, to and including the date of repayment to the Administrative Agent (before and after judgment). Interest (i) if paid by such Lender (A) for each day from and including the date of the Administrative Agent's payment to and including the second Business Day thereafter, shall accrue at the Federal Funds Effective Rate for such day, and (B) for each day thereafter, shall accrue at the Applicable Interest Rate; and (ii) if paid by the Borrowers, shall accrue at the Applicable Interest Rate. All payments to the Administrative Agent under this Section shall be made to the Administrative Agent at its office set forth in the preamble of this Agreement (or as otherwise directed by the Administrative Agent), in Dollars, in immediately available funds, without set-off, withholding, counterclaim or other deduction of any nature.

(c)     All borrowings under this Agreement shall be incurred from the Lenders pro rata on the basis of their respective Percentages (except to the extent advanced (i) as a Swing Line Loan, or (ii) by the Administrative Agent on behalf of any Lender as provided in subsection (a) or (b) above). It is understood that no Lender shall be responsible for any other Lender's failure to meet its obligation to make advances hereunder, and that each Lender shall be obligated to make advances required to be made by it hereunder regardless of the failure of any other Lender to make its advances hereunder.

(d)     Each payment and prepayment received by the Administrative Agent for the account of the Lenders shall be distributed first to the Swing Line Lender for application to any Swing Line Outstandings, and then to each Lender entitled to share in such payment, ratably in accordance with each Lender's Percentage. Notwithstanding the provisions of Section 9.2(e) of this Agreement, any Lender who has failed to fund its Percentage of any advance under the Loan or purchase its Percentage of any risk participation in any Letter of Credit shall not be entitled to share in any such payment(s) until such time as the funding deficiency caused thereby, together with interest thereon (as provided in subsection (b) above), has been paid to the Administrative Agent in accordance with the terms and conditions of this Agreement. Payments from the Administrative Agent to the Lenders shall be made by wire transfer in accordance with written instructions provided to the Administrative Agent by the Lenders from time to time. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full on such date and the Administrative Agent, in reliance upon such assumption, may cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent upon its demand therefor such amount distributed to such Lender, together with interest thereon at the overnight Federal Funds Effective Rate for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e)     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of such Lender's Percentage of payments, such Lender shall forthwith purchase from the other Lender(s) such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lender(s); provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lender(s) shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (1) the amount of such Lender's required repayment, to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.13(e), to the fullest extent permitted by law, may exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(f)     No Lender nor any Affiliate of any Lender shall collect any separate remuneration (i.e., in addition to any remuneration paid on a pro rata basis to all Lenders) as an inducement for such Lender entering into any waiver or amendment to this Agreement.

10.14     Benefit of Article. The provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Lenders. Except as otherwise expressly set forth in this Article 10, no ICF Entity shall have any rights under any of the provisions of this Article 10; it being understood that the provisions of this Article 10 are not in limitation of any right, remedy, power, duty, obligation or liability which the Administrative Agent would have to or against any ICF Entity.

10.15     Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)     is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each examination report (each a "Report" and collectively, "Reports") prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports;

(b)     expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)     expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the ICF Entities and will rely significantly upon the ICF Entities’ books and records, as well as on representations of the ICF Entities’ personnel;

(d)     agrees to keep all Reports and other material, non-public information regarding the ICF Entities and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with the provisions of Section 12.25 of this Agreement; and

(e)     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers or Guarantors, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney’s fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided that no Lender shall be obligated to indemnify the Administrative Agent or such other Person for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Person seeking indemnity, as finally determined by a court of competent jurisdiction.

In addition to the foregoing: (x) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by the Borrowers to the Administrative Agent that has not been contemporaneously provided by the Borrowers to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, it being understood and agreed that the items required to be delivered pursuant to Sections 6.3(a) and 6.3(b) of this Agreement shall be posted to Intralinks promptly following receipt by the Administrative Agent; and (y) to the extent that the Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrowers, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender's notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Borrowers, the Administrative Agent promptly shall provide a copy of same to such Lender.

10.16     Replacement of Lenders. If (a) any Lender requests compensation under Exhibit 3 attached to this Agreement, (b) the Borrowers or Guarantors are required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 12.8 or Section 12.19 of this Agreement, (c) any Lender is a Defaulting Lender, or (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any matter relating to this Agreement or any other Loan Document that has been approved by the Required Lenders but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrowers shall have paid, or cause to be paid, to the Administrative Agent the assignment fee; (ii) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), in each case, however, net of any amounts owing to the Administrative Agent, the LC Issuer or any other Lender as a result of such Lender being a Defaulting Lender (if applicable); (iii) in the case of any such assignment resulting from a claim for compensation pursuant to Sections 12.8 and 12.19 of this Agreement or pursuant to Exhibit 3 attached to this Agreement, or payments required to be made pursuant to Sections 12.8 and 12.19 of this Agreement or pursuant to Exhibit 3 attached to this Agreement, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with Applicable Laws; and (v) in the case of any assignment resulting from a Non-Consenting Lender’s failure or refusal to consent to a proposed change, waiver, discharge or termination with respect to any matter relating to this Agreement or any other Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure of such Non-Consenting Lender to execute and deliver an Assignment and Acceptance Agreement, in the form attached as Exhibit 8 to this Agreement, shall not impair the validity of the removal of such Non-Consenting Lender, and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in Letters of Credit and Swing Line Loans pursuant to this Section 10.16 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance Agreement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.17     Defaulting Lenders.

(a)     Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(e) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or Swing Line Lender hereunder; third, to cash collateralize the LC Issuer’s fronting exposure with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the LC Issuer’s future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions to advance hereunder were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all non-defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any Revolving Facility Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the Letter of Credit Exposure of Letters of Credit for which it has provided cash collateral.

(C)     With respect to any Revolving Facility Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each non-defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such non-defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s or Swing Line Lender’s fronting exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the non-defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Percentage of the aggregate outstanding principal amount of the Revolving Facility of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment Amount. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-defaulting Lender as a result of such non-defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Defaulting Lender’s Percentage of Swing Line Outstandings and (y) second, cash collateralize the Defaulting Lender’s Percentage of the Letter of Credit Exposure.

(b)     Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swing Line Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no fronting exposure after giving effect to such Swing Line Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Letter of Credit Exposure after giving effect thereto.

10.18     Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)      such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans (hereinafter defined) in connection with such Lender’s Loan advances or Loan commitments hereunder,

(ii)     the transaction exemption set forth in one or more PTEs (hereinafter defined), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of such Lender’s Loan advances, Loan commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform such Lender’s Loan advances, Loan commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of such Lender’s Loan advances, Loan commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of such Lender’s Loan advances, Loan commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any Guarantor, that none of the Administrative Agent or Lead Arrangers nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Loan commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)     The Administrative Agent and Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to Loan advances, Loan commitments and this Agreement, (ii) may recognize a gain if it extended Loan advances or Loan commitments for an amount less than the amount being paid for an interest in the Loan advances or the Loan commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)     For purposes hereof, the term (i) “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” and (ii) “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE 11
CERTAIN ADDITIONAL RIGHTS AND
OBLIGATIONS REGARDING THE COLLATERAL

11.1     Power of Attorney. Each Borrower, on its own behalf and for and on behalf of each other ICF Entity, hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any ICF Entity or otherwise (but at the cost and expense of the Borrowers and without notice to any ICF Entity), to (a) upon an Event of Default, notify Account Debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in Section 11.2 of this Agreement, and to take control of the cash and non-cash proceeds of any such Receivables, which right the Administrative Agent may exercise at any time whether or not an Event of Default shall have occurred and be continuing hereunder or was theretofore making collections thereon; (b) upon an Event of Default, compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Administrative Agent may deem advisable; (c) upon an Event of Default, release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower's or Guarantor’s interest in all or any part of the Collateral; (d) upon an Event of Default, remove from any ICF Entity’s place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Administrative Agent, make such use of any ICF Entity's place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral; (e) upon an Event of Default, repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Account Debtor; (f) demand, collect receipt for and upon an Event of Default, give renewals, extensions, discharges and releases of all or any part of the Collateral; (g) upon an Event of Default, institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (h) upon an Event of Default, settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (i) upon an Event of Default, receive and open all mail addressed to any ICF Entity (other than mail sent to the Lockbox which may be received and opened in the ordinary course of Lockbox procedures irrespective of whether any Event of Default has occurred), and if an Event of Default exists hereunder, notify the Post Office authorities to change the address for the delivery of mail to any ICF Entity to such address as the Administrative Agent may designate; it being understood that the rights granted to the Administrative Agent in this clause (i), which are operative on the occurrence of an Event of Default, shall not in any way limit or impair the other rights provided to the Administrative Agent and/or Lenders in this Agreement or any other Loan Document, including, without limitation, their rights with respect to the Collateral Account and the below-referenced lockbox. Furthermore, each Borrower, on its own behalf and for and on behalf of each other ICF Entity, hereby reaffirms its irrevocable appointment of the Administrative Agent, as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Lender(s), in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (i) file financing statements and continuation statements covering the Collateral; (ii) charge against any banking account of any ICF Entity any item of payment credited to any ICF Entity’s account which is dishonored by the drawee or maker thereof; and/or (iii) endorse the name of any ICF Entity upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any Account Debtor.

11.2     Lockbox. Following the occurrence of an Event of Default, each Borrower, on its own behalf and for and on behalf of each other ICF Entity, hereby authorizes the Administrative Agent to receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion, to apply the same to the repayment of the Notes, and each Borrower represents, warrants, acknowledges and agrees that, except where a Permitted Foreign Bank Account is being used, it has established, or upon demand made by the Administrative Agent after the occurrence and during the continuation of an Event of Default, will establish and shall continually maintain on terms and conditions satisfactory to the Administrative Agent in all respects, one or more lockboxes (and, if required by the Administrative Agent, one or more blocked accounts) for the collection of Receivables. Except as otherwise may be approved by the Administrative Agent in writing, any checks or other remittances received by any Borrower or Guarantor in payment of the Receivables shall be held in trust by each Borrower or Guarantor for the Administrative Agent and the Lenders.

11.3     Other Agreements. Except as may otherwise be expressly permitted by the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower, on its own behalf and for and on behalf of each other ICF Entity, will (a) on demand, subject to any confidentiality and secrecy requirements imposed by any Government agency, make available in form reasonably acceptable to the Administrative Agent, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower's copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (b) when requested, advise the Administrative Agent when an Account Debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper. Upon reasonable notice, all such records will be available for examination by authorized agents of the Administrative Agent.

It is expressly understood and agreed, however, that the Administrative Agent shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to the Administrative Agent or to which the Administrative Agent or the Lenders may be entitled hereunder at any time or times.

ARTICLE 12
MISCELLANEOUS

12.1     Remedies Cumulative. Each right, power and remedy of the Administrative Agent or Lenders provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Administrative Agent or any such Lender of any or all such other rights, powers or remedies.

12.2     Waiver. Time is of the essence of this Agreement. No failure or delay by the Administrative Agent or any Lender to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Administrative Agent or any Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, neither the Lenders nor the Administrative Agent shall be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

12.3     Notices. Notices to either party shall be in writing and shall be delivered personally or by first-class mail or nationally-recognized overnight delivery service addressed to the parties at the addresses set forth below or otherwise designated in writing:

If to the Borrowers:	ICF Consulting Group, Inc. 9300 Lee Highway Fairfax, Virginia 22031 Attn: General Counsel

and

Attention: Ms. Susan Wolf Fax: (703) 934-3915 Email: Susan.Wolf@icf.com

and

Attention: Mr. Hemant Bakshi Fax: Email: Hemant.bakshi@icf.com with a copy of all notices
to the Borrowers to:	Squire Patton Boggs (US) L.L.P. 2550 M Street, NW Washington, DC 20037 Attn: Kirk D. Beckhorn, Esq. Fax: (202) 457-6316 Email: kirk.beckhorn@squirepb.com

If to the Lenders:	To the address provided to the Borrowers and/or the Administrative Agent in writing

If to the Administrative Agent:	PNC Bank, National Association 1750 Tysons Boulevard Suite 300 McLean, Virginia 22102 Attention: Mr. Steven Day Fax: (703) 442-2335 Email: steven.day@pnc.com

with a copy of all notices to any Lender or the Administrative Agent to:	Agency Services, PNC Bank, National Association Mail Stop: P7-PFSC-04-I 500 First Avenue Pittsburgh, PA 15219 Attention: Agency Services Fax: (412) 762-8672

and
PNC Bank, National Association PNC Place 800 17th Street NW Washington, DC 20006 Attention: Mr. Eric Williams Email: eric.h.williams@pnc.com

and
Potomac Law Group, PLLC 3204 Tower Oaks Boulevard Suite 100 Rockville, Maryland 20852 Attention: Matthew S. Bergman, Esq. Fax: (301) 798-9219 Email: mbergman@potomaclaw.com

Any notice or other communication hereunder will be deemed given and effective (a) when actually received, in the case of hand delivery or nationally recognized overnight delivery service, (b) three (3) Business days after such notice or communication is deposited in the United States mail or with such courier, in the case of first class mail or overnight delivery, or (c) when completely sent and received, as evidenced by a transmission report from sender's facsimile machine, in the case of facsimile transmission.

Notices and other communications hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent pursuant to Articles 1 or 2 of this Agreement, except as permitted in Section 1.4(a) of this Agreement. The Administrative Agent, the Lenders or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The parties acknowledge and agree that no notice of the occurrence of a default or Event of Default shall be sent by e-mail.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail ("e-mail") address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent (and received, if the acknowledgment contemplated above has been obtained) at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.4     Entire Agreement; Amendment and Restatement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and supersede all prior agreements and understandings; it being expressly understood and agreed that this Agreement is a complete amendment and restatement of the Existing Loan Agreement, the terms and conditions of which have been superseded and replaced in their entirety by the terms and provisions of this Agreement. The parties hereto agree that this Agreement is given as a continuation, modification and extension of the Existing Loan Agreement and shall not constitute a novation of the Existing Loan Agreement. This Agreement and the other Loan Documents shall continue in full force and effect for so long as the Borrowers shall be indebted hereunder or under the Notes, and thereafter until the Lenders shall have actually received written notice of the termination hereof from the Borrowers and all Obligations incurred or contracted before receipt of such notice shall have been fully paid, and all commitments to lend or issue Letters of Credit have terminated.

12.5     Relationship of the Parties. This Agreement provides for the extension of financial accommodations by each Lender, in its capacity as lender, to the Borrowers, in their capacity as borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Administrative Agent of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Administrative Agent and the Lenders to protect the Administrative Agent's and the Lenders' interests in assuring repayment of the Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lenders or Administrative Agent to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lenders or Administrative Agent to control any Borrower or to conduct any Borrower's operations, as creating any fiduciary obligation on the part of any Lender or the Administrative Agent to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

12.6     Waiver of Jury Trial and Certain Damages. Each Borrower (on its own behalf and for and on behalf of each other ICF Entity), the Administrative Agent and each Lender hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury and any right to claim consequential, punitive, incidental or special damages fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury and right to claim consequential, punitive, incidental or special damages is separately given by each Borrower (on its own behalf and for and on behalf of each other ICF Entity), the Administrative Agent and each Lender, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial or the right to claim consequential, punitive, incidental or special damages would otherwise accrue. The Borrowers, the Administrative Agent and the Lenders are hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each herein contained waiver of the right to jury trial and right to claim consequential, punitive, incidental or special damages. Further, each Borrower (on its own behalf and for and on behalf of each other ICF Entity) hereby certifies that no representative or agent of the Administrative Agent or any Lender (including the Administrative Agent's counsel) has represented, expressly or otherwise, to the undersigned that the Administrative Agent or Lenders will not seek to enforce this provision waiving the right to a trial by jury or any right to claim consequential, punitive, incidental or special damages.

12.7     Submission to Jurisdiction; Service of Process; Venue. Any judicial proceeding brought against any Borrower or ICF Entity with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower (on its own behalf and for and on behalf of each other ICF Entity) accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower (on its own behalf and for and on behalf of each other ICF Entity) irrevocably designates and appoints the General Counsel of the Primary Operating Company, whose address is c/o ICF Consulting Group, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by each Borrower (on its own behalf and for and on behalf of each other ICF Entity) to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrowers at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. The Borrowers shall at all times maintain (and shall cause each other ICF Entity to maintain) an agent for service of process pursuant to this provision. If any Borrower or other ICF Entity fails to appoint such an agent, or if such agent refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or the Lenders to bring proceedings against any Borrower or other ICF Entity in the courts of any other jurisdiction.

12.8     Changes in Capital Requirements; Increased Costs.

(a)     If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital or liquidity required or expected to be maintained by the Administrative Agent or any Lender, or person controlling the Administrative Agent or any Lender, and the Administrative Agent or such Lender determines (in its sole and absolute discretion) that the rate of return on its, or such controlling person's capital or liquidity as a consequence of its commitments or the loans made by the Administrative Agent or such Lender is reduced to a level below that which the Administrative Agent, such Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Administrative Agent or such Lender to the Borrowers, the Borrowers shall immediately pay directly to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), additional amounts sufficient to compensate the Administrative Agent, such Lender or such controlling person for such reduction in rate of return. A statement of the Administrative Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Administrative Agent and each Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; or

(b)     except as otherwise set forth in Exhibit 3 attached hereto with respect to increased costs incurred in connection with LIBOR Rate Loans, if any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority shall:

(i)       impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the LC Issuer;

(ii)      impose on any Lender or the LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)     subject any Lender to any Taxes (other than franchise taxes, branch profits taxes and taxes imposed on or measured by such Lender's net income or receipts and any Taxes to which Section 12.19 applies, including U.S. federal withholding Taxes imposed under FATCA) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer (whether of principal, interest or otherwise), then the Borrowers shall, within fifteen (15) days of written demand therefor, pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender or the LC Issuer shall have made written demand on the Borrowers therefor (with a concurrent copy sent to the Administrative Agent) within nine (9) months of the date on which such Lender or the LC Issuer shall have suffered or incurred the increased costs or reduction in the rate of return or amounts received, accompanied by reasonably satisfactory evidence thereof.

For purposes of this Section 12.8, any request, rule, regulation, guideline, interpretation or directive (whether or not having the force of law) hereafter enacted, adopted, issued, promulgated or implemented under or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall also constitute a change in law.

12.9     Other Agents, Arrangers, Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent", "documentation agent", "co-agent", "book manager", "book running manager", "lead manager", "arranger", "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.10     Modification and Waiver. Subject to Section 10.3 of this Agreement, neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The Administrative Agent may sign on behalf of the Required Lenders or Lenders any document, instrument or agreement, including without limitation, any amendment, modification, consent or waiver if then authorized to do so by the Required Lenders or all Lenders (as the case may be), which shall be binding on the Required Lenders or all Lenders accordingly.

12.11     Transferability.

(a)     No Borrower or Guarantor shall assign any of its rights, interests or Obligations under this Agreement or any other Loan Document.

(b)     No Lender shall assign its interests under this Agreement or any other Loan Document to any Person, without the prior written consent of both the Administrative Agent and the Borrowers; provided that (i) the Borrowers' consent shall not be required for assignments from one Lender to another Lender or to its affiliates or at any time during which an Event of Default shall have occurred and be continuing; and (ii) the Borrowers shall be deemed to have consented to an assignment unless the Borrowers shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. Subject to obtaining such consent (as required), any Lender may assign its interest, in the ordinary course of its commercial banking business, at any time under this Agreement and the other Loan Documents, provided that (A) the purchaser of any such interest is an Eligible Assignee; (B) prior written notice of such sale or assignment, which notice must identify the name, address and contact person of the Eligible Assignee, shall have been issued by such transferring Lender to the Administrative Agent and the Borrowers; (C) the Dollar Equivalent of the Percentage of the transferring Lender being assigned equals or exceeds Ten Million and No/100 Dollars ($10,000,000.00); (D) the Administrative Agent shall have received a duly executed Assignment and Acceptance Agreement, in the form attached as Exhibit 8 to this Agreement; and (E) if the proposed assignee of the transferring Lender is not an Affiliate of the transferring Lender or another Lender hereunder, an assignment fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) shall have been paid to the Administrative Agent to reimburse the Administrative Agent for costs and expenses incurred in connection with the assignment.

(c)     Subject to the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections  12.8, 12.19, and 12.20 of this Agreement and Exhibit 3 attached to this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note(s), the Borrowers (at their expense) shall execute and deliver a Note (or Notes, as applicable) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) below.

(d)     The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and their Percentage of, and principal amounts (and related interest amounts) of the Loans, participations under Letters of Credit and other amounts due hereunder, or owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by any Lender (with respect to any entry relating to such Lender's Loans or Commitments) or the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(e)     Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than (A) any Borrower or any of any Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder would constitute a Defaulting Lender or a Subsidiary thereof, or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit thereof, a natural Person)) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Percentage of the Loans (including such Lender's participations in the Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents. In the event any Lender shall sell any such participation pursuant to this Section 12.11(e), such Lender shall maintain a register of such participation interests reflecting the beneficial owner of each such participation interest, provided that such Lender shall only be required to disclose the information contained in such register to the Administrative Agent and the Borrowers when necessary to establish that the Loan reflected thereby is in "registered form", as such term is defined for purposes of the Code.

(f)     A Participant shall not be entitled to receive any greater payment hereunder than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent (such consent not to be unreasonably withheld or delayed).

(g)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)     The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Record Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.12     Governing Law; Binding Effect. This Agreement and all disputes arising therefrom shall be governed by the laws of the Commonwealth of Virginia (without regard to conflict of laws principles) and shall be binding upon each Borrower and inure to the benefit of the parties hereto and their respective successors and assigns.

12.13     [Reserved].

12.14     Joint and Several Liability.   Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

12.15    Materiality. Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Administrative Agent.

12.16     Reliance on the Administrative Agent. Each Borrower shall be entitled to assume that any and all consents, approvals or notices issued or granted by the Administrative Agent pursuant to the terms and provisions of this Agreement were, to the extent necessary, authorized by the Required Lenders, all Lenders under a particular facility or all of the Lenders, as applicable.

12.17     The Patriot Act. The Administrative Agent and the Lenders hereby notify the Borrowers (on its own behalf and for and on behalf of each other ICF Entity) that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the ICF Entities, which information includes the name and address of the ICF Entities and other information that will allow the Administrative Agent and the Lenders to identify the ICF Entities in accordance with the Patriot Act.

12.18     Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document. Each party hereto hereby agrees to be bound by its facsimile or PDF signature.

12.19     Taxes. All payments by the Borrowers of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes, branch profits taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Administrative Agent's and/or any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

(a)     pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)     promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c)     pay to the Administrative Agent, for its own account or for the account of such Lender (as the case may be), such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, for its own account or for the account of such Lender (as the case may be), will equal the full amount the Administrative Agent or such Lender (as applicable) would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or any Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Administrative Agent or such Lender (as the case may be) after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Administrative Agent or such Lender (as the case may be) would have received had such Taxes not been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

This Section 12.19 shall not apply to, and the Borrowers shall not be required to make any additional payment with respect to, U.S. federal withholding Taxes imposed under FATCA.

Promptly upon receipt of written request, each Lender shall deliver to the Borrowers and the Administrative Agent any information, document, or certificate, properly completed and in a manner prescribed by law or reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be, in order to permit the Borrowers or the Administrative Agent to make a payment under this Agreement or the Loan Documents without any withholding on account of any Tax that might otherwise be required to be withheld under Applicable Law (but only to the extent that exemption from withholding is permitted under Applicable Law), and each Lender shall strictly comply with any disclosure or information reporting requirements (including entering into an agreement with the Internal Revenue Service) that are required to secure an exemption from any United States withholding taxes relating to the Facilities.

12.20     Indemnity.

(a)     Each Borrower, on its own behalf and on behalf of each other ICF Entity, releases and shall indemnify, defend and hold harmless the Administrative Agent, each Lender, each of their respective Affiliates, and each of their respective directors, advisors, officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) (collectively, "Losses") incurred by such indemnified party or asserted against such indemnified party by any Person (including, without limitation, any ICF Entity) resulting from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its directors, officers, employees and agents only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any ICF Entity, or any environmental liability related in any way to any ICF Entity, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any ICF Entity, and regardless of whether any indemnified party is a party thereto; provided that such indemnity shall not, as to any indemnified party, be available to the extent that such Losses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party or (y) result from a claim brought by any ICF Entity against an indemnified party for a material breach in bad faith of such indemnified party's obligations hereunder or under any other Loan Document, if such ICF Entity has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b)     Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party cannot settle any action for which it has assumed the defense without the indemnified party’s express written consent.

(c)     Each Borrower, on behalf of itself and each ICF Entity, hereby expressly represents, warrants, covenants, acknowledges and agrees that it has no claim, action, demand or other proceeding against the Administrative Agent (in its capacity as successor administrative agent to Citizens Bank of Pennsylvania) in connection with or a result of any claim that such ICF Entity may have against Citizens Bank of Pennsylvania in its capacity as administrative agent under the Existing Loan Agreement. The Administrative Agent shall have no responsibility whatsoever for any actions taken or omitted by Citizens Bank of Pennsylvania as administrative agent under the Existing Loan Agreement, and each ICF Entity hereby releases the Administrative Agent from any and all such liability, if any. Additionally, each Borrower hereby releases and shall indemnify, defend and hold harmless the Administrative Agent against all Losses resulting from a claim by a former lender (not a Lender party to this Agreement) under the Existing Loan Agreement made against the Administrative Agent, as successor administrative agent to Citizens Bank of Pennsylvania, for any actions taken or omitted by the former administrative agent under the Existing Loan Agreement.

12.21     Time. Whenever the Borrowers shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

12.22     Publicity. The Borrowers, the Lenders and the Administrative Agent hereby agree that the Borrowers, the Administrative Agent, the Lenders or any of their affiliates may place "tombstone" advertisements (which may include any of the ICF Entities’, the Lender's or the Administrative Agent's trade names or corporate logos and a brief description of the transaction) in publications or other media of their choice (including without limitation "e-tombstones" published or otherwise circulated in electronic form and related hyperlinks to the Borrower's website) at its own expense.  In addition, information that is publicly available about the transaction may be publicized by way of disclosure to market data collectors and similar service providers to the financing community. Any other publicity of the transaction by the Lenders or the Administrative Agent shall require the prior written consent of the Borrowers, such consent not to be unreasonably withheld, delayed or conditioned.

12.23     Electronic Execution of Loan Documents. The words "execution", "signed", "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, the Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.24     Internet Transmittal of Information.

(a)     General.

(i)     Each Borrower shall, and shall cause each other ICF Entity to, be solely responsible for establishing and maintaining at its expense proper computer, internet and other requirements necessary to electronically transmit to the Administrative Agent and the Lenders any Required Information. All computer, internet and other requirements must conform to standards as may be reasonably established from time to time by the Administrative Agent. The Administrative Agent shall not be responsible for any failure, interruption or delay in the performance of the internet; and any such failure, interruption or delay does not excuse the Borrowers from otherwise providing timely Required Information to the Administrative Agent or any Lender hereunder.

(ii)     By agreeing to transmit electronically Required Information via the internet in an unsecured and unencrypted form, each Borrower, on its own behalf and on behalf of each other ICF Entity, assumes that the electronic transmission of the Required Information could be obtained or accessed by unauthorized third parties. Neither the Administrative Agent nor any Lender assumes liability for the unauthorized or inadvertent access, use or disclosure of Required Information should such disclosure occur by error in transmission by any ICF Entity or reply thereto by the Administrative Agent or any Lender or otherwise.

(iii)     Each Borrower, on its own behalf and on behalf of each other ICF Entity, acknowledges that all Required Information reported to the Administrative Agent and the Lenders via the internet is for business/commercial purposes and not for personal family or household purposes.

(b)     Security.

(i)     Each Borrower, on its own behalf and on behalf of each other ICF Entity, acknowledges, consents, and agrees that the Administrative Agent and the Lenders do not and will not maintain security procedures to insure that the Required Information at the time of transmission to the Administrative Agent or the Lenders shall be secure, or otherwise secure from unauthorized access or misappropriation and use of such Required Information by unauthorized third parties via the internet; it being expressly understood and agreed by each Borrower, on its own behalf and on behalf of each other ICF Entity, that by execution hereof, it expressly assumes such risk and will hold harmless and indemnify the Administrative Agent and the Lenders from any claim or expense associated therewith, including any such claim or expense arising as a result of the Administrative Agent's or any Lender's internet responsive reply to such Required Information misappropriated and used by unauthorized parties, except to the extent that such claim or expense is the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, as finally determined by a court of competent jurisdiction.

(ii)     Each Borrower, on its own behalf and on behalf of each other ICF Entity, agrees that the Administrative Agent or any Lender may send to the ICF Entities electronically via the internet communications concerning or required by this Agreement and the other Loan Documents. The Borrowers' internet address for this purpose (which shall be the same for the other ICF Entities) shall be as set forth in Section 12.3 of this Agreement. Each Borrower further agrees that neither the Administrative Agent nor any Lender will be liable in any way in the event that properly addressed information is intercepted, appropriated or utilized by unauthorized Persons either in transmission or at each Borrower's place of business.

(iii)     Any of the Administrative Agent, any Borrower or any Lender shall be authorized to change its internet address for purposes of this Agreement, provided such change shall be communicated in writing and acknowledged in writing by the other party hereto as an amendment to this Agreement.

(c)     Electronic Record/Reporting to the Administrative Agent and the Lenders. The Borrowers, on their own behalf and on behalf of each other ICF Entity, may provide to the Administrative Agent and the Lenders Required Information by means of the internet. The Administrative Agent and the Lenders reserve the right to refuse such Required Information or amend such information per the terms and conditions described herein or require in hard copy all or any part of any Required Information electronically provided, but any such refusal shall not affect the status of any refused information as having been received by the Administrative Agent or any Lender. With each submission of information to the Administrative Agent or any Lender by the internet, each Borrower certifies, on its own behalf and on behalf of each other ICF Entity, that such information provided is true, correct and complete as represented. An electronic record of the Required Information shall be maintained in the form submitted by each Borrower and shall be admissible in any court of law or other proceeding, legal or administrative, as evidence thereof without further need or requirement for authentication, together with any amendment of such Required Information performed by the Administrative Agent or such Lender pursuant to the terms and conditions hereof.

(d)     Electronic Signature. Required Information provided to the Administrative Agent and the Lenders by means of the internet will require an electronic signature in a format reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, any Required Information submitted electronically to the Administrative Agent or the Lenders shall not be denied legal effect or enforceability because it is in electronic form or does not contain an electronic signature.

(e)     Internet Availability and Confidentiality.

(i)     The Administrative Agent, each Lender and each Borrower shall endeavor to maintain its internet system available to each other. Should the system be unavailable from time to time, neither the Administrative Agent or any Lender nor any Borrower will have any responsibility to the other for such downtime; and the Administrative Agent, each Lender and each Borrower will report each to the other any apparent malfunction of the system immediately to the other; provided, however, system unavailability does not excuse any Borrower from timely reporting the Required Information to the Administrative Agent or the Lenders as required by the Loan Documents.

(ii)     The internet is an unencrypted, unsecure link between the Administrative Agent, the Lenders and the Borrowers. All information exchanged by means of the internet is unsecure and will not be encrypted. The Administrative Agent and each Lender agrees that they will take all reasonable steps to maintain the confidentiality of the Required Information received from any Borrower; however, neither the Administrative Agent nor such Lender assumes responsibility for inadvertent disclosure or unauthorized or fraudulent use or access by third parties at the time of and following transmission to the Administrative Agent or such Lender.

(f)     Electronic Reporting. The Borrowers, on their own behalf and on behalf of each other ICF Entity, the Administrative Agent and the Lenders agree that the electronic reporting of certain information authorized herein shall constitute an agreement under the Uniform Electronic Transfer Act (the "Electronic Transfer Act"), in effect in the Commonwealth of Virginia; and any dispute or controversy relating to such reporting shall be interpreted in accordance with the provisions of the Electronic Transfer Act. With respect to such reporting, the Borrowers, on their own behalf and on behalf of each other ICF Entity, acknowledge that neither the Administrative Agent nor any Lender shall be responsible for (i) any failure, interruption or delay in the performance of the internet; (ii) any unauthorized, inadvertent or fraudulent access, use or disclosure to third parties of such information should it occur by error of transmission of the ICF Entities or reply thereto by the Administrative Agent or any Lender or otherwise; or (iii) the Administrative Agent's or any Lender's failure to maintain security measures at the time of transmission or reply thereto to prevent unauthorized access, misappropriation and use of such information by third parties, except to the extent such failure arises out of the Administrative Agent's or any Lender's gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. The Borrowers, on their own behalf and on behalf of each other ICF Entity, expressly assume the risk of unauthorized access, use or misappropriation by third parties of such information transmitted to the Administrative Agent and the Lenders via the internet and will hold harmless and indemnify the Administrative Agent and the Lenders from any claim or expense, including, without limitation, reasonable and documented attorneys' fees, associated therewith, except to the extent such claim or expense is the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, as finally determined by a court of competent jurisdiction

12.25     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to an ICF Entity and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the ICF Entities.

(a)     For purposes of this Section, "Information" means all information received from the Borrowers or any other ICF Entity relating to the Borrowers or any other ICF Entity or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any other ICF Entity, provided that, in the case of information received from the Borrowers or any other ICF Entity after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or any other ICF Entity, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

12.26     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising here under which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

12.27     Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Commonwealth of Virginia and/or of the United States or any other state of the United States): (a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 12.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed, sealed and delivered as of the date and year first above written.

BORROWERS: ICF INTERNATIONAL, INC., a Delaware corporation By: Name: Title: ICF CONSULTING GROUP, INC., a Delaware corporation By: Name: Title:

(Signature page to Fifth Amended and Restated Business Loan and Security Agreement)

1

ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender

and Lender, on behalf of itself and the other

Lender parties to this Agreement pursuant to

a Lender Authorization

By:

Name:

Title:

(Signature page to Fifth Amended and Restated Business Loan and Security Agreement)